Exhibit 99.(e)(4)

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 5 May 2009 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead

Secretary to the Treasury

20 May 2009

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 5 May 2009 of which I was aware and that had material economic or fiscal implications.

Hon  Bill English

Minister of Finance

20 May 2009

1

Economic and Fiscal Update

Overview

The world is undergoing its deepest downturn since World War II…

The depth of the current global slowdown and the extent of its synchronisation across countries are unprecedented in the period since World War II.  The economic performance of New Zealand’s trading partners will play a crucial role in the performance of the New Zealand economy over the next few years.  This outlook is highly uncertain, and will be partly dependent on the effectiveness of the numerous large-scale policy responses introduced by governments in response to the financial crisis.  A number of the policies undertaken, at least on the current scale, are relatively untested and as such many governments find themselves in uncharted waters.

Uncertainty surrounds how long disruptions in financial markets will continue, as well as the ramifications for world growth.  Although not independent, this is complicated by the fact that current adjustments in the world economy are occurring at a time when a number of countries, including New Zealand, have imbalances such as large current account deficits.  A number of countries also now face the added complication of significant deteriorations in their fiscal positions and consequential increases in debt.  Judgements around such factors have significant impacts on the outlook for an economy.  The main forecasts presented here represent the Treasury’s view as to the most likely path the New Zealand economy will take over the next several years.  Two alternatives are also presented that fall within the range of possible outcomes.  Given the considerable uncertainty surrounding forecasts in the current environment, these alternatives represent an integral part of the forecast story.

…with negative implications for the outlook for the New Zealand economy

The weaker outlook for New Zealand’s trading partners has resulted in further downward revisions to the forecasts for New Zealand economic activity, with the outlook for the New Zealand economy now weaker than the main track and downside scenario of the December Forecasts.  As a result, forecasts of tax revenue are substantially lower, which leads to an increase in the size of forecast fiscal deficits and government debt levels.  While some recent data have been less negative, it is too early to tell if this indicates a faster recovery than is incorporated in the main forecasts.  An upturn in economic indicators is necessary for quarterly growth to return to positive territory by the end of the year, which is incorporated in the main forecast.

Table 1.1 – Forecast developments over the past year

	2008	2009	2010	2011	2012	2013
	Est./Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Nominal expenditure GDP ($billion, March year)
Budget 2008 Forecasts	178	184	190	199	209	—
Pre-election Forecasts	178	183	189	197	208	218
December Forecasts	178	180	183	191	202	214
Budget 2009 Forecasts	178	179	175	181	189	200
Real production GDP (AAPC, March year)
Budget 2008 Forecasts	3.1	1.5	2.3	3.2	3.0	—
Pre-election Forecasts	3.0	0.1	1.8	3.3	3.4	3.1
December Forecasts	3.2	0.3	0.8	2.9	3.9	3.8
Budget 2009 Forecasts	3.1	-0.9	-1.7	1.8	2.9	4.0
Unemployment rate (%, March quarter)
Budget 2008 Forecasts	3.5	3.7	4.4	4.5	4.3	—
Pre-election Forecasts	3.7	4.4	5.1	5.1	4.8	4.6
December Forecasts	3.7	4.7	6.4	6.2	5.4	4.6
Budget 2009 Forecasts	3.7	5.0	7.5	7.5	6.3	5.1
OBEGAL(1) (% GDP, June year)
Budget 2008 Forecasts	2.9	0.7	0.5	0.2	0.1	—
Pre-election Forecasts	3.1	0.0	-0.9	-1.2	-1.5	-1.5
December Forecasts	3.1	-0.3	-2.2	-3.1	-3.1	-2.9
Budget 2009 Forecasts	3.1	-1.6	-4.4	-5.1	-5.0	-4.2
Gross debt(2) (% GDP, June year)
Budget 2008 Forecasts	17.6	17.5	16.8	17.8	16.8	—
Pre-election Forecasts	17.4	17.4	18.0	21.9	23.1	24.3
December Forecasts	17.5	19.2	21.0	26.0	29.4	33.1
Budget 2009 Forecasts	17.5	24.8	29.1	34.2	36.9	38.7
Net debt(3) (% GDP, June year)
Budget 2008 Forecasts	6.5	8.1	9.5	10.8	11.9	—
Pre-election Forecasts	5.7	8.9	11.4	14.2	16.7	19.1
December Forecasts	5.7	9.3	13.5	18.5	22.7	26.7
Budget 2009 Forecasts	5.7	8.7	15.6	21.8	27.1	30.9

Notes:	(1)	Operating balance before gains and losses
	(2)	Gross sovereign-issued debt excluding Reserve Bank settlement cash and Reserve Bank bills
	(3)	Net core Crown debt excluding the NZS Fund and advances

Recession expected to be deeper with recovery relatively gradual…

The New Zealand economy is forecast to continue contracting through to the September quarter of 2009, with positive, albeit weak, growth occurring from the end of 2009.  This is expected to result in an annual average decline in real gross domestic product (GDP) of 0.9% in the March 2009 year, followed by a further decline of 1.7% in the 2010 March year.  This is significantly below the 0.3% and 0.8% positive rates of growth predicted in the December Forecasts.  The slower growth reflects lower levels of export and domestic demand, with the outlook for investment particularly affected by tight credit conditions and business uncertainty.  The impact of the downturn on households will intensify with household spending declining.  Rising unemployment, which is expected to peak at 8% in September 2010, will be a contributing factor.   A gradual improvement in world growth prospects, combined with a low dollar and low interest rates, sees real GDP growth staging a relatively hesitant recovery with growth of 1.8% in the March 2011 year, increasing to 2.9% and 4.0% in 2012 and 2013 respectively.

…adversely affecting tax revenue, while policy decisions reduce expense growth

Weaker income flows throughout the economy affect tax revenue which, despite the postponement of the 2010 and 2011 personal income tax changes, is forecast to be around a cumulative $15 billion below the December Forecasts over the 2009 to 2013 June years.  More people will receive benefits and debt-servicing costs also increase.  A decision to reduce the size of future budget allowances is the main driver for forecast core Crown expenses being a cumulative $5.9 billion lower over the 2009 to 2013 June years than forecast in the December Forecasts.

With lower tax revenue dominating, higher operating deficits and debt levels result

The operating balance before gains and losses (OBEGAL) deficit is expected to be larger than that predicted in the December Forecasts throughout the forecast period, peaking at 5.1% of GDP before declining to 4.2% of GDP by 2013.  The financing of larger deficits sees debt rising more steeply than previously forecast with gross debt forecast to reach slightly below 39% of GDP by 2013 and net debt just below 31% of GDP.

The potential for a wide range of outcomes exists given the unusual environment

Considerable uncertainty surrounds the evolution of growth in our trading partners with alternative economic forecasts illustrating the potential impacts on the New Zealand economy should trading partner growth differ from the main forecasts.  The scenarios give rise to significantly different fiscal outcomes.  Under a scenario of higher trading partner growth, New Zealand’s GDP growth is also higher and the peak in unemployment lower.  Nominal GDP is forecast to be a cumulative $37 billion higher over the 2009 to 2013 fiscal years than in the main forecast, generating around an additional $13 billion of tax revenue.  This flows through to less rapid debt accumulation with net debt just below 23% of GDP in 2013.

Table 1.2 – Key Budget 2009 forecasts and scenarios

	2008	2009	2010	2011	2012	2013
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Nominal expenditure GDP ($billion, March year)
Upside scenario	178	179	179	188	200	211
Main forecast	178	179	175	181	189	200
Downside scenario	178	179	168	170	178	189
Real production GDP (AAPC, March year)
Upside scenario	3.1	-0.9	-1.2	3.5	4.3	3.4
Main forecast	3.1	-0.9	-1.7	1.8	2.9	4.0
Downside scenario	3.1	-1.0	-2.8	0.8	2.1	4.3
Unemployment rate (%, March quarter)
Upside scenario	3.7	5.0	6.5	5.9	5.0	4.6
Main forecast	3.7	5.0	7.5	7.5	6.3	5.1
Downside scenario	3.7	5.0	8.6	9.5	8.3	6.7
OBEGAL (% GDP, June year)
Upside scenario	3.1	-1.6	-3.5	-3.4	-2.4	-1.7
Main forecast	3.1	-1.6	-4.4	-5.1	-5.0	-4.2
Downside scenario	3.1	-1.8	-5.9	-7.6	-7.8	-6.9
Gross debt (% GDP, June year)
Upside scenario	17.5	24.6	27.5	30.4	30.3	30.3
Main forecast	17.5	24.8	29.1	34.2	36.9	38.7
Downside scenario	17.5	25.1	31.9	39.8	45.0	48.8
Net debt (% GDP, June year)
Upside scenario	5.7	8.6	14.4	18.6	21.1	22.9
Main forecast	5.7	8.7	15.6	21.8	27.1	30.9
Downside scenario	5.7	8.9	17.7	26.6	34.6	40.5

A more pessimistic assumption regarding trading partner growth would result in higher unemployment and nominal GDP being a cumulative $43 billion lower over the 2009 to 2013 fiscal years.  Lower tax revenue leads to net debt being forecast to reach nearly 41% of GDP in 2013.  This would lead to a Government response to prevent this occurring as this result would breach the Government’s debt objective.

Main Forecasts

Global developments will play a key role in New Zealand’s economic prospects…

The main forecasts presented in this chapter are heavily influenced by the weak outlook for the global economy over the next few years.  The world is currently facing the weakest conditions for economic growth since World War II.  Such conditions represent a difficult environment for economies, such as New Zealand’s, that need to shift the composition of their growth away from domestic demand towards exports in an effort to unwind imbalances such as a large current account deficit.

…and contribute to further declines in economic growth…

The New Zealand economy contracted in every quarter during 2008.  Drought conditions were particularly intense over the 2007/08 summer and this contributed to low agricultural production over the first half of 2008, with significant declines in the export volumes of important categories such as dairy.  Also, domestic demand was easing as the lagged impact of monetary policy took effect after an extended period of growth.  The impact of the global slowdown began to play an increasingly significant role over the second half of 2008 and into 2009.

New Zealand is forecast to experience a continued period of weak economic growth over the next couple of years as the economy continues to be affected by low global growth and the need to unwind past imbalances.  Real production GDP is estimated to have declined by 0.9% in the year to March 2009, with a further 1.7% decline forecast for the March 2010 year.  This is materially lower than both the main and downside outlooks that were presented in the December Forecasts.   In addition, the recovery from current weakness in New Zealand and abroad is expected to be relatively drawn-out.  Real GDP growth is expected to lift to around 1.8% in 2011 and just below 3% in 2012 before reaching 4% in 2013.

Quarterly growth is forecast to remain negative through to the September quarter of 2009.  The current forecast means that by September 2009 the level of real GDP will be 3.5% below its level at the end of 2007.  This is a slightly smaller decline than the recession of the mid-1970s.  However, faster population growth relative to that in the mid-1970s means that the decline in GDP per capita is forecast to be larger, with the level of real GDP per capita 5.2% lower in December 2009 compared with two years earlier.

…as the slowdown is felt throughout the economy

The effects of the slowdown have been felt over the first part of 2009 and are likely to intensify as the year progresses.  Firms can expect a continuation of weak demand, both domestically and abroad.  Their profits are forecast to fall and they are likely to exercise caution when making investment and employment decisions.  Households have experienced reduced job security and unemployment is likely to rise further over the next 18 months.  Combined with constraints on borrowing, this will place pressure on household spending.  Government will be affected through lower tax revenue, increased welfare payments and higher debt-servicing expenses as debt grows and it increasingly needs to borrow to fund its expenditure.

Table 1.3 – Economic forecasts(1)

(Annual average % change, March	2008	2009	2010	2011	2012	2013
years)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Private consumption	3.2	-0.4	-1.3	-1.5	-0.1	1.9
Public consumption	4.3	3.6	3.3	2.8	1.9	1.5
Total consumption	3.5	0.5	-0.3	-0.5	0.4	1.8
Residential investment	4.3	-25.2	-22.7	7.1	18.7	20.6
Non-market investment	7.4	15.9	5.2	-2.2	-3.6	3.8
Market Investment	4.7	-5.0	-23.4	3.1	18.4	11.5
Total investment	4.3	-9.6	-21.0	6.0	17.4	12.8
Stock change(2)	0.8	0.2	-1.0	0.5	0.1	-0.1
Gross national expenditure	4.4	-1.9	-5.8	1.3	3.9	4.2
Exports	2.9	-4.2	-1.5	2.4	4.1	6.0
Imports	9.6	-3.1	-14.3	0.6	7.3	6.4
GDP (expenditure measure)	2.3	-1.8	-1.9	2.0	2.9	4.0
GDP (production measure)	3.1	-0.9	-1.7	1.8	2.9	4.0

Real GDP per capita	2.1	-1.9	-2.7	0.8	1.9	3.1
Nominal GDP (expenditure basis)	7.4	0.7	-2.7	3.7	4.5	5.7
GDP deflator	4.9	2.5	-0.7	1.7	1.5	1.6
Output gap (% deviation, March quarter)	1.9	-0.9	-1.9	-2.2	-1.5	0.0

Employment(3)	0.8	0.7	-3.4	-2.2	1.8	3.5
Unemployment(4)	3.7	5.0	7.5	7.5	6.3	5.1

Wages(5)	4.6	4.2	2.2	1.2	1.3	1.6
CPI inflation(6)	3.4	3.0	2.4	1.7	1.2	1.6
Merchandise terms of trade(7)	8.4	0.9	-11.8	0.8	3.6	2.4

Current account balance
- $billion	-14.2	-15.4	-12.0	-9.8	-10.3	-11.1
- % of GDP	-8.0	-8.6	-6.9	-5.4	-5.5	-5.5

TWI(8)	71.9	53.7	49.5	52.0	52.1	52.1
90-day bank bill rate(8)	8.8	3.7	2.5	2.5	3.8	5.4
10-year bond rate(8)	6.3	4.6	5.2	5.2	5.6	5.8

Notes:	(1)	Forecasts finalised 18 April 2009
	(2)	Contribution to GDP growth
	(3)	Household Labour Force Survey, full-time equivalent employment
	(4)	Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted
	(5)	Quarterly Employment Survey, average ordinary time hourly earnings, annual percentage change
	(6)	Annual percentage change
	(7)	SNA basis, annual average percentage change
	(8)	Average for the March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

World economy experiencing unusual times as financial market crisis continues to affect growth

The magnitude of the current financial market crisis and the severity of its impact on real economies throughout the world became increasingly apparent at the end of 2008 and start of 2009.  Forecasts for the growth of our trading partners have been consistently downgraded.  The extent of synchronisation across countries of the current global slowdown and its depth are unprecedented in recent history.  The International Monetary Fund (IMF) now characterises the current downturn as the deepest post-World War II.

A feature of downturns associated with financial stress is that they tend to be deep and relatively long-lasting.  The synchronised nature of the downturn also offers less opportunity for individual countries to boost their growth via an export-led recovery.  One challenge facing many economies is how to unwind imbalances that have emerged over recent years, including large current account imbalances, and more recently the considerable build-up of government debt.

The path taken by the global economy is the most important factor underpinning the outlook for the New Zealand economy.  The rate of annual average growth across our top 12 trading partners slowed to 1.8% in the 2008 calendar year, down from 4% in 2007.  Over the 2009 calendar year, New Zealand’s top 12 trading partners are on average expected to contract by 2.5%, significantly weaker than the 0.9% increase assumed in the December Forecasts.(8)  The slowdown is also assumed to be considerably more prolonged than the assumption in the December Forecasts, and the recovery in 2010 fairly modest with our top 12 trading partners growing only 1% in the 2010 calendar year and 2.2% in 2011.

High degree of uncertainty a dominant feature of current environment

Given the uncertainty over the current world outlook, alternative assumptions regarding the outlook for our trading partners and the resulting impacts on the New Zealand economy are considered as scenarios presented later in the chapter.

Recent data have been less negative…

Although forecasts for the world economy have been revised down in recent months, there is increasing evidence that the rate of decline in the global economy is slowing and some positive signs have appeared.  There has been a strengthening of industrial production and exports in Asia, possibly in response to the large investment in infrastructure in China.  Other positive developments include 2% annualised growth in private consumption in the US in the March quarter of 2009 and a slowing in the rate of job-shedding in the US in April.  There have also been noticeable upturns in business and consumer confidence in the major economies in May, although most of these measures still point to a contraction in activity.

(8)

The Treasury’s measure of trading partner growth has changed from the top 20 measure used in the December Forecasts to a top 12 measure. The 0.9% figure quoted here is the assumption from the December Forecasts on a top 12 basis.

Rudimentary signs of stability have also been evident in global markets.  Share markets have recovered from their low point in early March and in some cases have recouped their 2009 losses, but remain well down on previous peaks.  Commodity prices have also risen, with the Commodity Research Bureau futures index up 20% from its low in early March.  West Texas Intermediate oil prices have increased from their low of US$34/barrel in February to just under US$60/barrel in early May and world prices for New Zealand’s major commodity exports rose in spot markets in March and April 2009.  Financial markets have also shown some signs of stabilisation with a narrowing of spreads between interbank and effective policy rates, particularly in the US; safe-haven demand for US dollar-denominated assets has declined, and – combined with higher commodity prices – this has led to the appreciation of the New Zealand dollar from below US 50 cents in early March to above US 60 cents in early May.

…which is necessary for a re-emergence of growth, although there are risks

So far, the developments indicate only a slowing in the rate of decline, but may be the first step towards an eventual recovery.  It is too early to conclude that these recent economic developments will result in an upswing in growth greater than that in our main forecasts.  In fact an upturn in these indicators is necessary if quarterly growth is to return to positive territory by the end of the year, which is incorporated in our main forecast.  Risks lie in both directions:  this incipient recovery may die out, for example, as further financial sector adjustment occurs, or the recovery may strengthen and stability and growth return sooner than currently forecast.  There is also the possibility that growth may occur in a manner that sees less of an unwinding of imbalances than occurs in the main forecasts.

The global slowdown is being transmitted to New Zealand via four main channels: the cost and availability of credit in New Zealand; lower demand for New Zealand’s goods and services from abroad, including the impact this has on international commodity prices; impacts on the confidence of New Zealand businesses and consumers; and lower wealth levels.  Uncertainty associated with developments abroad translates into uncertainty for New Zealand firms and households and hence the exact impact that each of these channels will have on the New Zealand economy is also uncertain.

Weak outlook for global growth sees terms of trade fall…

Declining world growth has seen the world price of a number of our exports fall.  International spot prices for dairy products, as measured by the ANZ commodity price index, fell by 58% between November 2007 and February 2009, and while there are some tentative signs that dairy prices may have reached a floor, the lag between spot prices and prices received by New Zealand producers should see further significant falls occurring as 2009 progresses.  At the same time world prices for imports are also likely to be lower, but on balance the terms of trade are expected to be lower than previously forecast.   Although some improvement is expected to occur as the world economy recovers, it is unlikely that the peaks experienced over 2008 will be reached again over the forecast period.

…contributing to a negative outlook for many businesses…

Firms are experiencing decreased demand for their goods and services as overseas consumers and New Zealand households respond to the difficult economic environment.  The NZIER’s Quarterly Survey of Business Opinion (QSBO) showed business confidence near historically low levels with a net 47% of firms reporting a decrease in their own activity in the March quarter 2009, a deterioration from the net 43% who reported a decrease in December 2008.  A net 38% of firms expect their own activity to fall further over the June quarter.

…and falling profits…

In a difficult trading environment firms are less able to increase prices in New Zealand.  As discussed, falling world demand brought lower commodity prices, and the international prices of other goods and services are also being affected.  While price developments will have different impacts across firms depending on individual firms’ input and output mixes, overall it is likely that a number of firms will find margins compressed, which – combined with lower volumes – will mean falling profits.

…flowing through to businesses paying less tax

As a consequence, the amount of corporate tax revenue forecast to flow to Government has been revised down.  The ability of firms to use past losses to offset profits in future periods means that the impact of the current downturn on the corporate tax revenue received by the Government can persist into the period in which profits begin to recover.  Total corporate tax revenue over the 2009 to 2013 June years is forecast to be 6% or around $3 billion lower than forecast in the December Forecasts.

Investment is forecast to experience large declines…

The March QSBO showed investment intentions at record lows with a net 46% of firms reporting that they intend to reduce investment in buildings over the next 12 months and a net 44% of firms intending to reduce investment in plant and machinery.  Given this, it is highly likely that investment activity will experience large falls over the next year or so.  Following a decline of 5% in the 2009 March year, real market investment is forecast to fall a further 23% over the 2010 March year.  Nevertheless, it should be noted that investment levels are subject to large swings over economic cycles and can also be quite volatile and therefore relatively unpredictable.

…with credit to businesses easing

The availability of finance is another constraining factor for investment, with banks and other lenders more cautious than they have been in the past about the level of funds they provide, while falling house prices will limit the extent to which some small businesses relying on mortgage funding can secure finance.  The amount of credit provided by banks and other financial institutions to businesses has experienced a considerable easing in growth, declining to 8.2% on an annual basis in March 2009, down from rates in excess of 16% during parts of 2007.  In addition, monthly declines have been experienced over each of the first three months of 2009.  The relatively muted concerns of some businesses about the extent to which they can access funds for investment need to be viewed in the current context of declining investment intentions and therefore could come more to the fore in the event that investment were to recover rapidly.

Firms are forecast to employ fewer workers and unemployment will rise

Unemployment is expected to rise with firms needing fewer workers as a result of lower demand.  Firms are looking at areas they can cut costs and staff levels will be a key area of focus.  The unemployment rate is forecast to peak at 8% in the second half of 2010, an increase relative to the 6.5% peak in the December Forecasts and also above the 7.5% peak contained in the December downside scenario.  The Budget Forecasts show the number of seasonally adjusted unemployed increasing from the December 2008 level of 105,000 to 179,000 in September 2010.  While unemployment is expected to rise, there is considerable uncertainty as to the exact peak it will reach.  This will be dependent on how the New Zealand and overseas economies evolve and the resultant demand for labour.  The scenarios presented later in this chapter show the peak in the unemployment rate varying between 6.6% and 9.8%, with the peak in the number of unemployed varying between 148,000 and 217,000.

…with the increase in the unemployment rate influenced by people’s decisions about labour force participation

The main Budget Forecasts incorporate a falling rate of labour force participation.  Factors contributing to this include more people staying in education for longer given limited job opportunities, and people, particularly secondary income earners and older workers, no longer actively seeking employment given the increased difficulty they will face in gaining employment.  Should more of these people remain in the labour force as unemployed then there is a risk that the unemployment rate may increase further.  People who are close to their planned retirement age and have suffered significant losses of wealth are one group who may wish to remain in employment and the labour force for longer.

With many countries facing an economic slowdown, this could lead to higher net migration gains if fewer New Zealanders seek employment overseas and especially if more New Zealanders return home.  The forecasts incorporate net migration levels returning to 10,000 per annum by mid-2010.  Higher net migration could boost both aggregate demand and unemployment.

Wage growth is forecast to ease…

Firms are likely to try to manage costs by offering lower wage increases with a softer labour market enabling such an approach, as will forecasts of falling inflation.  Changes in the composition of the workforce will also influence measures such as the Quarterly Employment Survey’s measure of average hourly earnings which is forecast to slow to under 2% annual growth in the second half of 2010, considerably slower than the experience of the past couple of years when it has generally been in the 4% to 5% range.

…reducing PAYE income tax

Lower wage growth and employment than in the December Forecasts have reduced PAYE forecasts by a total of $6.4 billion over the forecast period as a whole.  However, policy changes discussed later mean average tax rates remain higher than previously forecast, resulting in the level of PAYE tax being lower than the December Forecasts by only a net $4.2 billion.

Consumption to continue falling with households yet to feel the full effects of the downturn

Household spending is expected to remain under considerable pressure throughout the forecast period, with real private consumption expected to contract in all but the final March year of the forecast period.  In aggregate, labour incomes are forecast to decline in the March 2010 year and remain fairly flat in 2011.  Slower income growth will constrain consumption growth and consumers are likely to remain cautious about taking on debt to fund discretionary purchases, particularly in light of concerns about job security.

Consumers’ attitudes to debt to become more conservative…

Rising unemployment is also forecast to put further pressure on the housing market, with nominal house prices forecast to decline nearly 8% and 4% over the March 2010 and 2011 years respectively, following a 9% decline in the 2009 March year.  This will not only affect households’ perceptions of wealth but will also severely constrain the ability of households to borrow against their houses to finance spending.  An increase in precautionary saving should also contribute to the rate of household dis-saving narrowing considerably.

After a period of considerable debt build-up, it is possible that adjustment on the part of households may be slower than is incorporated in the Budget Forecasts.  This could occur if consumers were to spend the majority of the relief they receive from relatively low mortgage rates currently available, although it should be noted that low interest rates also constrain the incomes of those relying on investment income.  While higher growth in consumption would have positive implications for demand and growth over the short term, the necessary adjustment as a result of a continued build-up in household debt would need to be greater in the future, potentially affecting the outlook for growth beyond the forecast horizon.

…and residential investment to contract further

Many of the factors that are forecast to act as a drag on consumption growth will also translate into low levels of residential investment.  Banks are expected to continue to seek larger deposits before issuing home loans and funding for property developers remains constrained.  Annual building consents are at their lowest level in over 25 years, contributing to the forecast that residential investment will fall by just under 23% in the March 2010 year following a 25% fall in the March 2009 year.  There have been signs of a slight recovery in house sales over April, but given the factors above it is unlikely that the housing market will stage a significant recovery any time soon, with the risks tilted towards further declines in house prices as 2009 progresses.

Imports forecast to fall sharply…

Slowing domestic demand, with large falls in investment and consumption, is forecast to result in a sharp 14.3% fall in import volumes in the 2010 March year with import volumes also remaining relatively flat in the March 2011 year.  A low exchange rate contributes to subdued imports by making imported goods and services relatively expensive.

…while global weakness hampers exports

Export volumes are forecast to fall 4.2% in the year to March 2009 with a drought-affected 16% reduction in dairy export volumes and just under a 10% fall in service export volumes, which have been hampered by falling tourist arrivals.  The New Zealand dollar fell 25% between the March 2008 and March 2009 quarters.  Ordinarily this would be expected to provide quite an impetus for export volume growth but, despite a recovery in the growth in dairy export volumes, overall exports are expected to record a further 1.5% decline in the year to March 2010.  Services export volumes are expected to fall by nearly a further 11% in the March 2010 year as global consumers cut back on discretionary expenditure including travel to distant destinations such as New Zealand.

While the outlook for overall exports over the next year or so is weak, a number of New Zealand firms and producers are relatively well placed compared to those abroad.  This is because a large share of New Zealand’s exports are agriculturally-based with demand for these products likely to be relatively less affected than high-end consumer electronics or motor vehicles.

Inflation pressures ease further…

With weak domestic demand significantly freeing up capacity in the economy and constraining the ability of firms to increase prices, non-tradables inflation is forecast to fall significantly to below 2% throughout the 2011 and 2012 calendar years.  The weak international environment will also see tradables inflation fall back significantly, although movements in the exchange rate will have some impact as the dollar is expected to depreciate to just below 50 on a trade weighted basis by the start of 2010 as the terms of trade decline and risk aversion remains elevated.  The exchange rate is then expected to stage a relatively minor recovery with the Trade Weighted Index (TWI) increasing to around 52.  Overall, this should see Consumers Price Index (CPI) inflation easing to around 1% by September 2009 and remaining significantly below 2% over the majority of the forecast period.  The profile for inflation includes the assumption that the Emissions Trading Scheme will impact on stationary energy and liquid fuels from 1 January 2010 and 1 January 2011 respectively.  The details of the scheme are currently under review but no decisions have been taken.

…and interest rates expected to remain low for some time…

Between July 2008 and April 2009 the Reserve Bank cut the Official Cash Rate (OCR) by 575 basis points from 8.25% to 2.5%.  The reduction in the OCR over this period has been larger and more rapid than in any other New Zealand easing cycle and represents a larger easing in interest rates than was possible in the US or euro area.  The low inflation environment is forecast to enable interest rates to remain at low levels for some time, with 90-day interest rates expected to fall to around 2.5% and remain around this level until the second half of 2011.  The reductions in interest rates help dampen the extent of the decline in economic activity and, with interest rates remaining low, will play an important role in promoting a gradual recovery in economic growth.

…contributing to a gradual recovery in GDP growth…

As world growth begins to recover in 2010 and picks up further in 2011 and beyond, exports help contribute to stronger growth in the New Zealand economy.  Sentiment becomes more positive and firms step up investment levels again.  Residential investment also begins to pick up as uncertainty in financial markets diminishes and population grows.  While quarterly real GDP growth is expected to return to positive territory from the final quarter of the 2009 calendar year, consumers will continue to face challenging times as unemployment continues to rise over 2010.  Households will continue to face an environment where credit is not as easily attainable as in recent years.  In addition, the risks associated with weak savings behaviour will still be at the forefront of many households’ minds.  Consumers are not expected to emerge from their current correction for around two years, with their rate of dis-saving narrowing considerably over the forecast period.

…and a narrowing of current account imbalances

The increase in investment activity is forecast to see import volumes increase over the final two years of the forecast period.  However, the composition of this growth is weighted more towards capital goods than consumption goods.  Overall, the forecast profile for nominal exports and imports implies a narrowing of the goods and services deficit in the current account, with a small surplus recorded by the end of the forecast period.  Such a narrowing needs to be regarded in the context of unfavourable global conditions over much of the forecast period.  These constrain a more rapid response to the lower exchange rate as well as having a negative impact on the terms of trade.

The investment income deficit is also expected to narrow as a percentage of GDP over the first half of the forecast period as profits of overseas-owned firms operating in New Zealand fall and interest rates on overseas debt fall below those of recent years.  This contributes to the current account deficit narrowing to 5.4% of GDP by the beginning of 2011.  The deficit is then expected to remain in this vicinity as the deficit on investment income begins to widen again as profits accruing to overseas-owned firms operating in New Zealand recover and interest rates on debt also increase.

Despite recovery, the economy at the end of the forecast period is smaller than previously forecast

The widespread nature and magnitude of the current global slowdown has long-term implications for the size of the New Zealand economy.  Current world economic developments appear to be of a more structural nature than just those of a typical unwinding of cyclical pressures.  It is going to take some time before confidence in the financial system is fully restored.  As a result there is likely to be a sustained period of more conservative behaviour on the part of investors, banks and ultimately consumers.  The unwinding of imbalances, both in New Zealand and abroad, is going to require a shift in the composition of production and consumption.  Accordingly, the Treasury has adjusted down its view as to the potential level of output of the economy and as a result in any particular year the level of real and nominal activity will not recover to the levels expected prior to the emergence of the crisis.  This judgement is subject to considerable uncertainty.

As a result of a smaller nominal economy, changes to government policies were required to prevent debt reaching unsustainable levels…

Compared to the December Forecasts, nominal GDP is expected to be a cumulative $47 billion lower over the 2009 to 2013 March years, with the difference being largest in 2013 when nominal GDP is forecast to be $14 billion lower than in the December Forecasts.  This reflects the level of real GDP in the 2013 March year being 5.4% below the December Forecasts as well as the impact of lower price levels arising from the period of economic weakness.  As a result of the significantly lower tax revenue that is generated from the smaller economy, as well as rising expenses, the Government would have needed greater increases in its rate of borrowing if spending were to be maintained at the levels incorporated in the December Forecasts.  As a result, the Government would face an increasing interest burden over time.  Even with the recovery of growth in the later years of the forecast period, debt levels would continue to rise.  The Government has taken steps to avoid a situation in which debt would reach unsustainable levels.  The Government’s fiscal strategy is outlined in the Fiscal Strategy Report (FSR).

…including decreasing the size of future Budgets, temporarily suspending contributions to the New Zealand Superannuation Fund (NZS Fund) and postponing tax cuts

The Government has made a number of policy decisions in this Budget designed to maintain debt at manageable levels.  These decisions include postponing its future personal income tax cuts, reducing future budget spending and suspending contributions to the NZS Fund.

Previous Budgets included an allowance for future new spending of $1.75 billion per year.  These Budget Forecasts include an operating allowance for future new spending of $1.45 billion per year in Budget 2009 and $1.1 billion per year (grown forward by 2% per year) in future Budgets, thereby reducing the rate of expenditure growth.   As a result, expenditure is reduced by $5.4 billion over the forecast period as a whole.

With additions to new spending now expected to be smaller than previously outlined, government consumption will grow less rapidly than forecast in the December Forecasts.  Real government consumption has consistently grown by 4% to 5% over the past five March years but is expected to slow to 1.5% by the year to March 2013.  The postponement of tax cuts lowers household disposable income and therefore plays a role in constraining private consumption growth.

Since the December Forecasts the Government has also decided to temporarily suspend contributions to the NZS Fund until the Crown returns to operating surpluses sufficient to cover these contributions (currently projected to occur in the year to June 2021).  A contribution of $250 million is forecast to be paid in the June 2010 year with contributions ceasing for the remainder of the forecast period.  This decision reduces the Government’s cash requirements by an average of $2.3 billion a year when compared to the December Forecasts and $1.5 billion a year when compared to the contribution formula used to calculate future contributions (refer Table 1.4).

Further discussion on these policy decisions is available in the FSR.

Table 1.4 – NZS Fund contributions

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast
Contributions per fund formula	2.242	1.466	1.533	1.565	1.733
Forecast contributions	2.242	0.250	—	—	—
Reduction in contributions	—	1.216	1.533	1.565	1.733

Source:  The Treasury

The smaller economy generates less tax revenue…

Relative to the December Forecasts, the total reduction in core Crown tax revenue across the 2009 to 2013 June years is around $15 billion.  Forecasts of all the major tax types have been reduced.

•             A weaker outlook for wage rates and employment has taken about $6 billion off PAYE, offset somewhat by changes to personal income tax rates and thresholds adding about $2 billion, meaning a net fall of around $4 billion.

•             A lower forecast for domestic demand has reduced the goods and services tax (GST) forecasts by nearly $4 billion.

•             The profit outlook for both incorporated and unincorporated businesses is considerably lower than in the December Forecasts, which has reduced business income taxes (corporate tax and other persons tax) by around $5 billion.

•             Other taxes are also down on the December Forecasts, most notably resident withholding tax on interest as a result of lower interest rates.

Table 1.5 – Movement in core Crown tax revenue

Year ending 30 June	2008	2009	2010	2011	2012	2013
$ billion	Est./actual	Forecast	Forecast	Forecast	Forecast	Forecast
Nominal GDP
Budget 2008 Forecasts	180.1	185.5	192.1	201.8	211.8	—
Forecast changes	-0.1	-1.1	-1.4	-1.9	-1.6	—
Pre-election Forecasts	180.1	184.4	190.7	199.9	210.2	220.6
Forecast changes	-1.0	-3.3	-6.2	-6.0	-4.8	-4.1
December Forecasts	179.0	181.1	184.5	193.9	205.4	216.5
Forecast changes	0.2	-2.6	-9.5	-11.2	-13.9	-14.0
Budget 2009 Forecasts	179.2	178.5	175.1	182.7	191.5	202.5
Core Crown tax revenue
Budget 2008 Forecasts	56.7	56.5	58.2	60.3	62.7	—
Forecast changes	0.1	-0.5	-0.8	-1.1	-0.8	—
Pre-election Forecasts	56.7	56.1	57.4	59.3	61.9	65.1
Forecast changes	—	-0.4	-2.0	-2.9	-2.7	-2.2
Policy changes	—	-0.3	-1.1	-1.0	-0.9	-1.0
December Forecasts	56.7	55.4	54.4	55.3	58.3	61.9
Forecast changes	—	-1.0	-2.7	-4.2	-4.4	-4.2
Policy changes	—	-0.3	-0.1	0.7	0.7	0.7
Budget 2009 Forecasts	56.7	54.1	51.6	51.8	54.6	58.4
Composition of Budget 2009 Forecasts:
Source deductions	23.4	23.0	21.7	21.7	22.6	23.9
Corporate tax	10.4	8.4	8.5	9.3	10.3	11.4
GST	11.1	11.6	11.2	11.3	11.7	12.3
Other taxes	11.8	11.1	10.2	9.5	10.0	10.8

Note:  Forecast changes calculated from unrounded values

Source:  The Treasury

Inland Revenue tax forecasts

In line with established practice, Inland Revenue has also prepared a set of tax forecasts, which, like the Treasury’s tax forecasts, is based on the Treasury’s macroeconomic forecasts.

Table 1.6 – The Treasury and Inland Revenue core Crown tax revenue forecasts

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast
Source deductions
Treasury	23.0	21.7	21.7	22.6	23.9
Inland Revenue	23.0	21.7	21.7	22.7	24.1
Difference	—	—	—	(0.1)	(0.2)
Net other persons tax
Treasury	2.9	2.7	2.6	2.8	3.0
Inland Revenue	2.8	2.7	2.6	2.8	2.9
Difference	0.1	—	—	—	0.1
Corporate taxes
Treasury	8.4	8.5	9.3	10.3	11.4
Inland Revenue	8.7	8.7	9.2	10.1	11.1
Difference	(0.3)	(0.2)	0.1	0.2	0.3
Goods and services tax
Treasury	11.6	11.2	11.3	11.7	12.3
Inland Revenue	11.3	11.2	11.5	11.8	12.3
Difference	0.3	—	(0.2)	(0.1)	—
Other taxes
Treasury	8.2	7.5	6.9	7.2	7.8
Inland Revenue	8.2	7.5	7.0	7.0	7.6
Difference	—	—	(0.1)	0.2	0.2
Total tax
Treasury	54.1	51.6	51.8	54.6	58.4
Inland Revenue	54.0	51.8	52.0	54.4	58.0
Difference	0.1	(0.2)	(0.2)	0.2	0.4
Total tax (% of GDP)
Treasury	30.3	29.5	28.4	28.5	28.8
Inland Revenue	30.3	29.6	28.5	28.4	28.6
Difference	—	(0.1)	(0.1)	0.1	0.2

Sources:  The Treasury, Inland Revenue

As can be seen from the table above, the Treasury’s and Inland Revenue’s tax forecasts are similar. The largest difference occurs in the year to June 2013, when the Treasury has forecast a slightly stronger recovery in corporate taxes than has Inland Revenue.

Effect of policy changes on tax forecasts since the December Forecasts

Table 1.7 – Tax forecasting effects of tax policy changes

	2009	2010	2011	2012	2013
$ million	Forecast	Forecast	Forecast	Forecast	Forecast
2009 Budget personal tax changes	—	98	494	810	836
February 2009 SME package	(294)	(189)	214	(108)	(108)
Total	(294)	(91)	708	702	728

2009 Budget personal tax changes

The personal income tax rate and threshold changes scheduled to occur on 1 April 2010 and 1 April 2011, and the increase in the Independent Earner Tax Credit scheduled to occur on 1 April 2010, have been postponed.  Table 1.7 shows only the tax effects of policy changes, incidental changes to NZS and benefit appropriations are not included in the table.

February 2009 SME package

In February, the Government announced measures to help small and medium-sized enterprises through the current economic downturn. Those measures that affected the tax forecasts included the reduction in the provisional tax uplift factor, the reduction of use-of-money interest rates and the increase in the GST registration threshold.

…and higher unemployment contributes to an increase in benefit costs

While the number of beneficiaries is forecast to increase compared to the December Forecasts, the resulting increase in benefit costs is mitigated by a decrease in the CPI forecast (meaning that CPI-linked benefits will grow at a slower rate than previously forecast).

Across the forecast period, benefit expenses are forecast to be a cumulative $2.5 billion higher than the December Forecasts.

As a result, sustained operating deficits are forecast to remain…

The operating balance before gains and losses is expected to remain in deficit throughout the forecast period, peaking at $9.6 billion in the year to June 2012.  As a percentage of GDP the operating deficit peaks in the 2011 June year at 5.1%.  By the end of the forecast period, tax is forecast to rise, and this, combined with the cumulative effect of smaller levels of incremental spending, sees the deficit reducing to $8.4 billion (4.2% of GDP) in the final year of the forecast.

The operating balance including gains and losses is also in deficit across the forecast period with the deficit peaking at $9.3 billion in 2009.   This deficit is forecast to be smaller than the operating balance before gains and losses as Crown financial institutions such as the NZS Fund are forecasting, on average, to make gains over the forecast period.

The medium-term projections in the FSR show that the operating balance is expected to return to surplus in 2016 (and the operating balance before gains and losses in 2019).

Table 1.8 — Comparisons of the total Crown operating balance before gains and losses

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast
Budget 2008 Forecasts	1.3	1.0	0.5	0.2
Total OBEGAL change from Budget 2008 Forecasts	(1.4)	(2.7)	(3.0)	(3.3)
Pre-election Forecasts	(0.1)	(1.7)	(2.5)	(3.1)	(3.4)
Total OBEGAL change from Pre-election Forecasts	(0.5)	(2.4)	(3.5)	(3.2)	(2.9)
December Forecasts	(0.6)	(4.1)	(6.0)	(6.3)	(6.3)
Economic-driven changes
Tax revenue	(1.0)	(2.6)	(4.1)	(4.4)	(4.1)
Benefit expenses	(0.1)	(0.6)	(0.7)	(0.6)	(0.5)
Total economic-driven changes	(1.1)	(3.2)	(4.8)	(5.0)	(4.6)
Policy changes
Tax revenue	(0.3)	(0.1)	0.7	0.7	0.7
Reduction in operating allowances	—	—	1.3	1.7	2.4
Total policy changes	(0.3)	(0.1)	2.0	2.4	3.1
Other forecast changes
Net finance costs	(0.5)	(0.2)	(0.3)	(0.4)	(0.3)
Expense transfers	0.6	(0.6)	—	—	—
Emissions Trading Scheme	0.2	0.4	(0.2)	(0.1)	(0.8)
Top down adjustment	(1.0)	(0.1)	(0.1)	(0.1)	—
Goodwill impairment	(0.3)	—	—	—	—
Other changes	0.1	0.2	0.1	(0.1)	0.5
Total OBEGAL change from December Forecasts	(2.3)	(3.6)	(3.3)	(3.3)	(2.1)
Budget 2009 Forecasts	(2.9)	(7.7)	(9.3)	(9.6)	(8.4)

Source:  The Treasury

In addition to policy decisions detailed earlier, the forecasts have also been affected by the following factors (refer Table 1.8):

•             Net finance costs have increased since the December Forecasts with the increase in net debt partially offset by a reduction in interest rates.

•             Expense transfers (core Crown expenses which have been approved in the current financial year but, for reasons other than underspending, are deferred) of $0.6 billion have been transferred to later forecast years.

•             Expenses in relation to the Emissions Trading Scheme (representing the cost of free allocation of New Zealand units) have reduced in the short term but increased overall when compared to the December Forecasts.  Expenditure increases near the end of the forecast period as uptake of the scheme is forecast to rise.

•             Expenditure forecasts have traditionally been reduced by way of a “top-down adjustment” to compensate for department expenditure forecasts that are traditionally too high.  The 2009 top down adjustment has been reduced significantly since the December Forecasts as expense transfers and savings have reduced the risk of expenditure forecasts being too high.

•             Each year the Crown assesses whether there is any indication that its assets have been impaired.  As part of this assessment, valuations are currently underway with regards to goodwill on acquisitions held on the Crown’s balance sheet ($0.5 billion at 31 March 2009) and these will be completed by 30 June 2009.  Given the expected life of the goodwill asset and the deteriorating economic conditions, an impairment of $0.3 billion has been forecast.

…although cash deficits begin to reduce by the end of the forecast period

Table 1.9 — Residual cash comparisons

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast
Budget 2008 Forecasts	(3.5)	(3.3)	(3.4)	(3.5)
Total residual cash change from Budget 2008 Forecasts	(2.4)	(2.0)	(3.2)	(3.3)
Pre-election Forecasts	(5.9)	(5.3)	(6.6)	(6.8)	(7.3)
Total residual cash change from Pre-election Forecasts	(0.7)	(2.8)	(4.3)	(4.1)	(4.1)
December Forecasts	(6.6)	(8.1)	(10.9)	(10.9)	(11.4)
Economic-driven changes
Tax receipts	(0.7)	(3.4)	(4.5)	(5.1)	(4.6)
Benefit expenses	(0.2)	(0.7)	(0.8)	(0.7)	(0.5)
Total economic-driven changes	(0.9)	(4.1)	(5.3)	(5.8)	(5.1)
Policy changes
Tax receipts	(0.4)	(0.1)	0.7	0.7	0.7
Reduction in operating allowances	—	—	1.3	1.7	2.4
Rephasing of capital allowance	—	(0.3)	0.2	0.3	—
NZS Fund contribution holiday	—	2.0	2.3	2.2	2.4
Total policy changes	(0.4)	1.6	4.5	4.9	5.5
Other forecast changes
Net finance costs	(0.4)	(0.4)	(0.4)	(0.5)	(0.4)
Expense transfers	0.6	(0.6)	—	—	—
Capital transfers	0.1	(0.1)	—	—	—
Top down adjustment	(1.2)	—	—	—	—
Other changes	0.3	(0.2)	(0.4)	—	0.5
Total residual cash change from December Forecasts(1)	(1.9)	(3.8)	(1.6)	(1.4)	0.5
Budget 2009 Forecasts	(8.5)	(11.9)	(12.5)	(12.3)	(10.9)
Note: 1 Cumulative effect of residual cash change	(1.9)	(5.7)	(7.3)	(8.7)	(8.2)

Source:  The Treasury

As with operating deficits, residual cash is expected to remain in deficit throughout the forecast period.   As well as the cash impact of changes to the operating balance mentioned above, the cash deficits are reduced by the temporary suspension of the NZS Fund contributions (reducing the deficit by $8.9 billion across the forecast period when compared with the December Forecasts).

Residual cash deficits rise to $12.5 billion (6.9% of GDP) in the June 2011 year before reducing to $10.9 billion (5.4% of GDP) by the June 2013 year.

Another reason cash deficits are expected to be higher than the operating deficits is that they also include spending on capital items such as the purchase of property, plant and equipment.  The forecasts include an allowance of $1.45 billion for new capital initiatives in future Budgets.

Table 1.10 demonstrates how the operating deficits flow through to the residual cash deficits.

Table 1.10 — Reconciliation of residual core Crown cash

Year ending 30 June	2008	2009	2010	2011	2012	2013
$ billion	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Core Crown revenue	61.8	58.9	56.8	57.5	60.5	65.0
Core Crown expenses	(57.0)	(62.4)	(65.3)	(67.5)	(70.4)	(73.4)
Core Crown gains/(losses) and other items	(0.9)	(3.2)	1.4	1.6	1.6	1.7
Net surpluses/(deficits) of SOEs and CEs	(1.5)	(2.6)	1.4	1.3	1.2	0.9
Operating balance	2.4	(9.3)	(5.7)	(7.1)	(7.1)	(5.8)
Net total Crown (gains)/losses and other items	3.2	6.4	(2.0)	(2.2)	(2.5)	(2.6)
Operating balance before gains and losses (OBEGAL)	5.6	(2.9)	(7.7)	(9.3)	(9.6)	(8.4)
NZS Fund net revenue after tax	—	(0.4)	(0.3)	(0.3)	(0.2)	0.1
OBEGAL (excluding NZS Fund retained revenue)	5.6	(3.3)	(8.0)	(9.6)	(9.8)	(8.3)
Net retained surpluses of SOEs and CEs	(0.8)	(0.6)	(0.8)	(0.7)	(0.3)	0.0
Non-cash items and working capital movements	2.5	2.8	2.1	2.2	2.0	1.8
Net core Crown cash flow from operations	7.3	(1.1)	(6.7)	(8.1)	(8.1)	(6.5)
Contribution to NZS Fund	(2.1)	(2.2)	(0.3)	—	—	—
Net core Crown cash flow from operations after contributions to NZS Fund	5.2	(3.3)	(7.0)	(8.1)	(8.1)	(6.5)
Purchase of physical assets	(1.4)	(1.5)	(2.3)	(1.7)	(1.4)	(1.3)
Advances and capital injections	(1.7)	(3.6)	(2.5)	(2.0)	(1.7)	(1.6)
Forecast for future new capital spending	—	—	(0.1)	(0.7)	(1.1)	(1.5)
Core Crown residual cash	2.1	(8.4)	(11.9)	(12.5)	(12.3)	(10.9)

Source:  The Treasury

The expected cash shortfall is met by increased borrowings …

Cash deficits represent the amount the Government has to fund (either by raising debt or reducing investments).

The basis for measuring both gross debt and net debt has been amended since the December Forecasts.  Gross debt now excludes Reserve Bank bills used for liquidity management while the net debt measure excludes advances; for example, student loans.  A full description of the change and the rationale for the change are outlined in the FSR.

As a result of the forecast cash deficits, net debt is expected to rise to $62.6 billion (30.9% of GDP) by the end of the forecast period (compared to $57.9 billion, or 26.7% of GDP, in the December Forecasts).

Gross debt is expected to increase to $78.5 billion (38.7% of GDP) by the end of the forecast period (compared to $71.6 billion, or 33.1% of GDP, in the December Forecasts).

Table 1.11 — Net debt comparisons

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast
Budget 2008 Forecasts	15.1	18.3	21.7	25.1
Total net debt change from Budget 2008 Forecasts	1.3	3.4	6.6	9.9
Pre-election Forecasts	16.4	21.7	28.3	35.0	42.2
Total net debt change from Pre-election Forecasts	0.4	3.2	7.5	11.7	15.7
December Forecasts	16.8	24.9	35.8	46.7	57.9
Increase in residual cash deficits	1.9	5.7	7.3	8.7	8.2
Movement in circulating currency	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Valuation changes to financial instruments	(2.5)	(2.6)	(2.7)	(2.8)	(2.8)
Other	(0.4)	(0.4)	(0.3)	(0.4)	(0.4)
Total net debt change from December Forecasts	(1.3)	2.4	4.0	5.2	4.7
Budget 2009 Forecasts	15.5	27.3	39.8	51.9	62.6

Source:  The Treasury

Projections beyond 2013, as contained in the FSR, show that both gross debt and net debt are expected to peak in the June 2017 year and then decline.

The majority of the borrowing requirement will be met through the issuance of bonds in the New Zealand domestic market (refer Table 1.12).  Issuances total $54.8 billion over the forecast period (taking the current year into account).  After meeting debt maturities, net bond issuances total $36.9 billion (including net non-market issuances to the Earthquake Commission).

Table 1.12 — Net increase in domestic bonds

Year ending 30 June	2009	2010	2011	2012	2013
$ billion	Forecast	Forecast	Forecast	Forecast	Forecast	Total
Issue of domestic bonds (market)	5.8	8.9	11.4	14.5	14.2	54.8
Repayment of domestic bonds (market)	(2.7)	(4.2)	—	(6.0)	(6.0)	(18.9)
Net increase in domestic bonds (market)	3.1	4.7	11.4	8.5	8.2	35.9
Issue of domestic bonds (non-market)	0.6	0.9	0.2	1.3	1.5	4.5
Repayment of domestic bonds (non-market)	(0.5)	(0.7)	—	(1.0)	(1.3)	(3.5)
Net increase in domestic bonds (non-market)	0.1	0.2	0.2	0.3	0.2	1.0
Net bond issuance	3.2	4.9	11.6	8.8	8.4	36.9

Source:  The Treasury

Further new funding is generated by an increase in forecast short-term borrowing, through an increase in Treasury Bills from $1.5 billion at 30 June 2008 to $9.5 billion by June 2013.  Issuance in off-shore markets is also an option but any foreign currency borrowing would depend on the relative cost compared to New Zealand-dollar denominated issuance.

Alternative Scenarios

Global conditions mean that the level of uncertainty associated with any forecast made in the current environment is significantly larger than normal.  This reflects the extent to which the world economy is in the most significant and synchronised downturn since World War II.  In addition, policy responses to the downturn are increasingly occurring outside the realm of past experience and therefore the effectiveness and potential side-effects associated with such policy responses are yet to be fully understood.

Two alternative scenarios are presented below that consider how the economy and therefore fiscal outcomes could differ from the main forecast in the event that trading partner growth turns out to be different from that assumed in the main forecast.  While the scenarios below do not represent the most likely track for the economy, the probability of such outcomes occurring should not be ignored and as such the scenarios provide an integral part of the overall information provided in the Budget Forecasts.

Upside Scenario

The upside scenario assumes higher levels of economic activity in New Zealand’s trading partners than is assumed in the main forecasts.  New Zealand’s top 12 trading partners are assumed to experience a 1.8% decline in their real GDP over the 2009 calendar year followed by a 2.6% increase in 2010.  This represents less of a decline and a greater recovery over 2010.  As well as uncertainty associated with the outlook for the world economy over the next few years, there is also considerable uncertainty as to how the

New Zealand economy will be affected by any particular global outcome.  Therefore the upside scenario could also broadly be interpreted as reflecting a view that the New Zealand economy will be less affected by a global downturn of similar magnitude to that incorporated in the main forecast.

Stronger trading partner growth contributes to greater exports…

A stronger global economy relative to the main forecast would result in increased demand for New Zealand’s exports, in particular non-commodity goods and services.  This would also be reflected in higher prices for New Zealand’s exports with the outlook for the terms of trade likely to be more positive than in the main forecast, and the low point in the terms of trade assumed to be nearly 6% higher than in the main forecast.

…with higher incomes boosting domestic demand

Higher export incomes and improved sentiment abroad are assumed to translate into a reduction in risk aversion (both in New Zealand and abroad) with access to credit freeing up more rapidly than in the main forecast, and confidence increasing.  As a result, consumption would contract less over the 2010 March year with annual average growth returning to around 1% in the 2011 to 2013 March years.  This is significantly stronger than in the main forecasts which incorporated contractions in both the 2011 and 2012 years.

Table 1.13 — Key economic features of the upside scenario

(Annual average % change,	2008	2009	2010	2011	2012	2013
Year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Real GDP components:
Private consumption	3.2	-0.3	-0.4	0.9	0.9	1.0
Residential investment	4.3	-25.2	-22.0	13.6	23.3	19.9
Market investment	4.7	-4.8	-20.7	3.8	17.5	11.4
Gross national expenditure	4.4	-1.8	-4.4	3.1	4.9	4.0
Exports of goods and services	2.9	-4.1	-1.1	4.5	7.0	4.9
Imports of goods and services	9.6	-3.4	-12.5	3.1	8.9	6.8
GDP (production measure)	3.1	-0.9	-1.2	3.5	4.3	3.4
Unemployment rate(1)	3.7	5.0	6.5	5.9	5.0	4.6
90-day bank bill rate(2)	8.8	3.7	2.7	4.0	5.0	5.8
TWI(2)	71.9	53.7	52.0	53.4	53.9	53.8
CPI(3)	3.4	3.0	2.6	2.3	2.2	2.2
Current account balance (% GDP)	-8.0	-8.6	-5.9	-5.0	-5.1	-6.3
Nominal GDP level (deviation from main forecast, $billion)	0.0	0.2	4.3	7.5	11.4	11.4

Notes:	(1)	Percentage of labour force, March quarter, seasonally adjusted
	(2)	Average for March quarter
	(3)	Annual percentage change, March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

Weakness in the housing market is not as severe

While house prices would continue to decline in this scenario, the decline would not be as deep as in the main forecast, and prices would begin to recover earlier than in the main forecasts, as a result of improved confidence, in part stemming from higher employment.  The upside scenario incorporates a smaller decline in house prices, with prices falling 14.7% from the peak in December 2007 whereas in the main forecasts, house prices fall 20.4%.  With consumer confidence higher and weakness in the housing market easing more rapidly, growth in residential investment would be more rapid, particularly over the 2011 and 2012 March years.

A faster economic recovery sees unemployment rise less rapidly

The stronger outlook for the economy would flow through to a stronger real GDP profile than in the main economic forecasts with a smaller contraction of 1.2% in the March 2010 year, followed by growth of 3.5% and 4.3% in the 2011 and 2012 March years.  This results in growth being 0.5% higher than the main forecasts in 2010 and 1.7% and 1.4% higher in 2011 and 2012 respectively.  Relative to the main forecast, the level of real GDP in the March 2013 year is 2.9% higher.  Higher levels of activity would see greater demand for labour relative to the main forecast, with the unemployment rate peaking at 6.6% in mid-2010.

The current account narrows sooner

Stronger demand in the New Zealand economy would flow through to greater demand for imports.  Nevertheless, on balance the stronger growth in exports and the higher terms of trade would see the current account deficit narrow more rapidly owing to a faster narrowing of the goods and services balance over the next year.  This would be partly offset by a larger investment income deficit as overseas-owned firms operating in New Zealand would be more profitable and a stronger global economy would also see interest rates on overseas debt higher than in the main forecast.  Overall, the annual current account deficit in the upside scenario is forecast to narrow to 5.9% of GDP in March 2010 compared to 6.9% in the main forecast, before continuing to narrow to under 5% throughout the 2011 calendar year.

The higher terms of trade and reduced risk aversion result in a higher exchange rate relative to the main forecast with the TWI 3% to 5% higher over most of the forecast period.  Greater demand for imports contributes to the current account deficit widening a little by the end of the forecast period to just over 6% of GDP as does the larger investment income deficit, although it should be noted that the level of net overseas liabilities as a percentage of GDP would still be lower than under the main forecast.

Higher nominal GDP flows through to greater tax revenue…

A combination of stronger real activity, a higher terms of trade and increased inflation contributes to nominal GDP being significantly higher than in the main forecasts, with nominal GDP in the final March year of the forecasts $11.4 billion higher, taking the cumulative difference over the 2009 to 2013 fiscal (June) years to $37 billion.

Higher incomes relative to the main forecast translate into higher personal and corporate income tax revenue, while the boost in domestic demand boosts GST revenue.  In addition, higher interest rates cause a significant increase in tax on interest income. Altogether, core Crown tax revenue would be about $4 billion higher than in the main forecast by the end of the forecast period with a cumulative difference of around $13 billion across the 2009 to 2013 June years.

…while the impact on expenses would be influenced by offsetting forces…

Government expenses are only slightly lower than in the main forecasts.  While there are fewer people on the unemployment benefit, higher inflation adjustments for benefits and the impact of higher inflation and wage growth on superannuation payments see overall welfare payments rise.  This is offset by lower debt-servicing costs as a result of lower debt levels.

…resulting in lower deficits and a slower build-up of debt

The OBEGAL measure of the operating deficit under the upside scenario in the June 2010 year is estimated at $6.3 billion, declining to $3.7 billion by 2013.  Smaller deficits relative to the main forecast mean that borrowings would be lower under the upside scenario.  This would mean that both gross and net debt would be smaller under the upside scenario, with an estimated gross debt level of $64.7 billion or 30.3% of GDP by June 2013, with net debt totalling $48.9 billion or 22.9% of GDP.

Downside Scenario

Should the current financial crisis deteriorate further then the outlook for growth in our trading partners could be slower than that contained in the main forecasts.  Further reductions in trade could result and economies dependent on trade flows, including many

Asian economies, may show much more limited responses to recent monetary and fiscal policy easing.

Slower growth in our trading partners…

In the downside scenario, our top 12 trading partners are assumed to contract 3.5% in the 2009 calendar year and 0.5% in 2010 before growing 2.5% in 2011.  This contributes to a larger decline in the terms of trade relative to the main forecasts, with the trough in the terms of trade just over 6% lower than in the main forecasts.

…would constrain New Zealand’s trade

Lower demand from abroad would adversely affect New Zealand’s exports.  As a result, export volumes are forecast to decline in each of the 2009, 2010 and 2011 March years, with areas such as tourism particularly affected.

Households would face further losses in income and wealth

New Zealand households would face further losses in wealth and incomes and consequently reduce their spending.  With lower demand, employment levels would be lower and the unemployment rate would peak just below 10%.  Higher unemployment would lead to more mortgagee sales and lower demand for houses with house prices falling further than in the main forecast.  This would compound weakness in the housing market and, with a deepening in the financial crisis, credit levels would be constrained further, contributing to greater falls in residential investment.

Table 1.14 — Key economic features of the downside scenario

(Annual average % change,	2008	2009	2010	2011	2012	2013
Year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Real GDP components:
Private consumption	3.2	-0.4	-1.9	-1.8	-1.1	1.3
Residential investment	4.3	-25.3	-30.5	-4.7	12.2	21.5
Market investment	4.7	-5.2	-26.0	1.1	19.1	13.9
Gross national expenditure	4.4	-1.9	-6.6	0.3	2.8	3.9
Exports of goods and services	2.9	-4.1	-2.7	-1.3	2.2	8.5
Imports of goods and services	9.6	-3.4	-15.5	-2.8	4.5	7.1
GDP (production measure)	3.1	-1.0	-2.8	0.8	2.1	4.3
Unemployment rate(1)	3.7	5.0	8.6	9.5	8.3	6.7
90-day bank bill rate(2)	8.8	3.7	1.5	1.5	2.0	3.4
TWI(2)	71.9	53.7	47.0	45.8	47.6	49.7
CPI(3)	3.4	3.0	1.7	1.7	0.6	0.8
Current account balance (% GDP)	-8.0	-8.6	-7.9	-7.1	-6.5	-4.3
Nominal GDP level (deviation from main forecast, $billion)	0.0	-0.7	-6.8	-10.5	-11.4	-10.7

Notes:	(1)	Percentage of labour force, March quarter, seasonally adjusted
	(2)	Average for March quarter
	(3)	Annual percentage change, March quarter

Sources:		Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

Real GDP growth would be slower…

Under the downside scenario, real GDP would decline further in the 2010 March year, with the economy contracting by 2.8%.  The recovery would also be slower, with the economy not recording positive quarterly growth until 2010 and annual average growth in the year to March 2011 a modest 0.8%.  Relative to the main forecast, the level of real GDP in the March 2013 year is 2.7% lower.

An assumed increase in risk aversion, lower interest rates and the lower terms of trade would all contribute to a lower New Zealand dollar which might fall as low as 45.7 on a TWI basis and remain below 50 over the entire forecast period.  Lower demand would see low rates of inflation across the forecast period, although the fall in the exchange rate would increase the price of imported goods and therefore limit the extent to which inflation could initially fall.

…as would nominal GDP…

An eventual recovery in trading partner growth coupled with low interest rates and the low exchange rate would eventually result in increased investment, export and consumption growth at the end of the forecast period.  However, the level of nominal GDP is predicted to be significantly lower than the main forecast across the entire forecast period, with the difference being greatest in the 2012 March year when nominal GDP is $11.4 billion lower.  Over the 2009 to 2013 fiscal years, nominal GDP would be a cumulative $43 billion lower.

…resulting in lower tax revenue…

The effect on tax revenue would be similar in magnitude, but in the opposite direction, to that of the upside scenario.  Tax revenue is estimated to be about $4 billion lower than the main forecast in the 2013 June year and is forecast to be around $14 billion lower across the forecast period.  Lower incomes and domestic demand would produce less income tax and GST revenue, and a lower interest rate profile would result in less tax on interest income.

As in the upside scenario, different levels of tax revenue relative to the main forecasts play a greater role in the differing fiscal outlook than do expenses.  In the downside scenario a greater number of people would receive benefits but the adjustments to benefit rates because of inflation would be lower.

Predominantly owing to the impact of lower tax revenue, the operating deficit would be $2 billion larger than in the main forecast in the June 2010 year, with the difference increasing to $4.8 billion in 2013 when the OBEGAL would be just above $13 billion.

…and higher debt levels in the absence of any further response by government

The need to finance larger deficits would result in higher debt levels relative to the main forecasts, with gross debt rising to $93.7 billion by June 2013 or 48.8% of nominal GDP.  Net debt would rise to $77.9 billion by June 2013 or 40.5% of GDP.  This would mean that both gross and net debt would be approximately 10 percentage points of GDP higher at the end of the forecast period than in the main forecast.

Should economic events unfold similarly to the downside scenario, then the Government would respond with further steps to prevent debt reaching these levels.  As noted in the FSR, the Government has a stated objective of ensuring that net debt remains consistently below 40% of GDP, and is brought back to around 30% no later than the early 2020s.

Table 1.15 — Fiscal implications of the scenarios

Year ending 30 June	2008	2009	2010	2011	2012	2013
$ billion	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Core Crown tax revenue
Upside scenario	56.7	54.1	52.9	54.4	59.1	62.7
Main forecast	56.7	54.1	51.6	51.8	54.6	58.4
Downside scenario	56.7	53.9	49.6	48.3	50.6	54.2
Core Crown expenses
Upside scenario	57.0	62.4	65.2	67.3	70.0	73.0
Main forecast	57.0	62.4	65.3	67.4	70.4	73.4
Downside scenario	57.0	62.4	65.3	67.7	70.8	74.1
OBEGAL
Upside scenario	5.6	-2.9	-6.3	-6.5	-4.8	-3.7
Main forecast	5.6	-2.9	-7.7	-9.3	-9.6	-8.4
Downside scenario	5.6	-3.1	-9.8	-13.0	-14.0	-13.3
Gross debt
Upside scenario	31.4	44.2	49.5	58.2	61.6	64.7
Main forecast	31.4	44.2	51.0	62.4	70.7	78.5
Downside scenario	31.4	44.4	53.2	68.4	81.0	93.7
Core Crown net debt
Upside scenario	10.3	15.4	25.8	35.5	42.9	48.9
Main forecast	10.3	15.5	27.3	39.8	51.9	62.6
Downside scenario	10.3	15.7	29.5	45.7	62.3	77.9
Percentages of GDP
OBEGAL
Upside scenario	3.1	-1.6	-3.5	-3.4	-2.4	-1.7
Main forecast	3.1	-1.6	-4.4	-5.1	-5.0	-4.2
Downside scenario	3.1	-1.8	-5.9	-7.6	-7.8	-6.9
Gross debt
Upside scenario	17.5	24.6	27.5	30.4	30.3	30.3
Main forecast	17.5	24.8	29.1	34.2	36.9	38.7
Downside scenario	17.5	25.1	31.9	39.8	45.0	48.8
Core Crown net debt
Upside scenario	5.7	8.6	14.4	18.6	21.1	22.9
Main forecast	5.7	8.7	15.6	21.8	27.1	30.9
Downside scenario	5.7	8.9	17.7	26.6	34.6	40.5

Source:  The Treasury

Other paths for the economy are also possible…

Other paths are also possible, particularly if the response to the unprecedented policy measures put in place as a result of the financial crisis were to have impacts that differ from those envisaged.  Globally, such measures have included facilitating liquidity through central banks acting as lenders of last resort, the guarantee of bank debt, recapitalising banks, the purchase of distressed assets, quantitative easing and fiscal stimulus measures aimed at promoting demand.  A number of the policies undertaken, at least on the current scale, are relatively untested and many governments find themselves in uncharted waters.  As a result there is the risk that the longer-term impacts may not be as benign as hoped.

…potentially involving a more prolonged and volatile transition period

One possibility is that during the recovery process, New Zealand’s vulnerability associated with its large negative external position is further exposed.  This could occur if, as growth re-emerges in the New Zealand economy, interest rates rise and at the same time people’s concerns about the need for adjustment in the New Zealand economy subside earlier than is perhaps justified.  This could lead to the New Zealand dollar rising significantly on the back of this optimism, with the high exchange rate choking off the necessary rebalancing in growth towards exports while also stimulating imports.  This may result in the current account deficit rising again.  At some point this could trigger an adverse response from international investors leading to a rapid depreciation of the exchange rate.  If such a set of events were to occur then the recovery process could be much more drawn-out and volatile.

The evolution of inflationary pressures is also uncertain

Another possibility is that, given the extent of policy easing, any pick-up in growth could be associated with elevated rates of inflation.  There would be cause for some concern if inflationary pressures were to rise considerably.  While high rates of inflation would deflate the value of debt accumulated during the current crisis, purchasing power would be reduced and efforts to get on top of any inflation problem would require a period of subdued activity sometime in the future, potentially during a period when some governments are counting on relatively high rates of growth to further offset recent weakness.  Counting against the risk of rapidly rising inflation is the extent to which falls in demand mean that economies are operating below potential and hence there is a greater chance of there being sufficient room for growth to occur without igniting inflationary concerns.

The two situations above are not considered likely but nevertheless have a small probability attached to their occurrence.  Should the economy show signs of heading in either of these directions, it would be important to detect this early.

Other separate events could also have significant ramifications

After the forecasts were finalised, the threat of “swine-flu” emerged.  Should this outbreak become widespread with high numbers of fatalities, the movement of people between countries could be seriously affected.  This would have severe implications for sectors such as tourism but could also hinder non-essential trade flows.

The forecasts do not incorporate the impact of intense, prolonged and widespread drought conditions.  Dry conditions in parts of the east coast of the North Island have intensified since the forecasts were finalised and should these conditions intensify further and spread to other major agricultural regions, then production levels would be adversely affected.

Fiscal Sensitivities

Table 1.16 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 1.16 — Fiscal sensitivity analysis

Year ending 30 June	2009	2010	2011	2012	2013
($ million)	Forecast	Forecast	Forecast	Forecast	Forecast
1% lower nominal GDP growth per annum on
Tax revenue	(580)	(1,105)	(1,630)	(2,250)	(2,975)
Revenue impact of a 1% decrease in growth of
Wages and salaries	(260)	(500)	(750)	(1,030)	(1,345)
Taxable business profits	(135)	(265)	(405)	(565)	(760)
One percentage point lower interest rates
Interest income	(45)	(150)	(130)	(65)	30
Expenses	(45)	(255)	(345)	(435)	(530)
Impact on the operating balance	0	105	215	370	560

Source:  The Treasury

Finalisation dates and assumptions for the forecasts

Economic and fiscal forecasts — finalisation dates

Economic data	17 April
Economic forecasts	18 April
Tax revenue forecasts	23 April
Fiscal forecasts	5 May
Text finalised	20 May

Economic Forecast Assumptions

Trading partner growth — Consensus forecasts for economic growth in New Zealand’s top 12 trading partners continued to be revised down in 2009.  In anticipation of further revisions, we have reduced the March Consensus forecasts from -1.8% and 2.1% in calendar 2009 and 2010 (respectively) to -2.5% and 1%.  Growth is then assumed to recover to 2.2% in 2011 and 3.8% in 2012.  Given the considerable uncertainty around these numbers we consider scenarios based on different rates of world growth.

Global inflation and interest rates — Both inflation and interest-rate projections have been revised lower in these forecasts as inflation pressures have eased and the outlook for economic activity has declined further.  Consumer prices are now expected to decline in the US and Japan in 2009 and inflation is expected to be low in the other major economies.  Significant falls in commodity prices have contributed to the fall in consumer inflation.  As a result, the outlook for interest rates has also been revised down and short-term rates are now expected to remain low for an extended period of time.

Oil prices — The average price of West Texas Intermediate (WTI) oil on a quarterly basis peaked at US$124/barrel in the June quarter of 2008 but had declined to US$43/barrel by the March 2009 quarter as demand fell with the slowing of the world economy. Based on the average futures prices for WTI oil in March 2009, it is assumed that the price of oil will gradually increase over time, reaching US$60/barrel by the end of 2010 and around US$68/barrel by the end of the forecast period.  Over most of the forecast period the oil price assumption contained in the Budget Forecasts is approximately 20% below that assumed in the December Forecasts.

Terms of trade — The merchandise terms of trade (as measured in the System of National Accounts) are estimated to decline nearly 12% on an annual average basis over the March 2010 year.  After reaching a low in the December 2009 quarter, the terms of trade are expected to recover by around 10% over the remainder of the forecast period when they will be nearly 10% below their March 2008 peak.

Monetary conditions — After having fallen 25% between the March 2008 and 2009 quarters, the New Zealand dollar exchange rate is assumed to appreciate to an average of 55.5 on the TWI in the June 2009 quarter before depreciating a further 11% to 49.5 by the beginning of 2010. The TWI is expected to end the forecast period around 52.  Ninety-day interest rates are assumed to fall to 2.5% in the June quarter of 2009 and remain around this level for the best part of two years before increasing over the final two years of the forecast.

External migration — The net inflow of permanent and long-term migrants is assumed to increase from under 6,200 in the year to February 2009 to 10,000 per annum by mid-2010.

Policy and tax — The economic forecasts incorporate the decision to postpone the changes to personal tax rates and thresholds which were due to occur from 1 April 2010 and 1 April 2011.  As a result, personal tax rates and thresholds are assumed to remain at their current rates and levels throughout the forecast period which ends in June 2013.  The Emissions Trading Scheme is assumed to impact on stationary energy and liquid fuels from 1 January 2010 and 1 January 2011 respectively, as assumed in the December Forecasts.  This scheme is currently under review but no decisions have been taken.

Fiscal Forecast Assumptions

The fiscal forecasts are based on assumptions and judgements developed from the best information available on 5 May 2009, when the forecasts were finalised.  Actual events are likely to differ from some of these assumptions and judgements.  Furthermore, uncertainty around the forecast assumptions and judgements increases over the forecast period.

The fiscal forecasts are prepared on the basis of underlying economic forecasts.  Such forecasts are critical for determining revenue and expense estimates.  For example:

•             a nominal GDP forecast is needed in order to forecast tax revenue

•             a forecast of CPI inflation is needed because social assistance benefits are generally indexed to inflation

•             an unemployment forecast is needed to underpin the projected number of unemployment benefit recipients, and

•             forecasts of interest rates are needed to forecast finance costs, interest income and discount rates.

A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided in the table below (on a June-year-end basis to align with the Government’s balance date).

	2008/09		2009/10	2010/11	2011/12	2012/13
June years	December Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts
Real GDP (P) (ann avg % chg)	0.1	-1.9	-0.8	2.1	3.3	4.0
Nominal GDP (E) ($m)	181,139	178,523	175,051	182,717	191,528	202,524
CPI (annual avg % change)	3.6	3.3	2.0	1.8	1.2	1.5
Govt 10-year bonds (ann avg %)	5.9	5.4	5.2	5.3	5.6	5.7
5-year bonds (ann avg %)	5.7	4.9	4.4	4.7	5.2	5.6
90-day bill rate (ann avg %)	6.3	5.3	2.5	2.5	3.6	5.2
Unemployment rate (HLFS) basis ann avg %)	4.6	4.8	7.1	7.6	6.4	5.2
Full-time equivalent employment (ann avg % change)	0.0	0.2	-3.9	-1.1	2.4	3.7
Current account (% of GDP)	-9.0	-7.5	-6.6	-5.3	-5.5	-5.5

In addition there are also a number of other key assumptions that are critical in the preparation of the fiscal forecasts.

Government decisions	Incorporate government decisions up to 5 May 2009.

Future operating allowances	Net $1.1 billion in 2010/11, growing by the rate of 2% per annum for subsequent Budgets.

Future capital allowances	$1.45 billion in Budget 2010, 2011 and 2012 allocated as follows over the forecast period:

	$ billion	2009		2010	2011	2012	2013
	Budget 10	—		0.02	0.63	0.45	0.35
	Budget 11	—		—	0.02	0.63	0.45
	Budget 12	—		—	—	0.02	0.63

Investment rate of returns	Incorporate the actual results to 28 February 2009. Beyond the June 2009 year, gains on financial instruments are based on long-term benchmark rate of returns for each portfolio.

Finance cost on new bond issuances	Based on 5-year rate from the central economic forecasts and adjusted for differing maturity.

Top-down adjustment	Top-down adjustment to operating and capital as follows:

	$ billion	2009		2010	2011	2012	2013
	Operating	0.50	(1)	0.30	0.23	0.15	0.15
	Capital	0.28		0.10	—	—	—

	(1) The cash equivalent is $0.4 billion.

Borrowing requirements	The forecast cash deficits would be met by reducing financial assets and issuing debt.

Property plant and equipment

For the purposes of the forecast financial statements, no revaluations of property, plant and equipment are projected beyond the current year. Valuations as recorded for the 2008 annual financial statements and any additional valuations that have occurred up to 28 February 2009 are included in these forecasts. A number of revaluation exercises are currently underway and are planned to be completed in time for the 2009 annual financial statements (published in early October). The results of these valuations are, therefore, not reported in these forecast financial statements.

Student loans

The carrying value of student loans is based on a valuation model that has been adapted to reflect current student loans policy. As such, the carrying value over the forecast period is sensitive to changes in a number of underlying assumptions, including future income levels, repayment behaviour and macroeconomic factors such as inflation and discount rates used to determine the effective interest rate for new borrowers. Any change in these assumptions would affect the present fiscal forecast.

Government Superannuation Fund and ACC liabilities

The Government Superannuation Fund and ACC liabilities included in these forecasts have been valued as at 28 February 2009 and 31 December 2008 respectively, with the ACC valuation being adjusted for the 31 March 2009 discount rate. Both liabilities are valued by projecting future cash payments, and discounting them to present value. These valuations rely on historical data to predict future trends and use of economic assumptions such as inflation and discount rates. Any change in actual payments or economic assumptions would affect the present fiscal forecast. For example, if the discount rate decreases, the value of the liabilities would increase.

The Government Superannuation Fund’s assets are offset against the gross liability and have been updated to reflect market values at 28 February 2009. The value of assets over the forecast period reflects long-run rate of return assumptions appropriate to the forecast portfolio mix.

2

Fiscal Risks

Introduction

This chapter describes the fiscal risks to the Government, including changes to the fiscal forecasts, specific fiscal risks, and contingent liabilities.

Legislative Requirements

Public Finance Act 1989 Requirements

The Public Finance Act 1989 (PFA) requires an economic and fiscal update to incorporate, to the fullest extent possible consistent with the limits on disclosure requirements set out below, all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.  If the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal implications must be included in the forecast financial statements.  If the fiscal implications of government decisions and other circumstances cannot be quantified for particular years with reasonable certainty, those government decisions or other circumstances must be disclosed in the statement of specific fiscal risks.

The PFA requires the Minister of Finance and the Secretary to the Treasury to sign a statement of responsibility for each economic and fiscal update that:

•             the Minister of Finance has communicated to the Secretary to the Treasury before the economic and fiscal update is finalised, all policy decisions with material economic or fiscal implications that the Government has made, and all other circumstances with material economic or fiscal implications of which the Minister is aware, and

•             the Secretary to the Treasury has incorporated in the economic and fiscal update the fiscal and economic implications of those decisions and other circumstances, using the Treasury’s best professional judgement (on the basis of the economic and fiscal information available to the Treasury on the day before the economic and fiscal update was finalised).

The PFA also requires the statement of specific fiscal risks of the Government to disclose the rules used to determine what is and what is not a specific fiscal risk.

GAAP Requirements

The PFA requires that the fiscal forecasts must be prepared in accordance with generally accepted accounting practice (GAAP).

FRS-42 Prospective Financial Statements provides guidance for preparing fiscal forecasts.  The general principle of the standard is that forecasts should be prepared using the best information that is reasonable and supportable.  To ensure the accuracy of the fiscal forecasts the forecast assumptions are:

•             based on the best information that could be reasonably expected to be available at the time the forecasts are prepared (eg, latest economic conditions)

•             consistent with the current plans of the Government (eg, include current policies and other policies the Government are considering), and

•             have a reasonable and supportable basis (eg, events are probable and measurable).

There will always be an element of judgement surrounding the assumptions that are made in preparing the fiscal forecasts.  To provide a more comprehensive picture of the fiscal position FRS-42 also requires disclosure of factors that may lead to a material difference between the forecasts and the actual results.  This includes matters such as new policies the Government may be considering and sensitivity around key assumptions (eg, economic conditions).

Criteria and Rules for Disclosure in the Fiscal Forecasts or as Specific Fiscal Risks

The criteria used in previous economic and fiscal updates to determine if matters were disclosed as specific fiscal risks were based around a materiality level of $10 million in any one year and whether or not the matter was being actively considered by Ministers.  The Treasury has reviewed the criteria and rules for the disclosure of matters in the fiscal forecasts or as specific fiscal risks. As a result, the “under active consideration” criterion has been replaced by an assessment of the likelihood of a matter being approved or occurring within the forecast period, and the degree of certainty with which the matter can be quantified.

Matters are considered against the criteria and rules set out below to determine if they are to be incorporated into the fiscal forecasts, disclosed as specific fiscal risks, or in some circumstances excluded from disclosure.

Criteria for including matters in the fiscal forecasts

Matters are incorporated into the fiscal forecasts provided they meet all of the following criteria:

•             The quantum is more than $10 million in any one year.

•             The matter can be quantified for particular years with reasonable certainty.

•             A decision has been taken; or a decision has not yet been taken, but it is reasonably probable(9) the matter will be approved, or it is reasonably probable the situation will occur.

Additionally, any other matters may be incorporated into the forecasts if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect on the fiscal and economic outlook and are certain enough to include in the fiscal forecasts.

Rules for the disclosure of specific fiscal risks

Matters are disclosed as specific fiscal risks if:

•             the likely cost is more than $10 million in any one year, and either

•             a decision has not yet been taken, but it is reasonably possible(10) (but not probable) that the matter will be approved or the situation will occur, or

•             it is reasonably probable that the matter will be approved or the situation will occur, but the matter cannot be quantified for or assigned to particular years with reasonable certainty.

Additionally, any other matters may be disclosed as specific fiscal risks if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect (more than $10 million in any one year) on the fiscal and economic outlook, but are not certain enough to include in the fiscal forecasts.

Exclusions from disclosure

Matters are excluded from disclosure as specific fiscal risks if they fail to meet the materiality criteria (ie, are less than $10m in any one year), or if it is not reasonably possible they will be approved or occur within the forecasting period.

Additionally, the Minister of Finance may determine that an item included in the fiscal forecasts or a specific fiscal risk not be disclosed, if such disclosure would be likely to:

•             prejudice the substantial economic interests of New Zealand

•             prejudice the security or defence of New Zealand or international relations of the Government

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Furthermore, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the forecast item or fiscal risk without reference to its fiscal implications.

(9)          For these purposes “reasonably probable” is taken to mean that the matter is more likely than not to be approved within the forecast period (by considering, for example, whether there is a better than 50% chance of the matter occurring or being approved).

(10)    For these purposes “reasonably possible” taken to mean that the matter might be approved within the forecast period (by considering, for example, whether there is a 20% to 50% chance of the matter occurring or being approved).

Information Relating to all Disclosed Risks

Allowances for additional operating and capital spending in future Budgets are incorporated into the fiscal forecasts.  From Budget 2010 the operating allowance will be $1.1 billion per Budget (grown forward at 2% per annum) and the capital allowance will be $1.45 billion per Budget from 2010 to 2012, increasing to $1.65 billion in Budget 2013.

The risks outlined in this chapter, should they eventuate, would only have an effect on the operating balance and/or net debt to the extent that they could not be funded from within the allowances, by reprioritising existing expenditure, or through third party funding.

Policy options for many risks require further development, and the quantum of the risk is often uncertain.  Consequently, the final cost or saving may differ from the amounts disclosed in this chapter.

Changes to the Fiscal Forecasts

The PFA requires that if the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal implications must be included in the forecast financial statements.  This applies irrespective of whether or not a decision has been taken by the Government to provide additional funding for the matter.

Based on the criteria outlined on pages 98 and 99 above it is probable that additional funding for the matters listed below will be approved by the Government during the forecast period.  Consequently, these matters have been incorporated into the fiscal forecasts as potential charges against the operating allowances for future Budgets.

ACC Non-Earner’s Account

ACC updated its scheme valuation as at 31 December 2008 and has advised of potential changes to the Non-Earner’s Account baselines in 2009/10 and outyears.

Budget to be charged
($million)	2009/10	2010/11	2011/12	2012/13
Budget 2010	86.752	61.977	54.160	97.778

There is also a specific fiscal risk for further changes in ACC, beyond the revaluation shown above.

Revenue — Changes to the July 2008 tax bill

The Finance and Expenditure Select Committee is currently considering changes to the July 2008 tax bill, including changes recommended by officials. Although the cost of the Committee’s final recommendations is unknown, there is a high probability that the changes recommended to the Committee for inclusion in the version of the Bill to be reported back to Parliament will be adopted.

Budget to be charged
($million)	2009/10	2010/11	2011/12	2012/13
Budget 2010	(15.200)	16.000	17.000	18.000

Specific Fiscal Risks

The matters listed below are disclosed as specific fiscal risks as they meet the rules for disclosure outlined on page 99 above.

Quantified and unquantified risks are listed separately.  Within each list the risks have been categorised as new or changed/unchanged since the last economic and fiscal update.

Risks are unquantified if the amount of the risk is unknown, or if the matter is partially disclosed as an unquantified risk (as full disclosure would be likely to prejudice New Zealand’s substantial economic interests, security, defence or international relations; or compromise the Crown in a material way in negotiation, litigation or commercial activity; or result in a material loss of value to the Crown).

In previous economic and fiscal updates some matters have been disclosed as time-limited funding in order to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period and that may potentially be extended.  The changes that have been made to the criteria for disclosure of matters as specific fiscal risks have negated the need to separately disclose time-limited funding. Matters that would previously have been disclosed as time-limited funding are disclosed within the specific fiscal risks listed below.

Fuller descriptions of the risks listed below are included on pages 109 to 123.

Quantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future Budget allowances, by reprioritising existing expenditure, or through third party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly an increase in the deficit in the operating balance.

Quantified risks as at 5 May 2009	Impact on fiscal position	Value of risk ($million)

New risks

Corrections — Community Probation and Psychological Services	Negative	30 operating per annum and 72 capital

Economic Development — Broadband Investment Initiative	Negative	1,210 capital

Education — Early Childhood Education Funding	Negative	63 operating between 2009/10 and 2012/13

Education — Early Childhood Education Ratio Changes	Negative	55 operating per annum

Education — IT Broadband Funding	Negative	116 capital

Education — School Operational Grants	Negative	70 operating between 2009/10 and 2012/13

Quantified risks as at 5 May 2009	Impact on fiscal position	Value of risk ($million)
Education — School Staffing Entitlements	Negative	45 operating in 2011/12 and 50 in 2012/13 and outyears

Education — Trades Academies	Negative	10 to 20 capital

Education — Youth Guarantee	Negative	65 operating per annum

Education, Social Development and Revenue — Medical Training Places	Negative	11 operating and 3 capital per annum by 2012/13, growing beyond the forecast period

Finance — Crown Retail Deposit Guarantee Scheme	Negative	650 to 700 operating

Health — Additional WellChild Visits	Negative	15 operating per annum

Health — Building Dedicated Elective Theatres	Negative	20 operating in 2010/11, 40 operating per annum from 2011/12 and 36 capital

Health — Funding Increase for Subsidised Medicines	Negative	60 operating in 2010/11, and 80 operating per annum from 2011/12

Health — Payment of Family Caregivers	Negative	Up to 600 operating per annum

Health — Sector Capital	Negative	150 to 400 capital

Housing — Gateway Housing	Negative	60 to 96 capital between 2009/10 and 2012/13

Immigration — Redevelopment of Mangere Refugee Centre	Negative	5 operating, 24 capital one—off

Police and Corrections — Property and Flow-on Impacts of Additional Police Staff	Negative	20 operating and 64 capital between 2011/12 and 2012/13

Revenue — Aligning PIE Rates with New Personal Tax Rates	Negative	20 operating per annum

Revenue — Bad Debt Write-offs Relating to Crown Debt Administered by Inland Revenue	Positive or Negative	75 capital

Revenue — GST — Business to Business Transactions	Positive	50 operating per annum

Revenue — Impairment of Crown Debt Administered by Inland Revenue	Positive or Negative	200 capital increase to 50 capital decrease

Revenue — Reinstatement of Deferred Tax Cuts	Negative	900 operating per annum

Revenue — Student Loan Early Repayment Bonus	Positive or Negative	75 operating increase to 189 operating decrease

Revenue — Tax Consequences of Residential Mortgage Backed Securities	Positive or Negative	100 operating per annum

Revenue and Social Development — Impairment of Debt Relating to Student Loans	Positive or Negative	500 capital

Social Development — Increasing the Abatement-free Income Threshold	Negative	27 operating per annum

Transport — Auckland Metro Rail	Negative	500 capital

Transport — New Zealand Railways Corporation Operating Support	Negative	Up to 90 in 2010/11 and outyears

Quantified risks as at 5 May 2009	Impact on fiscal position	Value of risk ($million)

Changed risks

Corrections — Prison Construction	Negative	284 operating per annum by 2018/19 and 1,566 capital between 2009/10 and 2017/18

Customs — Joint Border Management System Replacement	Negative	31 operating per annum and 121 capital

Housing — Tamaki	Negative	320 operating and 1,200 capital

Immigration — Immigration Business Transformation	Negative	107 operating between 2009/10 and 2012/13 and 22 operating per annum from 2013/14

New Zealand Defence Force — Future Operationally Deployed Forces Activity	Negative	30 operating per annum from 2010/11

New Zealand Defence Force — Sale of Skyhawks and Aermacchi Trainers	Positive	170 capital

Police — Digital Radio Network Full Implementation	Negative	76 operating and 150 capital

Unchanged risks

Finance — Crown Overseas Properties	Negative	150 capital between 2009/10 and 2013/14

Justice — Greater Auckland Region Service Delivery Strategy	Negative	265 operating or capital

Unquantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future Budget allowances, by reprioritising existing expenditure, or through third party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly an increase in the deficit in the operating balance.

Unquantified risks as at 5 May 2009	Impact on fiscal position

New risks

ACC – Revaluation of Outstanding Claim Liability	Negative
Education – Additional Funding for School Property	Negative
Education – Early Childhood Education Participation	Negative
Education – Integrated School Property	Negative
Finance – Government Commitments to International Financial Institutions	Negative
Finance – KiwiSaver	Positive or Negative
Finance – New Zealand Superannuation Fund	Positive or Negative
Finance – Potential Merger of Lincoln University and AgResearch	Negative
Health – Caregiver Employment Conditions	Negative
Health – Demographic and Cost Pressures	Negative
Health – National Systems Development Programme	Negative
Health – Purchase of Pandemic Strain Vaccine	Negative
Justice – Review of the Legal Aid System	Positive or Negative
New Zealand Defence Force – Defence Review 2009	Negative
Revenue – Base Maintenance and Broadening	Positive
Revenue – Cash Held in Tax Pools	Negative
Revenue – Charitable Giving	Negative
Revenue – Child Support – Shared Care	Negative
Revenue – Imputation	Negative
Revenue – Inland Revenue Operations	Positive or Negative
Revenue – International Tax Review	Negative
Revenue – Mutual Recognition and the Australian Tax Review	Negative
Revenue – Potential Tax Policy Changes	Positive or Negative
Revenue – Resident Withholding Tax Alignment	Negative
Revenue – Revenue Implications of Recommendations from the Capital Market Development Taskforce	Positive or Negative
Revenue – Revenue Implications of Recommendations from the Jobs Summit	Positive or Negative
Revenue – Tax treatment of Social Assistance Programmes	Positive

Unquantified risks as at 5 May 2009	Impact on fiscal position
Reviews of the Delivery of Public Services	Positive
Risks to Third Party Revenue	Negative
Social Development – Extending Part-time Work Obligations	Positive
State Sector Employment Agreements	Negative
Treaty Negotiations – Office of Treaty Settlements Landbank	Negative

Changed risks

Climate Change – International Climate Change Obligations and the Review and Implementation of the Emissions Trading Scheme	Positive or Negative
Education – Te Whare Wānanga o Awanuiārangi	Negative
Health – District Health Board Deficits	Negative
Revenue – Investment in the Tax System and Related Business	Positive
Revenue – Rebuild of the Student Loan IT System	Positive
Revenue – Reducing Compliance Costs for SMEs	Negative
Revenue – Renegotiation of Double Tax Agreements	Negative

Unchanged risks

Economic Development – Radio Spectrum Rights	Positive

Risks Removed Since the 2008 Pre-Election Economic and Fiscal Update

The following risks have been removed since the 2008 Pre-Election Economic and Fiscal Update:

Expired risks	Reason
Agriculture and Forestry – New Zealand Fast Forward Fund	The fund has been replaced by the Primary Growth Partnership.
Economic Development – Implementation of the New Zealand Tourism Strategy	Superseded by new government policy.
Economic Development – Trilateral Projects	Superseded by new government policy.
Economic Development – Venture Investment Fund	Superseded by new government policy.
Education – Caretakers, Cleaners and Ground-staff Negotiations	Funding provided in Budget 2009 for the caretakers, cleaners and ground-staff collective agreement.
Education – Schools Plus	Superseded by new government policy.
Education (Tertiary) – Vocational Training	Superseded by new government policy.
Energy – ETS Household Assistance Package	Superseded by new government policy.
Fisheries – Civilian Maritime Aerial Surveillance	Superseded by new government policy.
Housing – Housing Innovation Fund	Superseded by new government policy.
Health – Indicative Funding for Budgets 2009 and 2010	The Government has decided to not set an indicative allocation for Budget 2010.
Housing – Affordable Home Ownership	This risk has been incorporated in the Gateway Housing risk to address affordable home ownership.
Internal Affairs – Property Strategy	Superseded by new government policy.
Justice – Financial Action Taskforce Recommendations	A tagged contingency has been set aside for this matter in Budget 2009.
Justice – Supreme Court Construction Cost Pressures	Funding provided in 2008.
Justice Sector and Other Agencies – Effective Interventions	Superseded by new government policy.
Local Government – Response to Rates Inquiry	Superseded by new government policy.
New Zealand Agency for International Development – Adjustment of Official Development Assistance Fund	The Government has decided that future funding increases would not be based on a set percentage of Gross National Income.
Police – Increases to Police Staff	Superseded by new government policy.
Revenue – Paid Parental Leave Review	Superseded by new government policy.
Social Development – Children, Young Persons and their Families Act	Superseded by new government policy.
Social Development – Energy Subsidy for SuperGold Card Holders	Superseded by new government policy.

Expired risks	Reason
Social Development – Five-year Action Plan for Out of School Services	Superseded by new government policy.
Social Development – Working New Zealand: Work-focused Support	Superseded by new government policy.
Social Development – Youth Court Sentencing Orders	This matter has been superseded by the Government’s fresh start policy.
Transport – Waterview Connection, risk of not tolling project	The Government has decided that if this project proceeds it will be funded through the National Land Transport Fund.
Transport – Canterbury Transport Project	The Government has decided to not fund the remainder of this project.
Transport – Penlink Roading Project	The Government has decided that if this project proceeds it will be funded through the National Land Transport Fund.
Transport – Waterview Connection	The Government has decided that if this project proceeds it will be funded through the National Land Transport Fund.

Statement of Specific Fiscal Risks

Accident Compensation Corporation – Revaluation of Outstanding Claim Liabilities (new, unquantified risk)

The ACC Chair has stated that ACC’s liability for future claims appears to be significantly understated because the underlying assumptions are uniformly optimistic.  The liability could increase when those assumptions are next reviewed and updated.

Climate Change – International Climate Change Obligations and the Review and Implementation of the Emissions Trading Scheme (changed, unquantified risk)

The Emissions Trading Scheme (ETS) is under review. Owing to this review, and emissions trading policy priorities of the Government, it is probable that some changes will be made.

For instance, delaying entry of sectors into the ETS, changing the ETS forestry rules, increasing the levels of free allocation or providing other forms of compensation all would come with some fiscal cost to the Government.

Notwithstanding policy changes, there is inherent uncertainty in the level of fiscal impact the ETS and Kyoto obligation place on the Government. For instance, carbon prices can change and levels of net-emissions and the amount of uptake of post-1989 forest owners into the ETS are uncertain. Changes in these forecasts and assumptions may mean that the Government will have to purchase Kyoto Protocol emission units before 2015 to meet article 3.1 of the Kyoto Protocol.

Currently there is no obligation recognised in the Government’s accounts for any possible post-2012 International Climate Change agreement given the Government has yet to ratify any such agreement, and given there are high levels of uncertainty around its nature and size.  It is possible that the Government will enter into a post-2012 agreement within the forecast period. This will need to be recognised at the time of signing, as will any related ETS revenues and expenses (currently there is no net ETS fiscal impact in the forecast and projections post-2012). Accounting policy in this area is also subject to change.

Corrections – Community Probation and Psychological Services (new, quantified risk)

The number of offenders being managed by Community Probation and Psychological Services (CPPS) has grown significantly in recent years. Funding received in Budget 2009 will enable CPPS to manage the estimated volume of offenders based on annualising year-to-date actual volumes to December 2008. The Department of Corrections has not estimated any growth beyond these levels, so there is a risk that offender volumes over the forecast period will exceed funded levels. It is estimated that a 5% per annum cumulative increase in offender volumes would result in additional operating costs of $30 million per annum by 2012/13, and total additional capital expenditure of $72 million over the forecast period.

Corrections – Prison Construction (changed, quantified risk)

The Government is considering options to address forecast growth in the prison population. The Department of Corrections faces significant prison capacity demands over the next 10 years, and has developed a plan to respond to this demand by increasing prison capacity and replacing obsolete capacity. If the Government’s chosen response to the growth in the prison population is to increase prison capacity, it is estimated that this would cost up to $1.566 billion capital over the next nine years, and up to $284 million operating per annum by 2018/19.

Customs – Joint Border Management System Replacement (changed, quantified risk)

Customs’ border management systems (CusMod) are over 10 years old. Customs received funding in Budgets 2007 and 2008 to develop a business case for replacement systems. In accordance with the two-stage approval process for major information technology projects, funding for the CusMod replacement is dependent on approval of the two business cases. The second business case is scheduled to be considered by Cabinet prior to the end of 2009. The indicative total cost of the project is $121 million capital over five years and up to $31 million operating per annum (excluding $7 million capital charge).

Economic Development – Broadband Investment Initiative (new, unquantified risk)

The Government has committed to spend $1.5 billion on a new broadband network delivering “ultra fast” broadband services. Of this amount, $290 million has been appropriated through Budget 2009. The timing and amount of further funding has not yet been determined.

Economic Development – Radio Spectrum Rights (unchanged, unquantified risk)

The Government sets the processes for the renewal or auction of property rights to radio spectrum in consultation with industry. Offers for rights of renewal to existing owners of spectrum rights are set approximately five years in advance of rights expiring from 2010 onwards with settlement being required prior to granting the new right. If any offers are rejected then they will be allocated by way of auction on the open market. (For this reason the expected revenue from the sale of renewal rights is not reflected in current forecasts of revenue.)

Education – Additional Funding for School Property (new, unquantified risk)

The Government is considering providing additional funding of $500 million for school property.  It provided significant funding in Budget 2009 towards this objective ($325.6 million in capital and $197.7 million in operating), on top of a further $28 million earlier in 2009.  Additional funds may be required in order to meet roll growth and demographic change.  The Government is also committed to increasing the range of schools that parents can choose to send their children to, which could potentially increase the level of property or other funding required.  The cost would depend on the option chosen and the ability of the proposal to be funded within existing baselines.

Education – Early Childhood Education Funding (new, quantified risk)

The Government may consider increasing early childhood education (ECE) funding in future years. Any additional costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines. Inflation adjustments for non-salary ECE costs would cost $63 million over the forecast period. Funding has been set aside in Budget 2009 in contingency for an adjustment to 2009/10 ECE funding rates.

Education – Early Childhood Education Participation (new, unquantified risk)

The Government is considering ways in which ECE participation of groups which are currently under-represented might be increased. Any costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines.

Education – Early Childhood Education Ratio Changes (new, quantified risk)

The Government is considering decreasing the adult to child ratio in ECE centres for under-two-year-olds from 1:5 to 1:4. The Ministry of Education has estimated that the cost of implementing this ratio change would be approximately $55 million per annum.

Education – Integrated School property (new, unquantified risk)

Requests have been made by integrated schools for the Government to provide funding support for property costs at new schools. The Government has not yet considered these proposals; any costs would depend on the decisions taken by the Government.

Education – IT Broadband Funding (new, quantified risk)

The Government is considering providing $150 million of extra funding to upgrade schools to make them ready for fast broadband access. The Government has to date committed $34 million towards this objective. Any additional costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines.

Education – School Operational Grants (new, quantified risk)

The Government has historically increased school operating grants in each Budget. Any funding for school operations grants would depend on the circumstances and the ability of the proposal to be funded within existing baselines. It has been estimated that increases equivalent to forecast inflation between 2010/11 and 2012/13 would cost $70 million over the forecast period.

Education – School Staffing Entitlements (new, quantified risk)

The Government has indicated it will review the complexity of formula-driven staffing entitlements and funding streams administered by the Ministry of education and schools.   If there was no change this would have operating costs of $45 million in 20011/12 and $50 million in 2012/13 and outyears.

Education – Te Whare Wānanga o Awanuiārangi (changed, unquantified risk)

Te Whare Wānanga o Awanuiārangi has declared its wish to discuss in the context of the Wai 718 treaty settlement process the repatriation of funding from the Crown based on its concern that there may have been a breach of the Deed of Settlement. This is in addition to the $8.5 million that was agreed with Te Whare Wānanga o Awanuiārangi as part of its settlement with the Crown in 2003. The facts of this allegation are currently being investigated by the Crown Law Office.

Education – Trades Academies (new, quantified risk)

The Government intends to establish five trades academies by the end of 2011. Trades academies will offer secondary students new options for training towards vocational qualifications and transitions to employment. The Government has announced that the first trades academy is being planned to open in 2010 at Southern Cross Campus, Mangere. Capital funding of up to $6 million for this is included in Budget 2009 provisions for school property, and will be subject to approval of a detailed business case and implementation plan.

The cost of establishing four more trades academies will depend on how they are designed and operated, and could range between $10 million and $20 million. Trades academies will be funded in part from existing capital and operating appropriations for schooling and tertiary education.

Education – Youth Guarantee (new, quantified risk)

Decisions are required on the timing and nature of the full roll-out of the Youth Guarantee. The programme could eventually have an operating cost of as much as $65 million per annum. Any costs would depend on the development of the Youth Guarantee programme and the ability to fund proposals within existing baselines.

Education, Social Development and Revenue – Medical Training Places (new, quantified risk)

The Government has considered funding 200 additional medical training places over five years. Sixty additional medical places have been funded in Budget 2009.  Proceeding with the remaining 140 places would require additional funding, although final costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines. This is currently estimated to be $10.9 million per annum operating and $2.5 million per annum capital by 2013/14, and grows beyond the forecast period.

Finance – Crown Overseas Properties (unchanged, quantified risk)

The Government owns a number of overseas properties, including New Zealand House in London. Depending on the Government’s future intentions for this building, an upgrade may be required.  Preliminary cost estimates for this upgrade total $150 million over the five-year period 2009/10 to 2013/14.

Finance – Crown Retail Deposit Guarantee Scheme (new, quantified risk)(11)

The Government operates an opt-in Retail Deposit Guarantee Scheme over financial institution deposits. The objective of the two-year scheme is to ensure ongoing retail depositor confidence in New Zealand’s financial system, given the international financial market turbulence.  A total of 86 financial institutions have been approved under the scheme. These are listed on the Treasury website. Deposits totalling $126 billion are

(11)

The Government has also established a Wholesale Funding Guarantee Facility. This facility is not included as a specific fiscal risk as the Government assesses the likelihood of a call on this scheme as remote.

under guarantee. The Government is also considering possible successor arrangements for the Deposit Guarantee Scheme, which is scheduled to expire in October 2010.

The Government reviews monthly the need for a provision against its contingent liability under the guarantees. Although calls on the guarantees remain a possibility, the Government does not assess the likelihood of further defaults by any individual deposit-takers as being probable at this stage. Therefore, provision has only been included in the financial statements of Government for those entities that are currently in default. Any call on the guarantees would be offset against the recovery of the remaining assets of the relevant financial institution.

The Government assesses the potential loss associated with the guaranteed entities as being in the range of $650 million to $700 million under a liquidation scenario for all guaranteed non-bank deposit-taker (NBDT) entities. The liquidation scenario assumes that all guaranteed NBDT entities default, but that default does not expose the Crown to a potential loss in all instances.

The Government’s assessment of its potential loss of $650 million to $700 million is in line with the original publicly released estimate, in which the Government assessed the potential loss associated with the guaranteed entities as being in the range of $462 million to $945 million, with a midpoint of $704 million.

Finance – Government Commitments to International Financial Institutions (new, unquantified risk)

The forecast level of government commitments to international financial institutions is subject to change, depending on the Government’s response to any changed financial plans on the part of these institutions.

Finance – KiwiSaver (new, unquantified risk)

The forecasts in relation to KiwiSaver policies are dependent on a number of assumptions and projections, such as uptake and contribution rates, all of which may change through time. In the current economic environment, factors such as reduced automatic enrolment, financial market disruption and low consumer confidence increase forecast uncertainty.

Finance – New Zealand Superannuation Fund (new, unquantified risk)

The Government has suspended contributions to the New Zealand Superannuation Fund for the period until the operating balance returns to a sufficient surplus. The Government will make a one-off contribution to the fund of $250 million in 2009/10 and will consider, on an annual basis, whether to make any further one-off contributions before the required rates of contribution are resumed. The level of contribution to the fund, and any changes to the rate of return or remeasurements of the fund, would have fiscal implications which could increase or decrease net debt.

Finance – Potential Merger of Lincoln University and AgResearch Limited (new, unquantified risk)

Lincoln University and AgResearch Limited are currently preparing a business case for a proposed merger of the two entities. This may lead to the seeking of a capital injection from the Government to support transition, and there may also be other fiscal implications associated with any merger.

Health – Additional WellChild Visits (new, quantified risk)

The Government is considering providing funding for three additional WellChild visits during the first nine weeks of a baby’s life. The initiative has not been funded in Budget 2009, and has been deferred for consideration in future Budgets.

If approved, the indicative cost of this initiative would be $15.360 million operating in 2010/11 and outyears.

Health – Building Dedicated Elective Theatres (new, quantified risk)

The Government is considering funding 20 dedicated elective surgery theatres, with associated beds and facilities. In Budget 2009, $20 million in 2009/10 and outyears has been allocated to ensure that the appropriate number and mix of staff for the new theatres are trained. However, funding has not been allocated for the operating costs and capital funding above what is being provisioned for these theatres in Budget 2009.

If approved, the indicative cost of this initiative would be $20 million operating in 2010/11 and $40 million in 2011/12 and outyears and $36 million capital.

Health – Caregiver Employment Conditions (new, unquantified risk)

An Employment Court case regarding caregiver sleepover employment conditions for third party employed caregivers is currently awaiting judgement. A judgement in favour of the caregivers would require consideration of the repercussions for the Crown.

Health – District Health Board Deficits (changed, unquantified risk)

Several District Health Boards (DHBs) have projected operating deficits in 2009/10. The Government has stated that it does not view projected DHB operating deficits as acceptable and the Ministry of Health is working with DHBs to develop financial recovery plans. The Government has set aside funding in Vote Health to meet deficit requirements anticipating that the DHB deficit position will improve in the future.

Health – Demographic and Cost Pressures (new, unquantified risk)

Demographic and cost pressures have historically been allocated specific funding. The Government is considering how best to enable the sector to manage pressures from input-price inflation and demographic changes to maintain service access levels.

Health – Funding Increase for Subsidised Medicines (new, quantified risk)

Budget 2009 provided $40 million per annum to increase spending on pharmaceuticals.  The Government is considering an increase of $180 million over three years.  If approved, the indicative cost of this initiative would be $60 million operating in 2010/11, and $80 million in 2011/12 and outyears.

Health – National Systems Development Programme (new, unquantified risk)

The National Systems Development Programme (NSDP) is a major IT project to stabilise and upgrade core national health systems and collections. The project was originally scoped and signalled to Cabinet as a $104 million capital project, of which $35 million has been appropriated to date. The deliverables for the programme are currently under review and the scope and total cost may change.

Health – Payment of Family Caregivers (new, quantified risk)

An Employment Court case regarding compensation for family member carers of disabled children is currently awaiting judgement. Further policy work will need to be developed should the Employment Court find in favour of family caregivers. At this time, possible costs are indicatively estimated to be up to $600 million in 2009/10 and outyears.

Health – Purchase of Pandemic Strain Vaccine (new, unquantified risk)

In the event of a pandemic, the Government would likely have to purchase sufficient vaccine to protect the population.

Health – Sector Capital (new, quantified risk)

DHBs have identified a range of capital expenditure projects to replace or update assets, and to provide for population growth, especially in the Auckland region. The Government is considering how to address these pressures and improve service planning and asset management capability. At this time, possible costs are indicatively estimated to be between $150 million and $400 million per annum.

Housing – Gateway Housing (new, quantified risk)

The Government is considering developing Crown-owned land for first-home buyers to have use of the “ready-to-build” sections (either free or leased for a maximum of 10 years) to build new homes on provided construction commences within one year. The Government may consider funding the development of this land for new houses and subsidising the cost of leasing the land to first-home buyers over 10 years.  This initiative may be provided directly, or in partnership with community housing organisations.

The indicative capital cost for developing Gateway land between now and June 2011 is estimated to be $30 million to $48 million.  Assuming the same level of uptake and land development, this could equate to $60 million to $96 million over the forecast period.

Housing – Tamaki (changed, quantified risk)

The Government is considering the Tamaki Transformation Programme, a multi-agency initiative to regenerate this Auckland suburb over 20 years. The initial phase of the redevelopment proposal can be undertaken over the next three years within the existing baselines of the agencies involved. There is a risk that some options for the remainder of the development, beyond the initial phase, may require additional capital and operating funding.

It is estimated that the gross capital requirement of the further options could be up to $1.2 billion and the gross operating requirement could be up to $320 million.

Immigration – Immigration Business Transformation (changed, quantified risk)

In late 2008 the Department of Labour completed a Stage 2 Business Case for Immigration Business Transformation. It proposes an integrated approach to upgrading immigration services with a focus on securing New Zealand’s borders and bringing the immigration system up to date with emerging international requirements such as biometrics and identity management. Were this project to go ahead the major costs would be a rebuild existing ICT infrastructure.

The recommended option includes a mix of Government funding and fee revenue. Estimated implementation costs (less fee revenue) are $106.78 million over four years from 2009/10 to 2013/14, and there are ongoing operating costs of $21.7 million from 2013/14.

Immigration – Redevelopment of Mangere Refugee Centre (new, quantified risk)

The existing refugee facilities at Mangere may need refurbishment. Initial estimated costs of the refurbishment are $5 million operating and $24 million capital.

Justice – Greater Auckland Service Delivery Strategy (unchanged, quantified risk)

The Government is developing a strategy to address court needs in the greater Auckland region. A wide range of stakeholders are currently being consulted over a variety of service delivery options.

Initiatives that are likely to be put forward for consideration as part of this strategy include establishing dedicated civil and family courthouses, establishing specialist and purpose-built jury courthouses, establishing a service centre to deal with customer enquiries and process bulk work, moving to electronic filing and an electronic court record, moving file storage offsite to a specialist external provider and establishing Community Justice Centre(s). As the strategy develops, full business cases are expected to identify priority projects and more detailed costings.

The total cost could be up to $265 million.

Justice – Review of the Legal Aid System (new, unquantified Risk)

The Government has initiated a review of the Legal Aid System is required to consider how the system can be best structured to deliver effective legal services in a cost-effective, sustainable way.  The outcomes of the review will be presented to Cabinet in December 2009, with implementation planned for early 2010.

New Zealand Defence Force – Defence Review 2009 (new, unquantified risk)

The Government has approved terms of reference for a Defence Review and subsequent Defence White Paper. This process is expected to be completed by 30 March 2010. Included in the Defence Review is an examination of financial management procedures to meet the long-term defence funding requirements.

The Defence Review is likely to present a range of options with different funding implications.

New Zealand Defence Force – Future Operationally Deployed Forces Activity (changed, quantified risk)

There are currently over 400 New Zealand Defence Force personnel deployed overseas on Peace Keeping and United Nations missions. Existing baseline funding is expected to provide for the deployments in Afghanistan, East Timor, the Solomon Islands and several other locations during 2008/09 and 2009/10.

The forthcoming Defence Review 2009 will consider future funding requirements for a range of operational commitments in the context of Government’s wider defence, foreign policy and fiscal position. Maintaining existing deployment levels would result in an increased annual operating balance impact of some $30 million from 2010/11.

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (changed, quantified risk)

New Zealand’s application to sell the former Air Combat Force aircraft awaits approval by the US Congress.

Should the sale be permitted, at a contract value of US$110 million, the net proceeds from the sale are expected to be around NZ$170 million.

Police and Corrections – Property and Flow-on Impacts of Additional Police Staff (new, quantified risk)

The Government has agreed to fund an additional 600 Police staff in Budget 2009.  Property requirements for these staff have been funded for the first two years of implementation.  There will be additional property requirements (mainly relating to new or replacement Police Stations) in 2011/12 and 2012/13, which are expected to cost up to $64 million capital, with an associated operating cost of up to $20 million.

The additional Police are expected to have a further impact on Vote Corrections.  Depending on how the additional Police are deployed, higher numbers of offenders may be sentenced to both custodial and community sentence.

Police – Digital Radio Network Full Implementation (changed, quantified risk)

The Government has previously funded the partial implementation of a Digital Radio Network in Wellington, Auckland and Christchurch, to be completed by December 2010.  The next phase is to move to full implementation of a National Digital Radio Network, beginning in 2011.

Full implementation is expected cost up to $150 million capital and up to $76 million operating.

Revenue – Aligning Portfolio Investment Entity Rates with New Personal Tax Rates (new, quantified risk)

The Government is working towards aligning the Portfolio Investment Entity (PIE) tax rates with the new personal tax rate structure. Depending on design decisions, this is expected to cost around $20 million operating per annum.

Revenue – Bad Debt Write-offs Relating to Crown Debt Administered by Inland Revenue (new, quantified risk)

Inland Revenue forecasts the level of bad debt write-offs based on historical information and assumptions about future debt levels. There is a risk that bad debt write-offs vary from the amount included in forecasts.

Such variance could have a positive or negative fiscal impact of up to $75 million.

Revenue – Base Maintenance and Broadening (new, unquantified risk)

The Government has established a Tax Working Group to consider the medium-term direction of the tax system and assist the government in assessing policy options, including options to broaden and maintain the tax base, the structure of personal income tax, corporate tax, GST and tax integrity.   Depending on the options chosen, any changes implemented would either decrease or increase tax revenue.

Revenue – Cash Held in Tax Pools (new, unquantified risk)

Funds held in tax pools are recognised as an asset to the Crown. There is a risk that funds held in these pools, over and above a customer’s provisional tax liability, may be withdrawn, resulting in an unquantified cash loss to the Crown.

Revenue – Charitable Giving (new, unquantified risk)

Officials are investigating possible tax incentives for charitable giving, including gift aid and changes in the tax treatment of non-monetary gifts.

Revenue – Child Support – Shared Care (new, unquantified risk)

A government discussion document will be released this year on shared care in the child support formula, including taking into account the incomes of both parents and the costs of children. Any changes would have administrative costs for Inland Revenue.

Revenue – Goods and Services Tax – Business to Business Transactions (new, quantified risk)

The Government is considering options around GST on property transactions. The options considered include both administrative and legislative changes, and could increase revenue collections by up to $50 million per annum.

Revenue – Impairment of Crown Debt Administered by Inland Revenue (new, quantified risk)

Inland Revenue administers Crown debt relating to general tax and family support.  The Crown debt included in these forecasts was last tested for impairment at 30 June 2008.  The asset will be next tested for impairment at 30 June 2009. The outcome of the valuation could have a negative impact of up to $50 million or a positive impact of up to $200 million.

Revenue – Imputation (new, unquantified risk)

Aspects of the current imputation system are being reviewed. This includes whether companies should be able to stream imputation credits, and the refundability of imputation credits, particularly to charities.

Revenue – Inland Revenue Operations (new, unquantified risk)

As part of a broader programme to change the way that Inland Revenue operates, changes could be made to policies implemented by Inland Revenue. Student Loans, Working for Families, the Pay As You Earn (PAYE) collection system and company tax forms could all be materially changed, with corresponding impacts on tax revenue.

Revenue – International Tax Review (new, unquantified risk)

A number of proposals will be considered, and possibly progressed, as part of Phase II of the international tax review. Since all these proposals involve exempting income in particular circumstances, they may, if progressed, have a negative impact on tax revenue.

Revenue – Investment in the Tax System and Related Business (changed, unquantified risk)

Inland Revenue is investigating options around investment in the tax system and related business processes, including replacing the FIRST tax system. Part of this work includes investigating options for transforming employer information and payments.

Revenue – Mutual Recognition and the Australian Tax Review (new, unquantified risk)

The Government made a submission in October 2008 to the review, Australia’s Future Tax System, making a case for mutual recognition of imputation/franking credits.  The review will be reported to the Australian Government in December 2009. The outcome of the review may affect tax revenue in New Zealand.

Revenue – Potential Tax Policy Changes (new, unquantified risk)

The Government is considering changes to various tax policies. Areas under consideration include Use of Money Interest (UOMI), provisional tax, deductions for certain capital expenditure and the treatment of cross-border leases and hybrid financial arrangements. It is unclear what policy changes, if any, will be made at this stage.

Depending on the options chosen, any changes implemented would either decrease or increase tax revenue.

Revenue – Rebuild of the Student Loan IT System (changed, unquantified risk)

The Government is considering options for redesigning the Student Loan IT system.

Revenue – Reducing Compliance Costs for Small- and Medium-sized Enterprises (changed, unquantified risk)

The Government is considering measures to simplify the tax rules for small- and medium-sized enterprises, pursuant to a government discussion document released in December 2007. Any measures that are pursued could have a material impact on tax revenue.

Revenue – Reinstatement of Deferred Tax Cuts (new, quantified risk)

The Government has agreed to delay the April 2010 and April 2011 tranches of the planned tax cuts. The Government will reconsider these tax cuts when economic and fiscal conditions permit.

Reinstating these particular tax cuts would cost around $900 million per annum (dependent on when they are reintroduced).

Revenue – Renegotiation of Double Tax Agreements (changed, unquantified risk)

Lower rates of Non-Resident Withholding Tax (NRWT) were included in a Protocol amending the United States Double Tax Agreement (DTA). A government discussion document has suggested lower rates be included in the Australian DTA, which is currently being renegotiated. A lower NRWT rate in the Australian DTA would decrease tax revenue.

Revenue – Resident Withholding Tax Alignment (new, unquantified risk)

The Government is considering changes to resident withholding tax (RWT) rates to align with the new personal tax rates.

Revenue – Revenue Implications of Recommendations from the Capital Market Development Taskforce (new, unquantified risk)

The Capital Markets Development Taskforce is expected to report to Government later in the year.  Recommendations could include tax changes and regulatory changes which impact on tax revenue.

Depending on the options chosen, any changes implemented would either decrease or increase tax revenue.

Revenue – Revenue Implications of Recommendations from the Jobs Summit (new, unquantified risk)

The Jobs Summit has made recommendations for possible tax and regulatory changes.  Possible tax reforms may be considered and consulted on as a result of the Jobs Summit.

Revenue – Student Loan Early Repayment Bonus (new, quantified risk)

The cost of the 10% bonus for voluntary student loan repayments has been built into the forecasts. This policy increases uncertainty of forecasts which are already sensitive to assumptions and projections. Incorrect assumptions of take up and other factors could increase revenue by up to $75 million or increase costs by up to $189 million.

Revenue – Tax Consequences of Residential Mortgage Backed Securities (new, quantified risk)

The Reserve Bank has recently commenced longer-term lending to trading banks.  In return for funds, the banks provide security by way of residential mortgage backed securities (RMBS). The Government is reviewing the tax consequences of RMBS, with a view to ensuring that their creation does not automatically trigger a base price adjustment under the financial arrangement rules. Remaining with the status quo could lead to tax revenue volatility of more than $100 million per annum.

Revenue – Tax Treatment of Social Assistance Programmes (new, unquantified risk)

The Government is investigating legislative solutions to fix loopholes in the tax treatment of social assistance programmes. Specific measures have not yet been identified but any changes are likely to have a positive impact on tax revenue.

Revenue and Social Development – Impairment of Debt Relating to Student Loans (new, quantified risk)

The student loan assets included in these forecasts were last tested for impairment at 30June 2008. The assets have been updated subsequently to reflect new borrowings, interest unwind and repayments. The assets will be tested for impairment at 30 June 2009.

The outcome of the valuation could have a positive or negative impact of up to $500 million on the student loan assets.

Reviews of the Delivery of Public Services (new, unquantified risk)

The Government has announced its intention to deliver more public services, more effectively, for fewer resources.  The Government may undertake one or a number of value-for-money in-depth reviews over the next 12 months.  Reviews may be tasked with identifying areas of expenditure that are not efficient, effective or aligned to government policy, or could be delivered differently.  Reviews may recommend changes to service delivery and/or free up resources for reprioritisation within the vote (or within the organisation) or be returned to the centre to meet pressures in other areas. Reviews of government activities which result in improved cost-effectiveness are likely to have a positive impact on the fiscal position.

Risk to Third Party Revenue (new, unquantified risk)

A wide range of government activities are funded through third party fees and charges. With a decrease in economic activity, there is a risk that decreases in third party revenue streams will require changes to service delivery with transitional costs to the Crown. For example, decreases in Customs revenue or in levies on building activity may mean that some activities are temporarily unable to be fully cost-recovered and the Government will need to transition out of an activity or temporarily subsidise that activity.

Social Development – Extending Part-Time Work Obligations (new, unquantified risk)

The Government is considering introducing part-time work obligations for sickness and invalid beneficiaries assessed as able to work part time, and for domestic purposes beneficiaries when their youngest dependent child turns six.

The introduction of a more graduated system of benefit sanctions for non-compliance with work obligations is also being considered.

Social Development – Increasing the Abatement-free Income Threshold (new, quantified risk)

The Government is considering increasing the abatement-free income threshold for main benefits from $80 per week to $100 per week, including non-qualifying spouses of people receiving New Zealand Superannuation.

Increasing the abatement-free threshold to $100 would mean that people who receive a main benefit will be able to earn an additional $20 a week before their benefit payment is reduced.

If approved, the cost of this initiative would be approximately $26.5 million per annum.

State Sector Employment Agreements (new, unquantified risk)

A number of large collective agreements are due to be renegotiated in the short to medium term. As well as direct fiscal implications from any changes to remuneration, the renegotiation of these agreements can have flow-on effects to remuneration in other sectors. The Government has signalled an expectation for restraint given the current economic environment and conditions in the private sector.

Treaty Negotiations – Office of Treaty Settlements Landbank (new, unquantified risk)

The Government is considering the purchase of a higher number and value of properties, as a result of a higher number and value of properties being identified as of interest to iwi as part of the Treaty settlement process. Any increase in 2009/10 might be offset by reductions in Landbank spending in future years.

Transport – Auckland Metro Rail (new, quantified risk)

The Government has decided in principle that the new Auckland Metro rail units will be owned by KiwiRail. The total cost of rolling stock is estimated at $500 million. Final decisions on the structure of the acquisition are likely in 2009 and these will impact on the Government’s exposure.

Transport – New Zealand Railways Corporation Operating Support (new, quantified risk)

Budget 2009 provided operating support of $90 million for KiwiRail for 2009/10 only. If KiwiRail is unable to operate in a fully commercial manner from 2010/11 onwards, the Government may decide to provide operating support beyond 2009/10.

Contingent Liabilities

Contingent liabilities are costs that the Government will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Government are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.

In general, if a contingent liability were realised it would reduce the operating balance and increase net debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.

Contingent liabilities have been stated as at 31 March 2009, being the latest set of contingent liabilities received.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(12)	($ million)
Cook Islands – Asian Development Bank loans	Changed	17
Glenharrow Holdings Limited – LINZ	New	12
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Ministry of Transport – funding guarantee	Unchanged	10
Guarantees and indemnities of SOEs and Crown entities	Changed	40
Other guarantees and indemnities	Changed	18
		107
Uncalled capital

Asian Development Bank	Changed	1,459
European Bank for Reconstruction and Development	Changed	16
International Bank for Reconstruction and Development	Changed	1,455
Other	Changed	42
		2,972
Legal proceedings and disputes

Health – legal claims	Changed	16
Kapiti West Link Road	New	25
Tax in dispute	Changed	209
Other legal claims	Changed	97
		347
Other quantifiable contingent liabilities

Air New Zealand Limited	New	36
International finance organisations	Changed	2,136
New Zealand Export Credit Office – export guarantees	Changed	127
Reserve Bank – demonetised currency	Unchanged	23
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	43
Other quantifiable contingent liabilities	Changed	72
		2,437
Total quantifiable contingent liabilities		5,863

(12)	Relative to reporting in the 30 June 2008 Financial Statements of the Government of New Zealand.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status
Airways New Zealand	New
Asure Quality New Zealand Limited (formerly AgriQuality Limited)	Changed
At Work Insurance Limited	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
Genesis Power Ltd (Genesis Energy)	Unchanged
Geothermal carbon tax indemnity	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Huntly East Subsidence Policy	New
Indemnification of touring exhibitions	New
Indemnities against acts of war and terrorism	Unchanged
Justices of the Peace, Community Magistrates and Disputes Tribunal Referees	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust	Unchanged
Reserve Bank of New Zealand	New
State Insurance and Rural Bank – tax liabilities	New
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged

Other unquantifiable contingent liabilities

Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Air New Zealand litigation	Unchanged
Environmental liabilities	Unchanged
Rugby World Cup 2011 – joint venture arrangements	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Changed

Other contingencies

Foreshore and seabed	Unchanged

The following unquantified contingent liabilities have been removed from the above list:

•             Auckland Rail Lease

•             Ports of Auckland

•             Toll NZ Limited – purchase of rail network assets

Statement of Contingent Liabilities

Quantifiable Contingent Liabilities

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with IAS 37: Provisions, Contingent Liabilities and Contingent Assets.  In addition, guarantees given under Section 65ZD of the Public Finance Act 1989 are disclosed in accordance with Section 26Q(3)(b)(i)(B) of the same act.

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$17 million at 31 March 2009 ($14 million at 30 June 2008).

Glenharrow Holdings Limited – Land Information New Zealand

Glenharrow Holdings Limited is suing the Crown and the West Coast Regional Council for damages for the cancellation of its mining licence.

$12 million at 31 March 2009 ($12 million at 30 June 2008).

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 31 March 2009 ($10 million at 30 June 2008).

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 31 March 2009 ($10 million at 30 June 2008).

Guarantees and indemnities of SOEs and Crown entities

$40 million at 31 March 2009 ($40 million at 30 June 2008).

Other guarantees and indemnities

$18 million at 31 March 2009 (nil at 30 June 2008).

Uncalled capital

The Crown’s uncalled capital subscriptions are as follows:

	Uncalled capital at 31 March 2009 $m	Uncalled capital at 30 June 2008 $m
Asian Development Bank	1,459	1,081
European Bank for Reconstruction and Development	16	14
International Bank for Reconstruction and Development	1,455	1,077
Miscellaneous	42	33
	2,972	2,205

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health – legal claims

Claims against the Crown in respect of alleged negligence for failing to screen blood for Hepatitis C when screening had first become available, resulting in people allegedly contracting Hepatitis C through contaminated blood and blood products.

$16 million at 31 March 2009 ($39 million at 30 June 2008).

Kapiti West Link Road

Court action has been filed against the New Zealand Transport Agency to have the land held for the Kapiti West Link Road released for sale. The maximum liability is $25 million.

$25 million at 31 March 2009 (nil at 30 June 2008)

Tax in dispute

Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

$209 million at 31 March 2009 ($249 million at 30 June 2008).

Other legal claims

$97 million at 31 March 2009 ($95 million at 30 June 2008).

Other quantifiable contingent liabilities

Air New Zealand Limited

The Group has a partnership agreement with Christchurch Engineering Centre in which it holds a 49 percent interest.  By the nature of the agreement joint and several liability exists between the two parties.

$36 million at 31 March 2009 ($36 million at 30 June 2008).

International finance organisations

The Crown has lodged promissory notes with the International Monetary Fund.  Payment of the notes depends upon the operation of the rules of the organisation.

$2,136 million at 31 March 2009 ($1,727 million at 30 June 2008).

New Zealand Export Credit Office – export guarantees

The New Zealand Export Credit Office (NZECO) provides a range of guarantee products to assist New Zealand exporters.  These NZECO guarantees are recorded by the Crown as contingent liabilities.  The amount of future liabilities arising from these guarantees is expected to be minor.

$127 million at 31 March 2009 ($37 million at 30 June 2008).

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

$23 million at 31 March 2009 ($23 million at 30 June 2008).

Other quantifiable contingent liabilities of SOEs and Crown entities

$43 million at 31 March 2009 ($106 million at 30 June 2008).

Other quantifiable contingent liabilities

$72 million at 31 March 2009 ($66 million at 30 June 2008).

Unquantifiable Contingent Liabilities

Accounting standard NZ IAS 37 requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting.  This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified (remote contingent liabilities are excluded).

Guarantees and indemnities

Airways New Zealand

The Crown has indemnified Airways Corporation of New Zealand Limited as contained in Airways’ contract with the New Zealand Defence Force for the provision of air traffic control services.  The indemnity relates to any claim brought against Airways by third parties arising from military flight operations undertaken by the Royal
New Zealand Air Force.

AsureQuality Limited (formerly AgriQuality Limited)

The Crown has indemnified the directors of AsureQuality Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.  A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters Limited and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry.  The BIA has been dis-established and absorbed into the Department of Building & Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that Contact Energy stands in place of ECNZ for those assets transferred to Contact Energy from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•             existing debt and swap obligations

•             hedge contracts and obligations

•             any liabilities that arise out of the split itself.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

Housing New Zealand Corporation (HNZC) is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for certain losses they may incur from specified limited aspects of their ownership of those mortgage.  The amount of the liability cannot be estimated.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided they are taking steps to rectify any non-compliance.

Huntly East Subsidence Policy

The Crown has an obligation to purchase properties affected by mining in the Huntly East area (CAB (97) M 33/7A Refers). The Huntly East Subsidence Policy states that if a property is not sold on the open market within six months, the Crown will buy the property from the vendor at current market value. Until all properties have been purchased by the Crown, this policy will continue. Properties purchased by the Crown are covenanted to protect the Crown from future liability then onsold (generally at a lower value as a result of the covenant on the title).

Indemnification of touring exhibitions

The Crown has a contingent liability for damages and losses under the scheme for indemnifying touring exhibitions. The amount is not disclosed because it is commercially sensitive.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Justices of the Peace, Community Magistrates and Disputes Tribunal Referees

Section 197 of the Summary Proceedings Act 1957, requires the Crown to indemnify Justices of the Peace and Community Magistrates against damages or costs awarded against them as a result of them exceeding their jurisdiction, provided a High Court Judge certifies that they have exceeded their jurisdiction in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers a similar indemnity on Disputes Tribunal Referees.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.  Under the NPF Restructuring Act 1990, the Crown guarantees:

•             the benefits payable by all NPF schemes (section 60)

•             investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•             payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP Annuitants Scheme (refer to Note 18 in the Forecast Financial Statements).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of New Zealand Railways Corporation against any liability arising from the transfer of the rail network and associated assets and liabilities to the Corporation on 1 September 2004.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001). On 7 November 2008 the Minister of Finance guaranteed interest payable on estates whose money constitutes the Common Fund.

Reserve Bank of New Zealand

Section 21(2) of the Reserve Bank of NZ Act 1989 requires the Crown to pay the Reserve Bank the amount of any exchange losses incurred by the Bank as a result of dealing in foreign exchange under Sections 17 and 18 of the Act. This is a permanent (legislated) liability.

State Insurance and Rural Bank – Tax liabilities

The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFIL), the Crown transferred to NZLFIL the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFIL which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Other unquantifiable contingent liabilities

Abuse claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation litigations

There are several legal actions against the Accident Compensation Corporation (ACC) in existence, arising in the main from challenges to operational decisions made by ACC.  ACC is defending these claims.

Air New Zealand litigation

Air New Zealand has been named in four class actions.  One, in Australia, claims travel agents commission on fuel surcharges and two (one in Australia and the other in the United States) make allegations against more than 30 airlines, of anti competitive conduct in relation to pricing in the air cargo business.  The allegations made in relation to the air cargo business are also the subject of investigations by regulators in a number of jurisdictions including the United States and the European Union.  A formal Statement of Objections has been issued by the European Commission to 25 airlines including Air New Zealand and has been responded to.  In the event that a court determined, or it was agreed with a regulator, that Air New Zealand had breached relevant laws, the Company would have potential liability for pecuniary penalties and to third party damages under the laws of the relevant jurisdictions.  The fourth class action alleges (in the United States) that Air New Zealand together with 11 other airlines conspired in respect of fares and surcharges on trans-Pacific routes.  All class actions are being defended.

Environmental liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

Departments managing significant Crown properties have implemented systems to identify, monitor and assess potential contaminated sites.

In accordance with IAS 37: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions.

Rugby World Cup 2011- joint venture arrangements

The Government has agreed in joint venture arrangements with the New Zealand Rugby Union (NZRU) to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Government has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Government has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Government that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Treaty of Waitangi claims – settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngāi Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngāi Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngāi Tahu.  The non-quantifiable contingent liability relates to the risk the amounts payable to Waikato-Tainui and Ngāi Tahu under the relativity mechanism maybe higher than has been provided for in the fiscal forecasts.

Other contingencies

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•             vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•             provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•             enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•             provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the

Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Legal proceedings and disputes

The Crown is currently in dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions.  However, it is not possible to recognise revenue and a tax receivable in the forecast for the transactions because of the fundamental uncertainty regarding the application of tax law to the structured finance transactions.  Litigation against these institutions has begun in the High Court in March 2009. It is too early to determine a likely outcome. Court costs awarded for or against the Crown at the resolution of these court cases have also not been forecast in these financial statements.

Some of the financial institutions involved in the dispute have deposited funds into Inland Revenue’s tax pooling accounts to mitigate any potential use of money.  While these deposits are included the Crown’s cash balances, a corresponding liability is recognised until the uncertainty with this application of the tax law to the structured finance transactions is clarified.  No repayment of tax pool amounts relating to these structure finance transactions has been forecast.

Quantifiable Contingent Assets

Contingent assets are potential assets dependent on a particular event occurring. As at 31 March 2009, the Crown held quantifiable contingent assets totalling $318 million ($389 million at 30 June 2008).

The major component being:

•             $237 million relates to Inland Revenue ($307 million at 30 June 2008), and

•             $74 million relates to suspensory loans issued by the Ministry of Education to integrated schools. ($77 million at 30 June 2008).

3

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 5 May 2009.

The finalisation dates and key assumptions that underpin the preparation of the Forecast Financial Statements are outlined on pages 93 to 96.

Statement of Accounting Policies and Forecast Assumptions

Significant Accounting Policies

These Forecast Financial Statements have been prepared in accordance with the accounting policies that are expected to be used in the comparable audited actual Financial Statements of the Government.

These Forecast Financial Statements comply with generally accepted accounting policies (GAAP) as required by the Public Finance Act 1989 and have been prepared in accordance with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS), as appropriate for public benefit entities.

All forecasts use the accrual basis of accounting.  Forecasts have been prepared for the consolidated financial statements of the Government reporting entity, which includes all entities controlled by the Government (as defined by applicable financial reporting standards).

Changes in Accounting Policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Forecast Policies

These Forecast Financial Statements have been prepared on the basis of Treasury’s best professional judgment.  Key assumptions used are set out on page 94 to 96.

For the purposes of the Forecast Financial Statements, no revaluations of property, plant and equipment are projected beyond the current year.

Detailed Accounting Policies and Forecast Assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/budget/forecasts/befu2009.

Government Reporting Entity as at 5 May 2009

These forecast financial statements are for the Government reporting entity as specified in section 26Q(4) of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Core Crown segment

Departments	Departments	State-owned enterprises

Agriculture and Forestry

Archives New Zealand

Building and Housing

Conservation

Corrections

Crown Law Office

Culture and Heritage

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Māori Development

National Library of New Zealand

New Zealand Customs Service

New Zealand Defence Force

New Zealand Food Safety Authority

New Zealand Police

New Zealand Security Intelligence Service

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Prime Minister and Cabinet

Research, Science and Technology

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

Airways Corporation of New Zealand Limited

Animal Control Products Limited

AsureQuality Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Kordia Group Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation *

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transpower New Zealand Limited

Others Government Superannuation Fund New Zealand Superannuation Fund Reserve Bank of New Zealand	Offices of Parliament Office of the Controller and Auditor-General Office of the Ombudsmen Parliamentary Commissioner for the Environment	Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

*	KiwiRail Holdings Limited was acquired by the Crown on 1 July 2008 and in turn was transferred to New Zealand Railways Corporation on 1 October 2008.

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Drug Free Sport New Zealand

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Independent Police Conduct Authority

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Fast Forward Fund Limited

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Transport Agency

New Zealand Venture Investment Fund Limited

New Zealand Walking Access Commission

Office of Film and Literature Classification

Pharmaceutical Management Agency

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Real Estate Agents Authority

Retirement Commissioner

School boards of trustees (2,484)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Māngai Pāho)

Te Taura Whiri i te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (31)

Testing Laboratory Registration Council

Transport Accident Investigation Commission

Crown entity subsidiaries are consolidated by their parents and are not listed separately in this table

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

National Pacific Radio Trust

New Zealand Fast Forward Limited

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngāi Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Island Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Sentencing Council

Forecast Statement of Financial Performance

for the years ending 30 June

		2008	2009 Previous	2009	2010	2011	2012	2013
		Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	Note	$m	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	1	56,372	55,911	53,523	51,052	51,326	54,013	57,781
Other sovereign revenue	1	3,879	4,037	4,114	4,860	5,403	5,700	6,299
Total revenue levied through the Crown’s sovereign power		60,251	59,948	57,637	55,912	56,729	59,713	64,080
Sales of goods and services		15,399	14,222	15,248	16,049	17,415	17,742	18,377
Interest revenue and dividends	2	3,214	3,358	2,999	3,159	3,331	3,363	3,442
Other revenue		2,615	2,591	3,075	2,814	3,014	3,035	3,213
Total revenue earned through the Crown’s operations		21,228	20,171	21,322	22,022	23,760	24,140	25,032
Total Revenue (excluding gains)		81,479	80,119	78,959	77,934	80,489	83,853	89,112
Expenses
Transfer payments and subsidies	3	18,374	19,681	20,182	21,175	22,196	22,987	23,658
Personnel expenses	4	16,478	17,061	18,031	18,324	18,681	18,995	19,189
Depreciation and amortisation	5	3,670	3,950	4,283	4,126	4,365	4,529	4,617
Other operating expenses	5	30,656	32,053	32,605	34,855	35,057	35,330	36,208
Interest expenses	6	3,101	2,503	3,358	3,349	4,019	4,625	5,460
Insurance expenses	7	3,563	3,799	3,916	3,890	4,225	4,587	4,931
Forecast new operating spending	8	—	249	—	254	1,436	2,533	3,622
Top-down expense adjustment	8	—	(495)	(500)	(300)	(225)	(150)	(150)
Total Expenses (excluding losses)		75,842	78,801	81,875	85,673	89,754	93,436	97,535
Operating Balance before gains/(losses)		5,637	1,318	(2,916)	(7,739)	(9,265)	(9,583)	(8,423)
Net gains/(losses) on financial instruments	9	(617)	1,424	(3,266)	1,416	1,529	1,838	2,044
Net gains/(losses) on non-financial instruments	10	(2,925)	170	(3,450)	205	224	231	225
Total gains/(losses)		(3,542)	1,594	(6,716)	1,621	1,753	2,069	2,269
Net surplus/(deficit) from associates and joint ventures		334	193	333	390	402	400	382
Operating Balance from continuing activities		2,429	3,105	(9,299)	(5,728)	(7,110)	(7,114)	(5,772)
Gain/(loss) from discontinued operations		22	—	(4)	(1)	(1)	(1)	(1)
Operating Balance (including minority interest)		2,451	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)
Attributable to minority interest		(67)	—	—	—	—	—	—
Operating balance	11	2,384	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Performance (continued) — Functional Expense Analysis for the years ending 30 June

	2008	2009 Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
Total Crown
Total Crown expenses
By functional classification
Social security and welfare	21,509	22,843	23,409	25,073	26,409	27,604	28,607
GSF pension expenses	690	652	680	370	390	437	494
Health	10,809	12,024	11,947	12,815	12,754	12,713	12,692
Education	10,397	11,017	11,844	12,147	12,198	12,237	12,290
Core government services	3,274	3,412	3,813	3,582	3,602	3,656	3,733
Law and order	3,082	3,341	3,358	3,515	3,549	3,565	3,588
Defence	1,525	1,697	1,687	1,761	1,757	1,746	1,744
Transport and communications	7,424	8,027	9,349	8,868	9,178	9,240	9,485
Economic and industrial services	9,038	7,918	8,055	8,246	8,811	8,884	8,969
Primary services	1,459	1,364	1,437	1,510	1,452	1,465	1,473
Heritage, culture and recreation	2,337	3,130	2,414	2,806	3,031	2,967	4,060
Housing and community development	938	1,036	904	1,115	1,146	1,175	1,184
Other	259	83	120	562	247	739	284
Finance costs	3,101	2,503	3,358	3,349	4,019	4,625	5,460
Forecast for future new spending	—	249	—	254	1,436	2,533	3,622
Top-down expense adjustment	—	(495)	(500)	(300)	(225)	(150)	(150)
Total Crown Expenses excluding losses	75,842	78,801	81,875	85,673	89,754	93,436	97,535

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by the Crown, Departments, Reserve Bank and the NZS Fund, but not Crown entities and SOEs.

	2008	2009 Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
Core Crown
Core Crown expenses
By functional classification
Social security and welfare	17,877	18,898	19,475	21,139	22,114	22,925	23,572
GSF pension expenses	690	652	680	370	390	437	494
Health	11,297	12,586	12,395	13,397	13,371	13,358	13,324
Education	9,551	10,524	10,964	11,284	11,304	11,311	11,332
Core government services	3,371	3,448	3,853	3,620	3,632	3,697	3,774
Law and order	2,894	3,101	3,116	3,267	3,302	3,302	3,319
Defence	1,562	1,741	1,735	1,810	1,807	1,797	1,796
Transport and communications	2,244	2,823	2,954	2,253	1,864	1,740	1,615
Economic and industrial services	2,889	3,244	3,145	2,673	2,594	2,590	2,585
Primary services	541	520	545	611	545	553	559
Heritage, culture and recreation	1,107	1,769	1,062	1,507	1,711	1,594	2,638
Housing and community development	260	334	312	365	356	360	346
Other	254	83	120	562	247	739	284
Finance costs	2,460	2,406	2,507	2,470	2,998	3,575	4,330
Forecast for future new spending	—	249	—	254	1,436	2,533	3,622
Top-down expense adjustment	—	(495)	(500)	(300)	(225)	(150)	(150)
Total Core Crown Expenses excluding losses	56,997	61,883	62,363	65,282	67,446	70,361	73,440

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the years ending 30 June

	2008	2009 Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
Cash Flows From Operations
Cash was provided from
Taxation receipts	55,168	54,681	52,266	50,268	50,791	53,223	56,647
Other sovereign receipts	3,460	3,675	3,733	4,290	4,446	4,550	4,660
Sales of goods and services	14,635	14,596	16,458	16,472	17,825	18,244	18,898
Interest and dividend receipts	3,111	2,807	2,731	2,697	2,788	2,764	2,776
Other operating receipts	2,211	2,527	2,707	2,734	2,659	2,657	2,832
Total cash provided from operations	78,585	78,286	77,895	76,461	78,509	81,438	85,813
Cash was disbursed to
Transfer payments and subsidies	18,026	19,123	19,863	21,159	22,095	22,756	24,382
Personnel and operating payments	45,972	49,961	52,281	54,128	55,094	55,308	55,236
Interest payments	2,820	2,284	2,907	3,042	3,676	4,389	5,232
Forecast for future new spending	—	249	—	254	1,436	2,533	3,622
Top-down expense adjustment	—	(355)	(400)	(300)	(225)	(150)	(150)
Total cash disbursed to operations	66,818	71,262	74,651	78,283	82,076	84,836	88,322
Net cash flows from operations	11,767	7,024	3,244	(1,822)	(3,567)	(3,398)	(2,509)
Cash Flows From Investing Activities
Cash was provided from/(disbursed to)
Net purchase of physical assets	(4,922)	(6,583)	(6,106)	(7,679)	(7,009)	(5,772)	(6,167)
Net purchase of shares and other securities	(6,080)	(576)	(7,678)	3,887	797	3,920	2,645
Net purchase of intangible assets	(320)	(324)	(391)	(350)	(290)	(284)	(284)
Net repayment/(issues) of advances	(2,646)	(590)	(1,013)	(651)	(695)	(1,118)	(1,381)
Net acquisition of investments in associates	(363)	(230)	(313)	(46)	52	67	67
Forecast for new capital spending	—	(261)	—	(72)	(702)	(1,152)	(1,450)
Top-down capital adjustment	—	350	275	100	—	—	—
Net cash flows from investing activities	(14,331)	(8,214)	(15,226)	(4,811)	(7,847)	(4,339)	(6,570)
Net cash flows from operating and investing activities	(2,564)	(1,190)	(11,982)	(6,633)	(11,414)	(7,737)	(9,079)
Cash Flows From Financing Activities
Cash was provided from/(disbursed to)
Issues of circulating currency	86	181	509	181	190	200	210
Net issue/(repayment) of Government stock(1)	1,674	1,235	2,451	3,870	10,542	7,538	7,125
Net issue/(repayment) of foreign-currency borrowing	1,099	(299)	(5,636)	(3,708)	35	(1,020)	(506)
Net issue/(repayment) of other New Zealand dollar borrowing	(697)	1,255	16,076	5,968	639	1,333	1,976
Net cash flows from financing activities	2,162	2,372	13,400	6,311	11,406	8,051	8,805
Net movement in cash	(402)	1,182	1,418	(322)	(8)	314	(274)
Opening cash balance	4,162	5,217	3,804	5,353	5,042	5,045	5,370
Foreign-exchange gains/(losses) on opening cash	44	13	131	11	11	11	11
Closing cash balance	3,804	6,412	5,353	5,042	5,045	5,370	5,107

(1)   Net issues of Government stock include movements in the government stock holdings of entities such as NZS Fund, ACC and EQC.

Further information on the proceeds and repayments of Government stock (“domestic bonds”) is available in note 21.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows (continued)

for the years ending 30 June

		2009
	2008 Actual	Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	11,767	7,024	3,244	(1,822)	(3,567)	(3,398)	(2,509)
Items included in the operating balance but not in net cash flows from operations
Gains/(losses)
Gains/(losses) on other financial instruments	(617)	1,424	(3,266)	1,416	1,529	1,838	2,044
Gains/(losses) on other non-financial instruments	(2,925)	170	(3,450)	205	224	231	225
Total Gains/(losses)	(3,542)	1,594	(6,716)	1,621	1,753	2,069	2,269
Other Non-cash Items in Operating Balance
Depreciation and amortisation	(3,670)	(3,950)	(4,283)	(4,126)	(4,365)	(4,529)	(4,617)
Write-down on initial recognition of financial assets	(559)	(667)	(718)	(578)	(606)	(619)	(631)
Impairment on financial assets (excl receivables)	213	1	15	3	1	1	2
Decrease/(increase) in defined benefit retirement plan liabilities	2	(75)	(39)	274	268	241	186
Decrease/(increase) in insurance liabilities	(1,358)	(1,313)	(1,557)	(1,209)	(1,317)	(1,549)	(1,739)
Other	334	193	333	390	402	400	382
Total other non-cash Items	(5,038)	(5,811)	(6,249)	(5,246)	(5,617)	(6,055)	(6,417)
Movements in Working Capital
Increase/(decrease) in receivables	2,100	422	(371)	305	(75)	11	410
Increase/(decrease) in accrued interest	(179)	333	(182)	155	199	362	437
Increase/(decrease) in inventories	138	63	134	67	83	14	3
Increase/(decrease) in prepayments	77	13	(8)	8	8	(1)	6
Decrease/(increase) in deferred revenue	(326)	(18)	74	5	(10)	(10)	(6)
Decrease/(increase) in payables	(2,613)	(515)	771	(822)	115	(107)	34
Total movements in working capital	(803)	298	418	(282)	320	269	884
Operating Balance	2,384	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Comprehensive Income

for the years ending 30 June

		2009
	2008 Actual	Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Revaluation of physical assets	6,214	—	(707)	(1)	(1)	—	(1)
Effective portion of changes in value of cash flow hedges	9	58	4	(18)	(22)	(6)	(29)
Net change in fair value of cash flow hedges transferred to operating balance	22	—	(1)	—	(1)	—	—
Net change in fair value of cash flow hedges transferred to the hedged item	(60)	—	65	3	1	1	—
Foreign currency translation differences for foreign operations	17	—	76	—	—	—	—
Valuation gain/(losses) on investments available for sale taken to reserves	11	6	49	(3)	—	—	—
Other movements	—	2	1	(1)	(3)	2	1
Other comprehensive income for the year	6,213	66	(513)	(20)	(26)	(3)	(29)
Operating Balance (including minority interest)	2,451	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)
Total comprehensive income	8,664	3,171	(9,816)	(5,749)	(7,137)	(7,118)	(5,802)
Attributable to:
- minority interest	83	—	—	—	—	—	—
- the Crown	8,581	3,171	(9,816)	(5,749)	(7,137)	(7,118)	(5,802)
Total comprehensive income	8,664	3,171	(9,816)	(5,749)	(7,137)	(7,118)	(5,802)

This statement reports changes in net worth due to the operating balance, items of income or expense that are recognised directly in net worth, the effect of certain accounting changes and corrections of errors.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

			2009
		2008 Actual	Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	Note	$m	$m	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	12	3,804	6,412	5,353	5,042	5,045	5,370	5,107
Receivables	12	14,158	12,749	13,787	14,093	14,018	14,029	14,439
Marketable securities, deposits and derivatives in gain	12	41,189	35,277	54,676	49,683	49,010	46,439	45,151
Share investments	12	12,964	13,700	10,664	12,184	13,544	15,170	17,232
Advances	12	12,948	16,722	15,042	17,268	18,905	19,502	20,124
Inventory		964	997	1,099	1,165	1,248	1,262	1,265
Other assets		1,663	1,307	1,547	1,519	1,490	1,478	1,438
Property, plant & equipment	14	103,329	101,276	106,498	110,251	113,517	115,764	118,486
Equity accounted investments(1)		8,065	8,683	8,805	9,197	9,532	9,729	9,686
Intangible assets and goodwill		1,751	1,929	1,928	2,133	2,281	2,333	2,239
Forecast for new capital spending		—	951	—	72	774	1,926	3,376
Top-down capital adjustment		—	(350)	(275)	(375)	(375)	(375)	(375)
Total assets		200,835	199,653	219,124	222,232	228,989	232,627	238,168
Liabilities
Issued currency		3,530	3,885	4,039	4,220	4,410	4,610	4,819
Payables	16	10,895	8,497	9,949	10,296	10,672	11,313	11,405
Deferred revenue		1,292	1,064	1,218	1,213	1,223	1,233	1,239
Borrowings		46,110	48,656	69,156	76,423	88,656	97,420	106,621
Insurance liabilities	17	20,484	22,065	24,136	25,345	26,662	28,211	29,950
Retirement plan liabilities	18	8,257	8,221	10,557	10,307	10,063	9,850	9,693
Provisions	19	4,753	4,711	4,371	4,479	4,491	4,296	4,549
Total liabilities		95,321	97,099	123,426	132,283	146,177	156,933	168,276
Total assets less total liabilities		105,514	102,554	95,698	89,949	82,812	75,694	69,892
Net Worth
Taxpayer funds	20	46,700	49,886	37,534	31,803	24,689	17,577	11,805
Property, plant and equipment revaluation reserve	20	58,566	52,486	57,723	57,723	57,722	57,721	57,720
Other reserves	20	(134)	(114)	59	41	19	14	(15)
Total net worth attributable to the Crown		105,132	102,258	95,316	89,567	82,430	75,312	69,510
Net worth attributable to minority interest		382	296	382	382	382	382	382
Total net worth		105,514	102,554	95,698	89,949	82,812	75,694	69,892

(1) Tertiary education institutions constitute most equity accounted investments.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

as at 30 June

		2009
	2008 Actual	Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Borrowings
Government stock	18,516	19,073	21,237	25,629	36,749	45,057	53,052
Treasury bills	1,484	1,289	7,140	9,550	9,548	9,517	9,486
Government retail stock	423	381	581	581	581	581	581
Settlement deposits with Reserve Bank	7,750	7,465	9,432	9,432	9,432	9,432	9,432
Derivatives in loss(1)	1,591	493	4,127	3,237	3,130	2,681	2,084
Finance lease liabilities	955	993	1,444	1,247	1,431	2,018	2,875
Other borrowings	15,391	18,962	25,195	26,747	27,785	28,134	29,111
Total borrowings	46,110	48,656	69,156	76,423	88,656	97,420	106,621
Total sovereign-guaranteed debt	33,192	32,534	51,654	58,076	69,106	76,885	84,249
Total non sovereign-guaranteed debt	12,918	16,122	17,502	18,347	19,550	20,535	22,372
Total borrowings	46,110	48,656	69,156	76,423	88,656	97,420	106,621
Net Debt:
Core Crown borrowings	37,336	37,640	57,329	64,116	75,570	83,801	91,614
Add back NZS Fund holdings of sovereign-issued debt and NZS Fund borrowings	409	768	(528)	(559)	(559)	(560)	(561)
Gross sovereign-issued debt	37,745	38,408	56,801	63,557	75,011	83,241	91,053
Less core Crown financial assets	40,421	37,948	52,987	49,496	50,077	48,063	47,031
Net core Crown debt (incl. NZS Fund)(2)	(2,676)	460	3,814	14,061	24,934	35,178	44,022
Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets	12,934	15,915	11,668	13,258	14,825	16,732	18,612
Net core Crown debt (excl. NZS Fund)(3)	10,258	16,375	15,482	27,319	39,759	51,910	62,634
Gross Debt:
Gross sovereign-issued debt	37,745	38,408	56,801	63,557	75,011	83,241	91,053
Less Reserve Bank settlement cash and bank bills	(7,955)	(7,510)	(14,184)	(14,184)	(14,184)	(14,184)	(14,184)
Add back changes to DMO borrowing due to settlement cash	1,600	1,600	1,600	1,600	1,600	1,600	1,600
Gross sovereign-issued debt excluding Reserve Bank settlement cash and bank bills(4)	31,390	32,498	44,217	50,973	62,427	70,657	78,469

Notes on Borrowings

Total Borrowings represents the Government’s debt obligations to external parties.  Total borrowings can be split into sovereign-guaranteed debt and non-sovereign-guaranteed debt.  Non sovereign-guaranteed debt represents the debt obligations of SOEs and Crown entities that are not explicitly guaranteed by the Crown.

(1)  Derivatives are included in either borrowings (as a liability) or marketable securities, deposits and equity investments (as an asset) depending on their value at balance date.  This treatment leads to fluctuations in individual items within the Statement of Borrowings, primarily due to exchange rate movements.

(2)  Net Core Crown Debt represents GSID less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the credit-worthiness of a country.  However, as some financial assets are held for public policy rather than treasury management purposes, they are excluded from the net debt indicator (eg advances and receivables).

(3)  NZS Fund is excluded from net core Crown debt as these assets are set aside to meet part of the future cost of New Zealand superannuation.

(4)  Gross Sovereign-Issued Debt (GSID) represents debt issued by the sovereign (the core Crown) and includes Government stock held by the NZS Fund, ACC and EQC. GSID excludes debt instruments issued by the Reserve Bank for liquidity management purposes (specifically settlement cash and bank bills).  In addition, the Reserve

Bank has used $1.6b of settlement cash to purchase reserves that were to have been funded by DMO borrowing.  Therefore, the impact of settlement cash on GSID is adjusted by this amount.

The composition of these debt indicators has been re-specified as part of the reformulation of the Government’s fiscal strategy (refer to the Fiscal Strategy Report).  The two main changes were:

i)  Reserve Bank bills are now deducted from GSID as, like settlement cash, these bills are a vehicle for managing liquidity in financial markets.

ii) The definition of net debt now excludes advances.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 March 2009

	As at 31 March 2009	As at 30 June 2008
	$m	$m
Capital Commitments
Specialist military equipment	895	873
Land and buildings	1,211	1,121
Other property, plant and equipment	4,097	4,303
Other capital commitments	371	304
Tertiary Education Institutions	209	209
Total capital commitments	6,783	6,810
Operating Commitments
Non-cancellable accommodation leases	2,440	2,460
Other non-cancellable leases	2,658	2,390
Non-cancellable contracts for the supply of goods and services	2,397	2,157
Other operating commitments	6,784	7,995
Tertiary Education Institutions	315	315
Total operating commitments	14,594	15,317
Total commitments	21,377	22,127
Total Commitments by Segment
Core Crown	11,980	19,627
Crown entities	12,959	15,830
State-owned Enterprises	4,895	4,724
Inter-segment eliminations	(8,457)	(18,054)
Total commitments	21,377	22,127

Statement of Actual Contingent Liabilities and Assets

as at 31 March 2009

	As at 31 March 2009	As at 30 June 2008
	$m	$m
Quantifiable Contingent Liabilities
Guarantees and indemnities	107	286
Uncalled capital	2,972	2,205
Legal proceedings and disputes	347	383
Other contingent liabilities	2,437	1,995
Total quantifiable contingent liabilities	5,863	4,869
Total Quantifiable Contingent Liabilities by Segment
Core Crown	5,717	4,685
Crown entities	79	86
State-owned Enterprises	67	98
Inter-segment eliminations	—	—
Total quantifiable contingent liabilities	5,863	4,869
Quantifiable Contingent Assets
Core Crown	318	389
Crown entities	—	—
Total quantifiable contingent assets	318	389

The accompanying Notes and Accounting policies are an integral part of these Statements.

More information on contingent liabilities (quantified and unquantified) is outlined on pages 124 to 136 of the Fiscal Risks chapter.

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 1: Revenue Collected Through the Crown’s Sovereign Power
Taxation Revenue (accrual)
Individuals
Source deductions	23,345	22,874	22,967	21,699	21,732	22,594	23,909
Other persons	5,071	4,986	4,639	4,387	4,235	4,469	4,713
Refunds	(1,470)	(1,199)	(1,731)	(1,651)	(1,651)	(1,671)	(1,763)
Fringe benefit tax	522	523	499	487	496	520	544
Total individuals	27,468	27,184	26,374	24,922	24,812	25,912	27,403
Corporate Tax
Gross companies tax	8,787	7,817	7,014	7,077	7,728	8,592	9,595
Refunds	(242)	(300)	(535)	(345)	(348)	(369)	(402)
Non-resident withholding tax	1,506	1,402	1,409	1,107	1,135	1,247	1,366
Foreign-source dividend w/holding payments	71	109	5	13	13	13	13
Total corporate tax	10,122	9,028	7,893	7,852	8,528	9,483	10,572
Other Direct Income Tax
Resident w/holding tax on interest income	2,699	2,740	2,763	2,049	1,522	1,619	1,982
Resident w/holding tax on dividend income	69	91	61	211	253	258	264
Estate and gift duties	3	3	2	2	2	2	2
Total other direct income tax	2,771	2,834	2,826	2,262	1,777	1,879	2,248
Total direct income tax	40,361	39,046	37,093	35,036	35,117	37,274	40,223
Goods and Services Tax
Gross goods and services tax	20,631	20,458	22,248	21,121	21,856	23,105	24,546
Refunds	(9,516)	(8,578)	(10,655)	(9,960)	(10,605)	(11,445)	(12,211)
Total goods and services tax	11,115	11,880	11,593	11,161	11,251	11,660	12,335
Other Indirect Taxation
Petroleum fuels excise	819	813	811	802	802	807	814
Tobacco excise	159	151	170	172	175	178	181
Customs duty	1,857	1,859	1,828	1,818	1,819	1,820	1,859
Road user charges	851	940	883	885	955	1,036	1,100
Alcohol excise	573	605	630	657	682	708	734
Gaming duties	260	254	215	224	227	229	232
Motor vehicle fees	226	229	171	167	168	171	173
Energy resources levies	46	43	37	38	38	38	38
Approved issuer levy and cheque duty	105	91	92	92	92	92	92
Total other indirect taxation	4,896	4,985	4,837	4,855	4,958	5,079	5,223
Total indirect taxation	16,011	16,865	16,430	16,016	16,209	16,739	17,558
Total taxation revenue	56,372	55,911	53,523	51,052	51,326	54,013	57,781
Other Sovereign Revenue (accrual)
ACC levies	2,718	2,780	2,885	3,226	3,338	3,426	3,520
Fire Service levies	279	303	303	307	314	322	330
EQC levies	86	87	87	88	90	91	93
Other miscellaneous items	796	867	839	1,239	1,661	1,861	2,356
Total other sovereign revenue	3,879	4,037	4,114	4,860	5,403	5,700	6,299
Total sovereign revenue	60,251	59,948	57,637	55,912	56,729	59,713	64,080

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 1 (continued): Receipts Collected Through the Crown’s Sovereign Power
Income Tax Receipts (cash)
Individuals
Source deductions	22,830	22,737	22,767	21,630	21,662	22,521	23,831
Other persons	5,469	5,570	5,050	4,983	4,884	5,095	5,375
Refunds	(2,171)	(2,065)	(2,465)	(2,393)	(2,383)	(2,512)	(2,624)
Fringe benefit tax	489	513	500	487	490	513	539
Total individuals	26,617	26,755	25,852	24,707	24,653	25,617	27,121
Corporate Tax
Gross companies tax	9,075	7,948	7,965	7,801	8,642	9,471	10,232
Refunds	(1,026)	(1,000)	(1,741)	(1,379)	(1,388)	(1,472)	(1,607)
Non-resident withholding tax	1,638	1,373	1,378	1,106	1,134	1,246	1,365
Foreign-source dividend w/holding payments	72	109	5	13	13	13	13
Total corporate tax	9,759	8,430	7,607	7,541	8,401	9,258	10,003
Other Direct Income Tax
Resident w/holding tax on interest income	2,616	2,740	2,746	2,051	1,524	1,621	1,984
Resident w/holding tax on dividend income	40	90	86	210	252	257	262
Estate and gift duties	2	3	2	2	2	2	2
Total other direct income tax	2,658	2,833	2,834	2,263	1,778	1,880	2,248
Total direct income tax	39,034	38,018	36,293	34,511	34,832	36,755	39,372
Goods and Services Tax
Gross goods and services tax	20,085	19,944	20,566	20,252	20,996	22,224	23,653
Refunds	(8,859)	(8,267)	(9,455)	(9,360)	(10,005)	(10,845)	(11,611)
Total goods and services tax	11,226	11,677	11,111	10,892	10,991	11,379	12,042
Other Indirect Taxation
Petroleum fuels excise	809	813	811	802	802	807	814
Tobacco excise	160	151	170	172	175	178	181
Customs duty	1,946	1,859	1,828	1,818	1,819	1,820	1,859
Road user charges	851	940	883	885	955	1,036	1,100
Alcohol excise	554	605	630	657	682	708	734
Gaming duties	238	254	224	224	227	229	232
Motor vehicle fees	223	229	171	167	168	171	173
Energy resources levies	42	43	43	38	38	38	38
Approved issuer levy and cheque duty	85	92	102	102	102	102	102
Total other indirect taxation	4,908	4,986	4,862	4,865	4,968	5,089	5,233
Total indirect taxation	16,134	16,663	15,973	15,757	15,959	16,468	17,275
Total tax receipts collected	55,168	54,681	52,266	50,268	50,791	53,223	56,647
Other Sovereign Receipts (cash)
ACC levies	2,561	2,688	2,795	3,170	3,282	3,367	3,456
Fire Service levies	281	303	304	308	314	322	330
EQC levies	86	87	86	88	90	91	93
Other miscellaneous items	532	597	548	724	760	770	781
Total other sovereign receipts	3,460	3,675	3,733	4,290	4,446	4,550	4,660
Total sovereign receipts	58,628	58,356	55,999	54,558	55,237	57,773	61,307

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 2: Interest Revenue and Dividends
By type
Interest revenue	2,803	2,967	2,621	2,765	2,900	2,910	2,967
Dividends	411	391	378	394	431	453	475
Total interest revenue and dividends	3,214	3,358	2,999	3,159	3,331	3,363	3,442
By source
Core Crown	2,344	2,835	1,897	2,076	2,165	2,243	2,456
Crown entities	1,233	1,083	1,329	832	856	878	891
State-owned enterprises	704	239	739	927	1,031	1,028	1,033
Inter-segment eliminations	(1,067)	(799)	(966)	(676)	(721)	(786)	(938)
Total interest revenue and dividends	3,214	3,358	2,999	3,159	3,331	3,363	3,442
NOTE 3: Transfer Payments and Subsidies
New Zealand superannuation	7,348	7,741	7,746	8,246	8,665	9,186	9,666
Domestic purposes benefit	1,478	1,455	1,528	1,647	1,711	1,759	1,786
Unemployment benefit	458	403	588	1,078	1,268	1,283	1,205
Invalids benefit	1,216	1,264	1,258	1,297	1,337	1,375	1,391
Family tax credit	1,897	2,132	2,123	2,158	2,191	2,204	2,298
Accommodation supplement	891	911	988	1,166	1,248	1,282	1,296
Sickness benefit	582	548	610	692	736	747	751
Student allowances	386	398	429	462	470	473	470
Disability allowances	278	387	390	417	439	461	479
Other social assistance benefits	2,376	2,638	2,628	2,632	2,705	2,751	2,775
Total social assistance grants	16,910	17,877	18,288	19,795	20,770	21,521	22,117
Subsidies
KiwiSaver subsidies	1,102	1,370	1,420	919	940	956	982
Other transfer payments
Official development assistance	362	434	474	461	486	510	559
Total transfer payments and subsidies	18,374	19,681	20,182	21,175	22,196	22,987	23,658
NOTE 4: Personnel Expenses
Core Crown	5,584	5,846	6,102	5,924	5,996	6,055	6,142
Crown entities	8,741	8,976	9,513	9,902	10,069	10,270	10,298
State-owned enterprises	2,164	2,248	2,419	2,501	2,619	2,673	2,752
Inter-segment eliminations	(11)	(9)	(3)	(3)	(3)	(3)	(3)
Total personnel expenses	16,478	17,061	18,031	18,324	18,681	18,995	19,189
NOTE 5: Other Operating Expenses
Core Crown	30,432	34,027	33,789	35,487	34,786	35,107	35,586
Crown entities	15,754	15,773	16,469	17,172	17,133	17,039	17,171
State-owned enterprises	10,945	10,017	10,696	11,506	12,437	12,568	12,894
Inter-segment eliminations	(22,805)	(23,814)	(24,066)	(25,184)	(24,934)	(24,855)	(24,826)
Total other operating expenses	34,326	36,003	36,888	38,981	39,422	39,859	40,825

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 6: Interest Expenses
By type
Interest on financial liabilities	3,015	2,482	3,221	3,233	3,875	4,481	5,279
Interest unwind on provisions	86	21	137	116	144	144	181
Total interest expenses	3,101	2,503	3,358	3,349	4,019	4,625	5,460
By source
Core Crown	2,460	2,406	2,507	2,470	2,998	3,575	4,330
Crown entities	248	294	248	140	160	180	150
State-owned Enterprises	870	442	1,185	1,198	1,342	1,363	1,472
Inter-segment eliminations	(477)	(639)	(582)	(459)	(481)	(493)	(492)
Total interest expenses	3,101	2,503	3,358	3,349	4,019	4,625	5,460
NOTE 7: Insurance Expenses
By entity
ACC	3,423	3,749	3,818	3,834	4,168	4,529	4,873
Earthquake Commission	130	39	81	39	39	39	39
Other	10	11	17	17	18	19	19
Total insurance expenses	3,563	3,799	3,916	3,890	4,225	4,587	4,931
NOTE 8: Forecast New Operating Spending
Forecast new spending up to Budget 10	—	249	—	254	336	313	262
Forecast for future new spending	—	—	—	—	1,100	2,220	3,360
Total Forecast new operating spending	—	249	—	254	1,436	2,533	3,622
Top-down expense adjustment	—	(495)	(500)	(300)	(225)	(150)	(150)

Forecast new spending up to Budget 10 represents the unallocated allowance from Budget 2009.

Forecast for future new spending indicates expected spending increases that will be introduced in future budgets.

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 9: Gains and Losses on Financial Instruments
By source
Core Crown	353	1,377	(1,788)	1,256	1,386	1,477	1,595
Crown entities	(743)	354	(1,037)	117	309	538	663
State-owned enterprises	(37)	(50)	(179)	140	(67)	(60)	(65)
Inter-segment eliminations	(190)	(257)	(262)	(97)	(99)	(117)	(149)
Net gains/(losses) on financial instruments	(617)	1,424	(3,266)	1,416	1,529	1,838	2,044
NOTE 10: Gains and Losses on Non-Financial Instruments
By type
Actuarial gains/(losses) on GSF liability	(1,098)	—	(2,262)	(12)	(12)	(14)	(14)
Actuarial gains/(losses) on ACC liability	(1,709)	—	(2,095)	—	—	—	—
Other	(118)	170	907	217	236	245	239
Net gains/(losses) on non-financial instruments	(2,925)	170	(3,450)	205	224	231	225
By source
Core Crown	(1,369)	8	(1,529)	39	43	43	33
Crown entities	(1,725)	—	(2,082)	(12)	(11)	(12)	(13)
State-owned enterprises	170	162	162	178	192	200	205
Inter-segment eliminations	(1)	—	(1)	—	—	—	—
Net Gains/(Losses) on Non-Financial Instruments	(2,925)	170	(3,450)	205	224	231	225

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 11: Source of Operating Balance
Core Crown	3,891	1,436	(6,744)	(7,119)	(8,402)	(8,205)	(6,686)
Crown entities	(1,526)	1,147	(2,368)	328	320	294	156
State-owned enterprises	723	1,067	665	1,351	1,206	1,107	1,205
Inter-segment eliminations	(704)	(545)	(856)	(289)	(235)	(311)	(448)
Total operating balance	2,384	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)
NOTE 12: Financial Assets
Cash and cash equivalents	3,804	6,412	5,353	5,042	5,045	5,370	5,107
Tax receivables	7,398	6,139	7,248	7,378	7,103	6,972	7,205
Trade and other receivables	6,760	6,610	6,539	6,715	6,915	7,057	7,234
Student loans (refer note 13)	6,741	6,718	7,131	7,658	8,196	8,720	9,232
Kiwibank mortgages	5,581	8,137	7,219	8,843	9,913	9,913	9,913
Long-term deposits	2,787	1,785	2,789	2,635	2,168	2,170	2,505
Reserve position at the IMF	188	141	899	901	902	902	903
Other advances	626	1,867	692	767	796	869	979
Share investments	12,964	13,700	10,664	12,184	13,544	15,170	17,232
Derivatives in gain	1,563	565	2,934	1,176	929	767	600
Other marketable securities	36,651	32,786	48,054	44,971	45,011	42,600	41,143
Total financial assets	85,063	84,860	99,522	98,270	100,522	100,510	102,053
Financial assets by entity
NZDMO	20,536	14,514	20,999	15,593	14,570	10,013	7,185
Reserve Bank of New Zealand	18,159	17,185	29,413	28,823	28,887	28,250	27,415
NZ Superannuation Fund	13,791	16,821	11,996	13,340	14,918	16,836	18,725
Other core Crown	17,006	15,189	17,653	17,625	17,881	18,556	19,253
Intra-segment eliminations	(9,595)	(6,510)	(6,797)	(4,722)	(4,723)	(3,719)	(3,094)
Total core Crown segment	59,897	57,199	73,264	70,659	71,533	69,936	69,484
ACC portfolio	12,958	14,063	13,503	14,543	15,872	17,335	18,729
EQC portfolio	5,615	6,001	5,820	6,148	6,498	6,872	7,273
Other Crown entities	6,844	6,130	6,424	6,288	6,270	6,359	6,429
Intra-segment eliminations	(1,517)	(1,233)	(1,420)	(1,425)	(1,423)	(1,430)	(1,437)
Total Crown entities segment	23,900	24,961	24,327	25,554	27,217	29,136	30,994
Total State-owned enterprises segment	11,726	12,811	13,991	14,451	14,649	14,765	15,148
Inter-segment eliminations	(10,460)	(10,111)	(12,060)	(12,394)	(12,877)	(13,327)	(13,573)
Total financial assets	85,063	84,860	99,522	98,270	100,522	100,510	102,053
NOTE 13: Student Loans
Nominal value (including accrued interest)	9,573	10,642	10,320	11,110	11,907	12,673	13,410
Opening book value	6,011	6,278	6,741	7,131	7,658	8,196	8,720
Amount borrowed during the year	1,201	1,305	1,366	1,478	1,551	1,585	1,616
Initial fair value write down on new borrowings	(487)	(525)	(539)	(573)	(601)	(614)	(626)
Repayments made during the year	(629)	(675)	(717)	(794)	(869)	(944)	(1,013)
Interest unwind	407	445	480	516	557	597	635
Impairment	231	(110)	(210)	(110)	(110)	(110)	(110)
Other movements	7	—	10	10	10	10	10
Closing book value	6,741	6,718	7,131	7,658	8,196	8,720	9,232

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 14: Property, Plant and Equipment
By Class of asset
Net Carrying Value
Land (valuation)	17,609	16,918	17,394	17,348	17,547	17,862	18,050
Buildings (valuation)	22,257	21,775	22,429	23,417	23,929	23,998	23,972
Electricity distribution network (cost)	1,887	2,343	2,255	2,572	2,982	3,367	3,766
Electricity generation assets (valuation)	11,202	11,882	11,800	12,221	12,683	12,915	13,807
Aircraft (excluding military) (valuation)	2,071	1,756	2,133	2,344	3,219	4,051	4,869
State highways (valuation)	20,947	20,937	21,787	22,628	23,203	23,773	24,393
Rail network (valuation)	11,621	10,917	11,993	12,482	12,601	12,502	12,460
Specialist military equipment (valuation)	3,345	3,160	3,340	3,464	3,386	3,206	3,085
Other plant and equipment (cost)	4,412	4,513	5,397	5,785	5,960	6,069	6,043
Specified cultural and heritage assets (valuation)	7,978	7,075	7,970	7,990	8,007	8,021	8,041
Total property, plant and equipment	103,329	101,276	106,498	110,251	113,517	115,764	118,486
By source
Core Crown	28,637	26,827	29,094	29,740	29,913	29,765	29,562
Crown entities	43,659	43,868	44,157	45,757	46,883	47,887	48,802
State-owned enterprises	31,033	30,580	33,246	34,755	36,721	38,113	40,122
Inter-segment eliminations	—	1	1	(1)	—	(1)	—
Total property, plant and equipment	103,329	101,276	106,498	110,251	113,517	115,764	118,486
NOTE 15: NZ Superannuation Fund
Revenue	385	427	399	397	424	458	498
Less current tax expense	237	323	(83)	—	—	165	400
Less other expenses	34	154	(840)	461	500	370	159
Add gains/(losses)	(995)	1,068	(4,582)	1,129	1,277	1,410	1,541
Operating balance	(881)	1,018	(3,260)	1,065	1,201	1,333	1,480
Opening net worth	12,973	14,461	14,212	13,275	14,590	15,791	17,124
Gross contribution from the Crown	2,104	2,242	2,242	250	—	—	—
Operating balance	(881)	1,018	(3,260)	1,065	1,201	1,333	1,480
Other movements in reserves	16	—	81	—	—	—	—
Closing net worth	14,212	17,721	13,275	14,590	15,791	17,124	18,604
comprising:
Financial assets	13,791	16,821	11,996	13,340	14,918	16,836	18,725
Net other assets	421	900	1,279	1,250	873	288	(121)
Closing net worth	14,212	17,721	13,275	14,590	15,791	17,124	18,604
Core Crown revenue (excl NZS Fund)
Core Crown revenue	61,819	61,891	58,874	56,771	57,518	60,538	65,046
Less NZS Fund revenue	385	427	399	397	424	458	498
Add back NZS Fund intra-segment revenue	237	323	(83)	—	—	165	400
Core Crown revenue excluding NZS Fund	61,671	61,787	58,392	56,374	57,094	60,245	64,948
OBEGAL (excl NZS Fund)
Total Crown OBEGAL	5,637	1,318	(2,916)	(7,739)	(9,265)	(9,583)	(8,423)
Less NZS Fund revenue	385	427	399	397	424	458	498
Less NZS Fund external expenses	97	140	103	111	115	125	136
Add back NZS Fund tax	237	323	(83)	—	—	165	400
OBEGAL excluding NZS Fund	5,586	1,354	(3,295)	(8,025)	(9,574)	(9,751)	(8,385)

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 16: Payables
By type
Accounts payable	6,444	5,318	5,498	5,845	6,221	6,862	6,954
Taxes repayable	4,451	3,179	4,451	4,451	4,451	4,451	4,451
Total payables	10,895	8,497	9,949	10,296	10,672	11,313	11,405
By source
Core Crown	7,425	5,235	7,232	7,373	7,410	7,947	7,918
Crown entities	4,042	3,910	3,451	3,457	3,481	3,567	3,617
State-owned enterprises	4,877	4,079	4,558	4,715	4,960	5,088	5,093
Inter-segment eliminations	(5,449)	(4,727)	(5,292)	(5,249)	(5,179)	(5,289)	(5,223)
Total payables	10,895	8,497	9,949	10,296	10,672	11,313	11,405
NOTE 17: Insurance Liabilities
By entity
ACC liability	20,374	21,976	23,958	25,171	26,516	28,071	29,815
EQC property damage claims	97	79	91	91	91	91	91
Other insurance liabilities	13	10	87	83	55	49	44
Total insurance liabilities	20,484	22,065	24,136	25,345	26,662	28,211	29,950

ACC liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared an independent actuarial estimate of the ACC outstanding claims liability as at 31 December 2008.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected future administrative expenses of managing these claims.  The estimate has been updated as at 31 March 2009 to reflect material changes to those expected future payments identified since 31 December 2008.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI), average weekly earnings and the discount rate of 5.40% (6.63% at 30 June 2008).  Other key variables in each valuation are the forecast increases in claim costs over and above the economic variables above, and the assumed rate at which long-term claimants will leave the scheme over the period.  This assessment is largely based on scheme history.

Presentation approach

The projected outstanding claims liability is included within total liabilities.  ACC has available to it a portfolio of assets that partially offset the claims liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall Statement of Financial Position.

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
Gross ACC liability
Opening gross liability	17,328	20,663	20,374	23,958	25,171	26,516	28,071
Net change	3,046	1,313	3,584	1,213	1,345	1,555	1,744
Closing gross liability	20,374	21,976	23,958	25,171	26,516	28,071	29,815
Less net assets available to ACC
Opening net asset value	11,757	12,735	12,397	13,135	14,388	15,715	17,171
Net change	640	1,091	738	1,253	1,327	1,456	1,450
Closing net asset value	12,397	13,826	13,135	14,388	15,715	17,171	18,621
Net ACC reserves (net liability)
Opening reserves position	(5,571)	(7,928)	(7,977)	(10,823)	(10,783)	(10,801)	(10,900)
Net change	(2,406)	(222)	(2,846)	40	(18)	(99)	(294)
Closing reserves position (net liability)	(7,977)	(8,150)	(10,823)	(10,783)	(10,801)	(10,900)	(11,194)

Notes to the Forecast Financial Statements

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 18: Retirement Plan Liabilities
Government Superannuation Fund	8,257	8,216	10,557	10,307	10,063	9,850	9,693
Other funds	—	5	—	—	—	—	—
Total retirement plan liabilities	8,257	8,221	10,557	10,307	10,063	9,850	9,693

The net liability of the Government Superannuation Fund (GSF), as at 28 February 2009 (the valuation date), has been calculated by the Government Actuary for inclusion in the 2009 Budget Update.  The GSF net liability arises from closed schemes for past and present public sector employees (set out in the GSF Act 1956).  The Projected Unit Credit Method, based on 28 February 2009 membership data, was used for the valuation.  This method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

The projected GSF net liability included in the 2009 Budget Update was calculated using discount rates derived from the market yield curve as at 28 February 2009.  This resulted in long-term before-tax discount rates ranging from 3.35% in 2010 to 5.39% in 2017 and beyond.  The principal long-term financial assumptions used in the calculation were an inflation rate of 2% and an annual salary increases rate, before any promotional effects of 2.5%.

The 2008/09 projected movement in the net liability is $2,299 million, reflecting an increase in the GSF liability of $1,284 million and a decrease in the GSF assets of $1,015 million.

The increase in the projected GSF liability of $1,284 million includes an actuarial loss of $1,355 million at 28 February 2009, of which $1,821 million resulted from a change in the discount rate assumption and $31 million due to experience adjustments.  This is offset by $497 million due to the change in the inflation assumption on valuation date.  The remainder of the change in the GSF liability is the net of the current service cost, interest cost and benefits paid to members.

The decrease in the projected GSF assets of $1,015 million includes an actuarial loss of $1,023 million at 28 February 2009 reflecting the continuing turmoil in global financial markets.  The remaining change in GSF assets is the net of expected investments returns, contributions received by the GSF and benefits paid to members.

The changes in the projected GSF net liability from 2009/10 onwards reflects the net of the expected current service cost, interest cost, investment returns and contributions.

		2009
	2008	Previous	2009	2010	2011	2012	2013
	Actual	Budget	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m	$m	$m
GSF net defined benefit retirement liability
GSF liability
Opening GSF liability	11,167	11,826	11,831	13,115	12,833	12,544	12,271
Net projected change	664	121	1,284	(282)	(289)	(273)	(225)
Closing GSF liability	11,831	11,947	13,115	12,833	12,544	12,271	12,046
Less net assets available to GSF
Opening net asset value	4,007	3,685	3,574	2,559	2,527	2,481	2,422
Investment valuation changes	(261)	222	(800)	121	118	114	110
Contribution and other income less membership payments	(172)	(176)	(215)	(153)	(164)	(173)	(178)
Closing net asset value	3,574	3,731	2,559	2,527	2,481	2,422	2,354
Net GSF liability
Opening unfunded liability	7,160	8,141	8,257	10,557	10,307	10,063	9,850
Net projected change	1,097	75	2,300	(250)	(244)	(213)	(157)
Closing unfunded liability	8,257	8,216	10,557	10,307	10,063	9,850	9,693

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m

NOTE 19: Provisions

Provision for Kyoto (1)	562	482	—	—	—	—	—
Provision for ETS credits	—	618	23	173	197	—	238
Provision for National Provident Fund guarantee	907	780	978	919	892	866	839
Provision for employee entitlements	2,220	1,747	2,358	2,369	2,418	2,444	2,457
Other provisions	1,064	1,084	1,012	1,018	984	986	1,015
Total provisions	4,753	4,711	4,371	4,479	4,491	4,296	4,549

By source
Core Crown	2,763	2,862	2,114	2,231	2,254	2,073	2,302
Crown entities	1,500	1,220	1,475	1,496	1,512	1,526	1,532
State-owned enterprises	684	652	808	798	783	774	803
Inter-segment eliminations	(194)	(23)	(26)	(46)	(58)	(77)	(88)
Total provisions	4,753	4,711	4,371	4,479	4,491	4,296	4,549

Analysis of Provision for Kyoto

(1) The Crown’s net position under the Kyoto protocol has shifted from a 21.7 million tonne unit deficit ($562 million net liability as at 30 June 2008) to a 9.6 million tonne unit surplus ($228 million net asset forecast as at 30 June 2009 increasing to $235 million at 30 June 2013) with the release of the 2009 Net Position Report.  The net asset is included in the intangible asset line in these forecast financial statements.  A full copy of the Net Position Report 2009 can be found on the Ministry for the Environment’s website:  www.mfe.govt.nz

Analysis of Provision for ETS credits

The Emissions Trading Scheme (ETS) was established to encourage reduction in greenhouse gas emissions.  The ETS creates a limited number of tradable units (the NZ Unit) which the Government can allocate freely or sell to entities.  The allocation of NZ Units creates a provision (and an expense if allocated for free).  The provision is reduced, and revenue recognised, as NZ Units are surrendered to the Crown by emitters.  Emitters can also use international Kyoto units to settle their emission obligation, which will occur where emissions exceed the number of allocated NZ units.

The ETS impact on the fiscal forecast is as follows:

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
Revenue	—	131	—	321	720	902	1,377
Expenses	—	749	23	471	744	636	1,684
OBEGAL	—	(618)	(23)	(150)	(24)	266	(307)

Provision for ETS credits	—	618	23	173	197	(69)	238

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 20: Net Worth attributable to the Crown
Taxpayers funds	46,700	49,886	37,534	31,803	24,689	17,577	11,805
Property, plant and equipment revaluation reserve	58,566	52,486	57,723	57,723	57,722	57,721	57,720
Investment revaluation reserve	34	35	83	80	80	80	80
Cash flow hedge reserve	(151)	(117)	(83)	(98)	(120)	(125)	(154)
Foreign currency translation reserve	(17)	(32)	59	59	59	59	59
Total net worth attributable to the Crown	105,132	102,258	95,316	89,567	82,430	75,312	69,510
Taxpayers Funds
Opening taxpayers funds	44,222	46,767	46,700	37,534	31,803	24,689	17,577
Operating balance excluding minority interest	2,384	3,105	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)
Transfers from/(to) other reserves	94	14	137	(2)	(3)	3	1
Closing taxpayers funds	46,700	49,886	37,534	31,803	24,689	17,577	11,805
Property, Plant and Equipment Revaluation Reserve
Opening revaluation reserve	52,442	52,498	58,566	57,723	57,723	57,722	57,721
Net revaluations	6,214	—	(707)	(1)	(1)	—	(1)
Transfers from/(to) other reserves	(90)	(12)	(136)	1	—	(1)	—
Closing property, plant and equipment revaluation reserve	58,566	52,486	57,723	57,723	57,722	57,721	57,720
Investment Revaluation Reserve
Opening investment revaluation reserve	23	29	34	83	80	80	80
Valuation gain/(losses) on investments available for sale taken to reserves	11	6	49	(3)	—	—	—
Closing investment revaluation reserve	34	35	83	80	80	80	80
Cash Flow Hedge Reserve
Opening cash flow hedge reserve	(122)	(175)	(151)	(83)	(98)	(120)	(125)
Transfer into reserve	9	58	4	(18)	(22)	(6)	(29)
Transfer to the statement of financial performance	22	—	(1)	—	(1)	—	—
Transfer to initial carrying value of hedged item	(60)	—	65	3	1	1	—
Closing cash flow hedge reserve	(151)	(117)	(83)	(98)	(120)	(125)	(154)
Foreign Currency Translation Reserve
Opening foreign currency translation reserve	(34)	(32)	(17)	59	59	59	59
Movement arising from translation of foreign operations	17	—	76	—	—	—	—
Closing foreign currency translation reserve	(17)	(32)	59	59	59	59	59

Notes to the Forecast Financial Statements

	2008 Actual	2009 Previous Budget	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
	$m	$m	$m	$m	$m	$m	$m
NOTE 21: Reconciliation of core Crown operating cash flows to residual core Crown cash
Core Crown Cash Flows from Operations
Total tax receipts	55,975	55,599	52,488	50,742	51,320	53,733	57,756
Total other sovereign receipts	486	530	503	678	713	723	734
Interest, profits and dividends	2,128	2,232	1,417	1,338	1,312	1,325	1,475
Sale of goods & services and other receipts	1,411	1,658	2,203	1,943	1,807	1,826	1,815
Transfer payments and subsidies	(19,562)	(21,068)	(22,087)	(24,211)	(24,943)	(25,681)	(26,603)
Personnel and operating costs	(30,792)	(34,224)	(33,781)	(35,049)	(34,473)	(34,316)	(34,068)
Finance costs	(2,354)	(2,282)	(2,284)	(2,159)	(2,653)	(3,346)	(4,163)
Forecast for future new operating spending	—	(249)	—	(254)	(1,436)	(2,533)	(3,622)
Top-down expense adjustment	—	355	400	300	225	150	150
Net cash flows from core Crown operations	7,292	2,551	(1,141)	(6,672)	(8,128)	(8,119)	(6,526)
Net purchase of physical assets	(1,433)	(1,891)	(1,778)	(2,375)	(1,696)	(1,390)	(1,333)
Net increase in advances	(1,254)	(821)	(1,640)	(953)	(731)	(607)	(518)
Net purchase of investments	(444)	(1,164)	(1,932)	(1,643)	(1,264)	(1,036)	(1,064)
Contribution to NZ Superannuation Fund	(2,104)	(2,242)	(2,242)	(250)	—	—	—
Forecast for future new capital spending	—	(261)	—	(72)	(702)	(1,152)	(1,450)
Top-down capital adjustment	—	350	275	100	—	—	—
Residual Cash	2,057	(3,478)	(8,458)	(11,865)	(12,521)	(12,304)	(10,891)
Financed by:
Other net sale/(purchase) of marketable securities and deposits	(3,595)	2,643	(4,335)	4,579	603	3,558	2,248
Total operating and investing activities	(1,538)	(835)	(12,793)	(7,286)	(11,918)	(8,746)	(8,643)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(1,585)	399	16,266	6,056	170	698	636
Net (repayment)/issue of foreign currency borrowing	901	(541)	(6,069)	(3,783)	(95)	(994)	(703)
Issues of circulating currency	86	181	509	181	190	200	210
Decrease/(increase) in cash	249	(29)	(1,143)	(116)	6	6	14
	(349)	10	9,563	2,338	271	(90)	157
Net cash inflow/(outflow) to be offset by domestic bonds	(1,887)	(825)	(3,230)	(4,948)	(11,647)	(8,836)	(8,486)
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	1,757	3,314	5,852	8,919	11,434	14,540	14,243
Domestic bonds (non-market)	130	662	593	948	213	1,264	1,518
Total gross cash proceeds from domestic bonds	1,887	3,976	6,445	9,867	11,647	15,804	15,761
Repayment of domestic bonds (market)	—	(2,700)	(2,700)	(4,247)	—	(5,953)	(5,985)
Repayment of domestic bonds (non-market)	—	(451)	(515)	(672)	—	(1,015)	(1,290)
Net cash proceeds from domestic bonds	1,887	825	3,230	4,948	11,647	8,836	8,486

Forecast Statement of Segments

Statement of Financial Performance

for the year ended 30 June 2008

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2008	2008	2008	2008	2008
	Actual	Actual	Actual	Actual	Actual
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	56,747	—	—	(375)	56,372
Other sovereign revenue	733	4,039	—	(893)	3,879
Sales of goods and services	1,097	12,502	13,201	(11,401)	15,399
Interest revenue and dividends	2,344	1,233	704	(1,067)	3,214
Other revenue	898	11,239	692	(10,214)	2,615
Total Revenue (excluding gains)	61,819	29,013	14,597	(23,950)	81,479
Expenses
Social assistance and official development assistance	18,519	—	—	(145)	18,374
Personnel expenses	5,584	8,741	2,164	(11)	16,478
Other operating expenses	30,434	19,307	10,955	(22,807)	37,889
Interest expenses	2,460	248	870	(477)	3,101
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Expenses (excluding losses)	56,997	28,296	13,989	(23,440)	75,842
Operating Balance before gains/(losses)	4,822	717	608	(510)	5,637
Total Gains/(losses)	(1,014)	(2,468)	134	(194)	(3,542)
Net surplus/(deficit) from associates and joint ventures	85	225	24	—	334
Gain/(loss) from discontinued operations	(2)	—	24	—	22
Attributable to minority interest in Air NZ	—	—	(67)	—	(67)
Operating Balance	3,891	(1,526)	723	(704)	2,384
Expenses by functional classification
Social security and welfare	17,877	4,307	—	(675)	21,509
Health	11,297	9,791	—	(10,279)	10,809
Education	9,551	8,069	25	(7,248)	10,397
Transport and communications	2,244	1,737	5,832	(2,389)	7,424
Other	13,568	4,144	7,262	(2,372)	22,602
Finance costs	2,460	248	870	(477)	3,101
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Crown Expenses excluding losses	56,997	28,296	13,989	(23,440)	75,842

Statement of Financial Position

as at 30 June 2008

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2008	2008	2008	2008	2008
	Actual	Actual	Actual	Actual	Actual
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	872	2,640	531	(239)	3,804
Receivables	9,031	4,444	2,247	(1,564)	14,158
Other financial assets	49,726	16,807	8,949	(8,381)	67,101
Property, plant & equipment	28,637	43,659	31,033	—	103,329
Equity accounted investments	25,696	7,073	224	(24,928)	8,065
Intangible assets and goodwill	845	386	520	—	1,751
Other assets	1,375	329	938	(15)	2,627
Forecast for new capital spending and top down adjustment	—	—	—	—	—
Total Assets	116,182	75,338	44,442	(35,127)	200,835
Liabilities
Borrowings	37,167	4,705	12,817	(8,579)	46,110
Other liabilities	22,032	26,256	6,648	(5,725)	49,211
Total Liabilities	59,199	30,961	19,465	(14,304)	95,321
Total Assets less Total Liabilities	56,983	44,377	24,977	(20,823)	105,514
Net Worth
Taxpayer funds	42,677	19,994	7,722	(23,693)	46,700
Reserves	14,306	24,383	16,776	2,967	58,432
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	56,983	44,377	24,977	(20,823)	105,514

Forecast Statement of Segments (continued)

Statement of Financial Performance

for the year ended 30 June 2009

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2009	2009	2009	2009	2009
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	54,053	—	—	(530)	53,523
Other sovereign revenue	779	4,433	—	(1,098)	4,114
Sales of goods and services	1,266	12,959	13,066	(12,043)	15,248
Interest revenue and dividends	1,897	1,329	739	(966)	2,999
Other revenue	879	11,918	1,165	(10,887)	3,075
Total Revenue (excluding gains)	58,874	30,639	14,970	(25,524)	78,959
Expenses
Social assistance and official development assistance	20,463	—	—	(281)	20,182
Personnel expenses	6,102	9,513	2,419	(3)	18,031
Other operating expenses	33,791	20,368	10,712	(24,067)	40,804
Interest expenses	2,507	248	1,185	(582)	3,358
Forecast for future new spending and top down adjustment	(500)	—	—	—	(500)
Total Expenses (excluding losses)	62,363	30,129	14,316	(24,933)	81,875
Operating Balance before gains/(losses)	(3,489)	510	654	(591)	(2,916)
Total Gains/(losses)	(3,317)	(3,119)	(17)	(263)	(6,716)
Net surplus/(deficit) from associates and joint ventures	65	241	29	(3)	333
Gain/(loss) from discontinued operations	(3)	—	(1)	—	(4)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(6,744)	(2,368)	665	(857)	(9,303)
Expenses by functional classification
Social security and welfare	19,475	4,762	—	(828)	23,409
Health	12,395	10,323	—	(10,771)	11,947
Education	10,964	8,663	23	(7,806)	11,844
Transport and communications	2,954	1,976	6,950	(2,531)	9,349
Other	14,568	4,157	6,158	(2,415)	22,468
Finance costs	2,507	248	1,185	(582)	3,358
Forecast for future new spending and top down adjustment	(500)	—	—	—	(500)
Total Crown Expenses excluding losses	62,363	30,129	14,316	(24,933)	81,875

Statement of Financial Position

as at 30 June 2009

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2009	2009	2009	2009	2009
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,432	2,716	432	(227)	5,353
Receivables	8,786	4,514	2,165	(1,678)	13,787
Other financial assets	62,046	17,097	11,395	(10,156)	80,382
Property, plant & equipment	29,094	44,157	33,246	1	106,498
Equity accounted investments	27,462	7,464	334	(26,455)	8,805
Intangible assets and goodwill	933	404	591	—	1,928
Other assets	1,334	357	986	(31)	2,646
Forecast for new capital spending and top down adjustment	(275)	—	—	—	(275)
Total Assets	131,812	76,709	49,149	(38,546)	219,124
Liabilities
Borrowings	57,131	5,172	16,976	(10,123)	69,156
Other liabilities	24,076	29,204	6,368	(5,378)	54,270
Total Liabilities	81,207	34,376	23,344	(15,501)	123,426
Total Assets less Total Liabilities	50,605	42,333	25,805	(23,045)	95,698
Net Worth
Taxpayer funds	36,071	18,778	8,470	(25,785)	37,534
Reserves	14,534	23,555	16,856	2,837	57,782
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	50,605	42,333	25,805	(23,045)	95,698

Forecast Statement of Segments (continued)

Statement of Financial Performance

for the year ended 30 June 2010

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2010	2010	2010	2010	2010
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	51,580	—	—	(528)	51,052
Other sovereign revenue	1,178	4,823	—	(1,141)	4,860
Sales of goods and services	1,357	13,858	13,795	(12,961)	16,049
Interest revenue and dividends	2,076	832	927	(676)	3,159
Other revenue	580	11,544	1,492	(10,802)	2,814
Total Revenue (excluding gains)	56,771	31,057	16,214	(26,108)	77,934
Expenses
Social assistance and official development assistance	21,445	—	—	(270)	21,175
Personnel expenses	5,924	9,902	2,501	(3)	18,324
Other operating expenses	35,489	21,045	11,522	(25,185)	42,871
Interest expenses	2,470	140	1,198	(459)	3,349
Forecast for future new spending and top down adjustment	(46)	—	—	—	(46)
Total Expenses (excluding losses)	65,282	31,087	15,221	(25,917)	85,673
Operating Balance before gains/(losses)	(8,511)	(30)	993	(191)	(7,739)
Total Gains/(losses)	1,295	105	318	(97)	1,621
Net surplus/(deficit) from associates and joint ventures	97	253	40	—	390
Gain/(loss) from discontinued operations	—	—	—	(1)	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(7,119)	328	1,351	(289)	(5,729)
Expenses by functional classification
Social security and welfare	21,139	4,787	—	(853)	25,073
Health	13,397	10,816	—	(11,398)	12,815
Education	11,284	8,939	23	(8,099)	12,147
Transport and communications	2,253	2,016	6,980	(2,381)	8,868
Other	14,785	4,389	7,020	(2,727)	23,467
Finance costs	2,470	140	1,198	(459)	3,349
Forecast for future new spending and top down adjustment	(46)	—	—	—	(46)
Total Crown Expenses excluding losses	65,282	31,087	15,221	(25,917)	85,673

Statement of Financial Position

as at 30 June 2010

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2010	2010	2010	2010	2010
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,247	2,722	301	(228)	5,042
Receivables	8,877	4,661	2,067	(1,512)	14,093
Other financial assets	59,535	18,172	12,082	(10,654)	79,135
Property, plant & equipment	29,740	45,757	34,755	(1)	110,251
Equity accounted investments	29,205	7,724	370	(28,102)	9,197
Intangible assets and goodwill	1,036	404	693	—	2,133
Other assets	1,325	359	1,030	(30)	2,684
Forecast for new capital spending and top down adjustment	(303)	—	—	—	(303)
Total Assets	131,662	79,799	51,298	(40,527)	222,232
Liabilities
Borrowings	63,915	5,168	17,962	(10,622)	76,423
Other liabilities	24,261	30,429	6,512	(5,342)	55,860
Total Liabilities	88,176	35,597	24,474	(15,964)	132,283
Total Assets less Total Liabilities	43,486	44,202	26,824	(24,563)	89,949
Net Worth
Taxpayer funds	28,952	20,673	9,486	(27,308)	31,803
Reserves	14,534	23,529	16,859	2,842	57,764
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	43,486	44,202	26,824	(24,563)	89,949

Forecast Statement of Segments (continued)

Statement of Financial Performance

for the year ended 30 June 2011

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2011	2011	2011	2011	2011
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m

Revenue
Taxation revenue	51,844	—	—	(518)	51,326
Other sovereign revenue	1,600	4,999	—	(1,196)	5,403
Sales of goods and services	1,321	13,839	15,186	(12,931)	17,415
Interest revenue and dividends	2,165	856	1,031	(721)	3,331
Other revenue	588	11,641	1,231	(10,446)	3,014
Total Revenue (excluding gains)	57,518	31,335	17,448	(25,812)	80,489

Expenses
Social assistance and official development assistance	22,457	—	—	(261)	22,196
Personnel expenses	5,996	10,069	2,619	(3)	18,681
Other operating expenses	34,784	21,341	12,454	(24,932)	43,647
Interest expenses	2,998	160	1,342	(481)	4,019
Forecast for future new spending and top down adjustment	1,211	—	—	—	1,211
Total Expenses (excluding losses)	67,446	31,570	16,415	(25,677)	89,754

Operating Balance before gains/(losses)	(9,928)	(235)	1,033	(135)	(9,265)
Total Gains/(losses)	1,430	298	124	(99)	1,753
Net surplus/(deficit) from associates and joint ventures	96	257	50	(1)	402
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(8,402)	320	1,206	(235)	(7,111)

Expenses by functional classification
Social security and welfare	22,114	5,168	—	(873)	26,409
Health	13,371	10,817	—	(11,434)	12,754
Education	11,304	8,968	23	(8,097)	12,198
Transport and communications	1,864	2,033	7,335	(2,054)	9,178
Other	14,584	4,424	7,715	(2,738)	23,985
Finance costs	2,998	160	1,342	(481)	4,019
Forecast for future new spending and top down adjustment	1,211	—	—	—	1,211
Total Crown Expenses excluding losses	67,446	31,570	16,415	(25,677)	89,754

Statement of Financial Position

as at 30 June 2011

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2011	2011	2011	2011	2011
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,279	2,676	317	(227)	5,045
Receivables	8,572	4,763	2,216	(1,533)	14,018
Other financial assets	60,682	19,778	12,118	(11,119)	81,459
Property, plant & equipment	29,913	46,883	36,721	—	113,517
Equity accounted investments	30,495	7,980	413	(29,356)	9,532
Intangible assets and goodwill	1,049	406	826	—	2,281
Other assets	1,307	354	1,106	(29)	2,738
Forecast for new capital spending and top down adjustment	399	—	—	—	399
Total Assets	134,696	82,840	53,717	(42,264)	228,989
Liabilities
Borrowings	75,371	5,301	19,302	(11,318)	88,656
Other liabilities	24,241	31,816	6,748	(5,284)	57,521
Total Liabilities	99,612	37,117	26,050	(16,602)	146,177
Total Assets less Total Liabilities	35,084	45,723	27,667	(25,662)	82,812
Net Worth
Taxpayer funds	20,550	22,218	10,326	(28,405)	24,689
Reserves	14,534	23,505	16,862	2,840	57,741
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	35,084	45,723	27,667	(25,662)	82,812

Forecast Statement of Segments (continued)

Statement of Financial Performance

for the year ended 30 June 2012

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2012	2012	2012	2012	2012
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	54,591	—	—	(578)	54,013
Other sovereign revenue	1,799	5,145	—	(1,244)	5,700
Sales of goods and services	1,314	13,860	15,466	(12,898)	17,742
Interest revenue and dividends	2,243	878	1,028	(786)	3,363
Other revenue	591	11,686	1,048	(10,290)	3,035
Total Revenue (excluding gains)	60,538	31,569	17,542	(25,796)	83,853
Expenses
Social assistance and official development assistance	23,238	—	—	(251)	22,987
Personnel expenses	6,055	10,270	2,673	(3)	18,995
Other operating expenses	35,110	21,607	12,585	(24,856)	44,446
Interest expenses	3,575	180	1,363	(493)	4,625
Forecast for future new spending and top down adjustment	2,383	—	—	—	2,383
Total Expenses (excluding losses)	70,361	32,057	16,621	(25,603)	93,436
Operating Balance before gains/(losses)	(9,823)	(488)	921	(193)	(9,583)
Total Gains/(losses)	1,520	526	140	(117)	2,069
Net surplus/(deficit) from associates and joint ventures	98	256	47	(1)	400
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(8,205)	294	1,107	(311)	(7,115)
Expenses by functional classification
Social security and welfare	22,925	5,579	—	(900)	27,604
Health	13,358	10,800	—	(11,445)	12,713
Education	11,311	8,946	23	(8,043)	12,237
Transport and communications	1,740	2,054	7,393	(1,947)	9,240
Other	15,069	4,498	7,842	(2,775)	24,634
Finance costs	3,575	180	1,363	(493)	4,625
Forecast for future new spending and top down adjustment	2,383	—	—	—	2,383
Total Crown Expenses excluding losses	70,361	32,057	16,621	(25,603)	93,436

Statement of Financial Position

as at 30 June 2012

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2012	2012	2012	2012	2012
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,504	2,693	399	(226)	5,370
Receivables	8,490	4,889	2,255	(1,605)	14,029
Other financial assets	58,943	21,554	12,111	(11,497)	81,111
Property, plant & equipment	29,765	47,887	38,113	(1)	115,764
Equity accounted investments	31,420	8,240	456	(30,387)	9,729
Intangible assets and goodwill	1,103	380	850	—	2,333
Other assets	1,293	356	1,120	(29)	2,740
Forecast for new capital spending and top down adjustment	1,551	—	—	—	1,551
Total Assets	135,069	85,999	55,304	(43,745)	232,627
Liabilities
Borrowings	83,600	5,517	20,075	(11,772)	97,420
Other liabilities	24,590	33,468	6,865	(5,410)	59,513
Total Liabilities	108,190	38,985	26,940	(17,182)	156,933
Total Assets less Total Liabilities	26,879	47,014	28,364	(26,563)	75,694
Net Worth
Taxpayer funds	12,345	23,521	11,019	(29,308)	17,577
Reserves	14,534	23,493	16,866	2,842	57,735
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	26,879	47,014	28,364	(26,563)	75,694

Forecast Statement of Segments (continued)

Statement of Financial Performance

for the year ended 30 June 2013

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2013	2013	2013	2013	2013
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	58,406	—	—	(625)	57,781
Other sovereign revenue	2,295	5,253	—	(1,249)	6,299
Sales of goods and services	1,298	13,920	16,066	(12,907)	18,377
Interest revenue and dividends	2,456	891	1,033	(938)	3,442
Other revenue	591	11,717	1,055	(10,150)	3,213
Total Revenue (excluding gains)	65,046	31,781	18,154	(25,869)	89,112
Expenses
Social assistance and official development assistance	23,908	—	—	(250)	23,658
Personnel expenses	6,142	10,298	2,752	(3)	19,189
Other operating expenses	35,588	22,083	12,912	(24,827)	45,756
Interest expenses	4,330	150	1,472	(492)	5,460
Forecast for future new spending and top down adjustment	3,472	—	—	—	3,472
Total Expenses (excluding losses)	73,440	32,531	17,136	(25,572)	97,535
Operating Balance before gains/(losses)	(8,394)	(750)	1,018	(297)	(8,423)
Total Gains/(losses)	1,628	650	140	(149)	2,269
Net surplus/(deficit) from associates and joint ventures	80	256	48	(2)	382
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(6,686)	156	1,205	(448)	(5,773)
Expenses by functional classification
Social security and welfare	23,572	5,969	—	(934)	28,607
Health	13,324	10,797	—	(11,429)	12,692
Education	11,332	8,983	23	(8,048)	12,290
Transport and communications	1,615	2,072	7,627	(1,829)	9,485
Other	15,795	4,560	8,014	(2,840)	25,529
Finance costs	4,330	150	1,472	(492)	5,460
Forecast for future new spending and top down adjustment	3,472	—	—	—	3,472
Total Crown Expenses excluding losses	73,440	32,531	17,136	(25,572)	97,535

Statement of Financial Position

as at 30 June 2013

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2013	2013	2013	2013	2013
	Forecast	Forecast	Forecast	Forecast	Forecast
	$m	$m	$m	$m	$m
Assets
Cash and cash equivalents	2,256	2,655	422	(226)	5,107
Receivables	8,621	5,020	2,324	(1,526)	14,439
Other financial assets	58,608	23,319	12,402	(11,822)	82,507
Property, plant & equipment	29,562	48,802	40,122	—	118,486
Equity accounted investments	32,135	8,496	496	(31,441)	9,686
Intangible assets and goodwill	1,019	369	851	—	2,239
Other assets	1,247	356	1,130	(30)	2,703
Forecast for new capital spending and top down adjustment	3,001	—	—	—	3,001
Total Assets	136,449	89,017	57,747	(45,045)	238,168
Liabilities
Borrowings	91,414	5,583	21,808	(12,184)	106,621
Other liabilities	24,842	35,266	6,898	(5,351)	61,655
Total Liabilities	116,256	40,849	28,706	(17,535)	168,276
Total Assets less Total Liabilities	20,193	48,168	29,041	(27,510)	69,892
Net Worth
Taxpayer funds	5,659	24,708	11,692	(30,254)	11,805
Reserves	14,534	23,460	16,870	2,841	57,705
Net worth attributable to minority interest in Air NZ	—	—	479	(97)	382
Total Net Worth	20,193	48,168	29,041	(27,510)	69,892

4

Core Crown Expense Tables(18)

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Social security and welfare	14,252	14,682	15,598	16,768	17,877	19,475	21,139	22,114	22,925	23,572
GSF	591	718	761	645	690	680	370	390	437	494
Health	8,111	8,813	9,547	10,355	11,297	12,395	13,397	13,371	13,358	13,324
Education	7,585	7,930	9,914	9,269	9,551	10,964	11,284	11,304	11,311	11,332
Core government services	2,091	2,567	2,507	4,816	3,371	3,853	3,620	3,632	3,697	3,774
Law and order	1,843	1,977	2,235	2,699	2,894	3,116	3,267	3,302	3,302	3,319
Defence	1,311	1,275	1,383	1,517	1,562	1,735	1,810	1,807	1,797	1,796
Transport and communications	1,461	1,635	1,818	2,405	2,244	2,954	2,253	1,864	1,740	1,615
Economic and industrial services	1,192	1,444	1,592	1,595	2,889	3,145	2,673	2,594	2,590	2,585
Primary services	368	394	467	438	541	545	611	545	553	559
Heritage, culture and recreation	634	991	891	844	1,107	1,062	1,507	1,711	1,594	2,638
Housing and community development	139	163	202	255	260	312	365	356	360	346
Other	52	32	49	68	254	120	562	247	739	284
Finance costs	2,252	2,274	2,356	2,329	2,460	2,507	2,470	2,998	3,575	4,330
Forecast for future new spending	—	—	—	—	—	—	254	1,436	2,533	3,622
Top- down expense adjustment	—	—	—	—	—	(500)	(300)	(225)	(150)	(150)
Core Crown expenses	41,882	44,895	49,320	54,003	56,997	62,363	65,282	67,446	70,361	73,440

Source:           The Treasury

Table 4.1 — Social security and welfare expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Welfare benefits	13,181	13,326	14,246	15,435	16,288	17,427	19,059	20,036	20,775	21,388
Social rehabilitation & compensation	118	152	145	163	199	336	329	322	319	319
Departmental expenses	705	781	858	845	850	1,107	1,124	1,123	1,102	1,102
Other non-departmental expenses	248	423	349	325	540	605	627	633	729	763
Social security and welfare expenses	14,252	14,682	15,598	16,768	17,877	19,475	21,139	22,114	22,925	23,572

(18)      Historical data contained in the expense tables have been restated on a NZ IFRS basis for material changes.

Source:           The Treasury

Table 4.2 — New Zealand superannuation and welfare benefit expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
New Zealand Superannuation	5,889	6,083	6,414	6,810	7,348	7,746	8,246	8,665	9,186	9,666
Domestic Purposes Benefit	1,569	1,547	1,493	1,468	1,478	1,528	1,647	1,711	1,759	1,786
Unemployment Benefit	1,084	831	712	613	458	588	1,078	1,268	1,283	1,205
Invalids Benefit	976	1,026	1,073	1,132	1,216	1,258	1,297	1,337	1,375	1,391
Family Tax Credit	833	846	1,285	1,699	1,897	2,123	2,158	2,191	2,204	2,298
Accommodation Supplement	702	750	843	877	891	988	1,166	1,248	1,282	1,296
Sickness Benefit	470	510	541	573	582	610	692	736	747	751
Disability Allowance	257	267	261	270	278	390	417	439	461	479
Income Related Rents	340	370	395	434	465	501	540	586	635	683
In Work Tax Credit	—	—	70	461	563	586	578	552	529	498
Child Tax Credit	155	141	154	44	11	6	3	2	2	1
Special Benefit	140	175	162	106	71	—	—	—	—	—
Benefits paid in Australia	103	91	80	71	58	52	45	39	35	22
Paid Parental Leave	63	76	96	122	135	143	150	159	163	168
Childcare Assistance	58	79	110	139	150	160	178	189	202	212
War Disablement Pensions	102	107	113	122	134	143	150	156	163	168
Veteran’s Pension	110	119	128	143	161	176	189	201	212	220
Other benefits	330	308	316	351	392	429	525	557	537	544
Benefit expenses	13,181	13,326	14,246	15,435	16,288	17,427	19,059	20,036	20,775	21,388

Source:           The Treasury

Table 4.3 — Beneficiary numbers

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
(Thousands)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

New Zealand Superannuation	461	469	482	495	508	522	538	553	573	596
Domestic Purposes Benefit	110	109	106	100	97	101	107	109	109	110
Unemployment Benefit	104	78	64	52	37	47	85	99	98	91
Accommodation Supplement	249	243	249	251	245	266	311	328	331	331
Invalids Benefit	70	74	76	78	82	86	88	89	91	92
Sickness Benefit	42	45	47	48	48	50	56	58	58	58

Source:           The Treasury

Table 4.4 — GSF pension expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Pension expenses	591	718	761	645	690	680	370	390	437	494
GSF pension expenses	591	718	761	645	690	680	370	390	437	494

Source:           The Treasury

Table 4.5 — Health expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Departmental outputs	161	157	174	180	206	208	212	213	213	213
Health service purchasing	7,452	8,113	8,805	9,614	10,503	11,376	12,346	12,292	12,253	12,241
Other non-departmental outputs	71	160	135	99	97	98	107	102	101	99
Health payments to ACC	409	356	372	425	463	667	686	719	745	725
Other expenses	18	27	61	37	28	46	46	45	46	46
Health expenses	8,111	8,813	9,547	10,355	11,297	12,395	13,397	13,371	13,358	13,324

Source:                          The Treasury

Table 4.6 — Health service purchasing

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Payments to District Health Boards	6,441	7,262	7,814	8,547	9,312	10,040	10,936	10,913	10,895	10,888
National Disability Support Services	793	620	699	755	834	890	895	898	898	898
Public Health Service Purchasing	218	231	292	312	357	446	515	481	460	455
Health service purchasing	7,452	8,113	8,805	9,614	10,503	11,376	12,346	12,292	12,253	12,241

Source:                          The Treasury

Table 4.7 — Education expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Early childhood education	393	444	555	617	860	1,049	1,125	1,189	1,237	1,255
Primary and secondary schools	3,692	3,934	4,153	4,325	4,552	4,986	5,111	5,109	5,104	5,133
Tertiary funding	2,535	2,496	4,047	3,322	3,266	3,921	4,013	3,992	3,963	3,954
Departmental expenses	679	737	821	875	828	916	926	915	912	909
Other education expenses	286	319	338	130	45	92	109	99	95	81
Education expenses	7,585	7,930	9,914	9,269	9,551	10,964	11,284	11,304	11,311	11,332

Places	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
ECE(1)	109,513	113,009	115,903	123,196	133,903	143,863	147,541	150,228	151,460	151,797

(1) Full-time equivalent based on 1,000 funded child hours per year.

Sources:                    Ministry of Education, The Treasury

Table 4.8 — Primary and secondary education expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Primary	1,884	1,964	2,062	2,141	2,262	2,504	2,583	2,593	2,589	2,611
Secondary	1,385	1,524	1,618	1,682	1,761	1,925	1,957	1,949	1,946	1,946
School transport	106	109	118	125	131	149	158	163	168	173
Special needs support	221	231	245	263	278	290	295	296	297	298
Professional Development	84	95	101	104	108	105	104	94	90	91
Schooling Improvement	12	11	9	10	12	13	14	14	14	14
Primary and secondary education expenses	3,692	3,934	4,153	4,325	4,552	4,986	5,111	5,109	5,104	5,133
Places	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Primary(1)	484,456	482,571	481,007	479,230	475,820	476,503	477,410	478,308	484,026	489,957
Secondary(1)	269,206	273,905	275,869	277,619	277,582	276,230	274,259	273,872	272,396	273,089

(1) From 2004, these have been restated and are now snapshots based as at 1 July for primary year-levels and 1 March for secondary year-levels.

Sources:                    Ministry of Education, The Treasury

Table 4.9 — Tertiary education expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Tuition	1,770	1,647	1,865	1,962	2,172	2,204	2,331	2,305	2,268	2,267
Other tertiary funding	66	68	110	339	358	539	537	506	498	481
Tertiary student allowances	380	359	354	382	386	429	462	470	473	470
Initial fair value change in student loans	—	—	1,415	—	—	—	—	—	—	—
Student loans	319	422	303	639	350	749	683	711	724	736
Tertiary education expenses	2,535	2,496	4,047	3,322	3,266	3,921	4,013	3,992	3,963	3,954
Places (year)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
EFT students	247,975	240,734	227,416	226,238	226,787	233,942	234,850	234,503	234,106	234,097

Sources:                    Ministry of Education, The Treasury

Table 4.10 — Core Government service expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Official development assistance	237	297	330	330	362	474	461	486	510	559
Indemnity and guarantee expenses	9	—	—	—	—	140	62	60	59	58
Departmental expenses	1,096	1,570	1,403	1,402	1,557	1,657	1,667	1,663	1,647	1,625
Non-Departmental Expenses				237	277	423	288	309	327	338
Tax receivable write-down	350	350	338	2,479	701	685	660	668	703	745
Science expenses	283	170	157	163	168	180	193	195	195	195
Other expenses	116	180	279	205	306	294	289	251	256	254
Core Government service expenses	2,091	2,567	2,507	4,816	3,371	3,853	3,620	3,632	3,697	3,774

Source:                          The Treasury

Table 4.11 — Law and order expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Police	844	896	976	1,086	1,198	1,330	1,340	1,361	1,362	1,365
Ministry of Justice	178	257	299	454	367	386	399	387	391	389
Department of Corrections	439	483	572	662	787	838	921	967	967	981
Department for Courts	53	—	—	—	—	—	—	—	—	—
Other departments	81	72	76	60	91	112	121	120	119	119
Department expenses	1,595	1,708	1,923	2,262	2,443	2,666	2,781	2,835	2,839	2,854
Non-departmental outputs	178	218	262	354	326	360	389	355	350	350
Other expenses	70	51	50	83	125	90	97	112	113	115
Law and order expenses	1,843	1,977	2,235	2,699	2,894	3,116	3,267	3,302	3,302	3,319

Source:                          The Treasury

Table 4.12 — Defence expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

NZDF Core expenses	1,182	1,203	1,306	1,459	1,517	1,675	1,750	1,738	1,741	1,740
NZDF write-offs	72	—	—	—	—	—	—	—	—	—
Other expenses	57	72	77	58	45	60	60	69	56	56

Defence expenses	1,311	1,275	1,383	1,517	1,562	1,735	1,810	1,807	1,797	1,796

Source:                          The Treasury

Table 4.13 — Transport and communication expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
New Zealand Transport Agency(1)	1,222	1,346	1,482	1,874	1,966	1,656	1,322	1,355	1,395	1,394
Departmental outputs	83	97	101	113	137	90	67	63	63	63
Other non-departmental expenses	84	79	109	221	104	174	158	101	80	75
Asset impairments	66	47	47	47	—	587	—	—	—	—
Rail costs	3	63	77	142	24	421	682	320	177	58
Other expenses	3	3	2	8	13	26	24	25	25	25
Transport and communication expenses	1,461	1,635	1,818	2,405	2,244	2,954	2,253	1,864	1,740	1,615

(1) Since 2008/09 funding has been provided to New Zealand Transport Agency.  From 2004/05 to 2007/08 funding was received by Land Transport NZ.  Prior to this, funding was received by Transfund.

Prior to 2008/09 all NZTA funding was recognised as operating expenditure.  However from 2008/09 some funding is now classified as capital resulting in a reduction to operating expenditure.

Source:           The Treasury

Table 4.14 — Economic and industrial services expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Departmental outputs	478	508	549	546	603	395	394	381	375	373
Employment initiatives	222	224	202	207	186	187	176	171	168	166
Non-departmental outputs	444	549	751	873	822	828	851	804	779	779
Reserve Electricity Generation	—	—	26	16	81	16	27	27	26	17
Flood relief	15	52	8	—	—	—	—	—	—	—
KiwiSaver	—	—	—	—	1,102	1,420	919	940	956	982
Research & Development tax credits	—	—	—	—	37	154	7	—	—	—
Other expenses	33	111	56	(47)	58	145	299	271	286	268
Economic and industrial services expenses	1,192	1,444	1,592	1,595	2,889	3,145	2,673	2,594	2,590	2,585

Source:                          The Treasury

Table 4.15 — Employment initiatives

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Training incentive allowance	42	36	32	29	27	30	23	20	16	15
Community employment projects	16	6	—	—	—	—	—	—	—	—
Subsidised work	100	102	84	88	67	65	61	60	59	59
Employment support for disabled	61	74	82	86	88	88	88	88	88	88
Other employment assistance schemes	3	6	4	4	4	4	4	3	5	4
Employment initiatives	222	224	202	207	186	187	176	171	168	166

Source:                          The Treasury

Table 4.16 — Primary service expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Departmental expenses	269	272	350	342	354	381	385	376	375	375
Non-departmental outputs	81	114	97	80	109	80	200	155	164	169
Other expenses	18	8	20	16	78	84	26	14	14	15
Primary service expenses	368	394	467	438	541	545	611	545	553	559

Source:                          The Treasury

Table 4.17 — Heritage, culture and recreation expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Community grants	3	6	7	7	7	9	8	8	10	10
Kyoto protocol	—	310	42	—	—	—	—	—	—	—
Emmission Trading Scheme	—	—	—	—	—	23	484	757	649	1,698
Departmental outputs	269	292	322	357	392	440	442	431	440	444
Non-departmental outputs	258	317	351	411	469	464	494	466	438	432
Other expenses	104	66	169	69	239	126	79	49	57	54
Heritage, culture and recreation expenses	634	991	891	844	1,107	1,062	1,507	1,711	1,594	2,638

Source:                          The Treasury

Table 4.18 — Housing and community development expenses

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Housing subsidies	27	31	23	25	28	38	38	62	68	59
Departmental outputs	77	100	117	134	141	153	160	152	150	144
Other non-departmental expenses	35	32	62	96	91	121	167	142	142	143
Housing and community development expenses	139	163	202	255	260	312	365	356	360	346

Source:                          The Treasury

Glossary of Terms

ACC insurance liability

The ACC insurance liability is the gross liability of the future cost of past ACC claims.  The net ACC liability is the gross liability less the asset reserves held to meet these claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Consumers Price Index (CPI)

A measure of change in the prices of goods and services bought by households.

Contingent liability

Contingent liabilities are potential liabilities dependent on an uncertain event occurring.  Contingent liabilities are not recognised in the Statement of Financial Position because either it is not probable the event will occur, or the amount of the obligation cannot be reliably measured.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Contingent assets

Contingent assets are potential assets dependent on an uncertain event occurring.

Core Crown

The core Crown is a segment representing the Crown, departments, Offices of Parliament, the Reserve Bank, and the NZS Fund.

Core Crown revenue

Core Crown revenue mostly consists of tax revenue collected by the Government, but also includes investment income, sales of goods and services and other revenue.

Core Crown expenses

The day-to-day spending (eg, salaries, welfare benefit payments, finance costs and maintaining national defence etc) that does not build physical assets for the Government.  This is an accrual measure of expenses and includes items such as depreciation on physical assets.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT), foreign-source dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (eg, OBEGAL) adjusted for short-term fluctuations of actual GDP around trend GDP.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.

Demographic changes

Changes to the structure of the population.  For example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount and timing of new government stock expected to be issued over the financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Cash or shares (equity), a right to receive cash or shares (equity), or a right to exchange a financial asset or liability on favourable terms.

Fiscal drag

In a tax system with multiple tax thresholds, as taxable incomes increase, tax revenues increase more than proportionately. This occurs because a higher proportion of an individual’s income is taxed at the higher rate as their income increases. The additional increase in taxes is known as fiscal drag because it has the effect of removing aggregate demand from the economy.

Fiscal impulse

A summary measure of how changes in fiscal policy affect aggregate demand.  To isolate discretionary changes, fiscal impulse is calculated on a cyclically-adjusted basis and excludes net interest payments.  To better capture the role of capital spending the indicator is derived from cash flow information.

Fiscal intentions (short-term)

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over (at least) the next three years.

Fiscal objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act and cover a period of ten or more years.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Gross Crown debt

The total borrowings (both sovereign-guaranteed and non sovereign-guaranteed and including derivatives in loss) of the total Crown.  This is the amount in the total Crown Statement of Financial Position for Reserve Bank settlement deposits plus other borrowings.  It represents the Government’s debt obligations to external parties.

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross sovereign-issued debt (GSID)

Debt issued by the sovereign (ie, Core Crown) and includes Government stock held by the NZS Fund, ACC or EQC for example.  The gross sovereign-issued debt indicator does not eliminate any internal cross-holdings.

GSID (excluding settlement cash)

GSID less Reserve Bank settlement cash.

Labour force participation rate

Measures the percentage of the working-age population in work or actively looking for and available for work.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the individual line items for revenues, expenses, assets and liabilities in the Crown financial statements include all departments, Offices of Parliament, the Reserve Bank, SOEs, Crown entities, and other entities controlled by the Government.

Marketable securities

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate aggregate demand pressures and so reduce inflationary pressures.

Net core Crown cash flow from operations

OBEGAL less retained items (eg, net surplus of SOEs, CEs and NZS Fund net revenue) less non-cash items (eg, depreciation).

Net core Crown debt

Debt after deducting financial assets of the core Crown from gross sovereign-issued debt.  Share investments in supranational organisations, such as the International Bank for Reconstruction and Development and the Bank for International Settlements, are excluded from the net core Crown debt measure as are the assets of the NZS Fund. Advances such as student loans and loans to District Health Boards are also excluded.

Net worth

Total assets less total liabilities (also referred to as the Crown balance).  The change in net worth in any given forecast year is largely driven by the operating balance.

NZ IFRS

New Zealand equivalents to International Financial Reporting Standards.  These standards are approved by the Accounting Standards Review Board in New Zealand and are based on the requirements of the international financial reporting standards issued by the International Accounting Standards Board adjusted where appropriate for entities that are not profit oriented.

Operating allowance

The amount included in the Fiscal Strategy Report projections for new initiatives, including spending and cost pressures.  The allowance is a projection assumption.  The projections in the Fiscal Strategy Report also include an allowance for capital spending.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It includes gains and losses not reported directly as a movement against net worth.

Operating balance before gains and losses (OBEGAL)

The OBEGAL is the operating balance before gains and losses.

OBEGAL excluding NZS Fund net revenue

A measure of the operating balance that recognises that NZS Fund net revenues are not available to the Crown.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Residual cash

The level of money the Government has available to repay debt or, alternatively, needs to borrow in any given year.  Residual cash is alternatively termed “Cash available/(shortfall to be funded)”.

Residual cash is equal to net core Crown cash flow from operations excluding NZS Fund activity less core Crown capital commitments (eg, contributions to NZS Fund, purchase of assets, loans to others).

Settlement cash

This is the amount of money deposited with the Reserve Bank by banks.  It is a liquidity mechanism used to settle wholesale obligations between banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporate and individuals.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Top-down adjustment

The adjustment to expenditure forecasts to reflect the extent to which departments use appropriations (upper spending limits) for their expenditure forecasts.  As appropriations apply to the core Crown only, no adjustment is required to SOE or Crown Entity forecasts.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the Euro and the UK sterling.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2008/09 or 2009 will generally mean “year ended 30 June” unless otherwise stated.

Time Series of Fiscal and Economic Indicators

Fiscal Indicators

June Years	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
$ millions	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue and Expenses
Core Crown revenue excl NZS Fund	33,131	34,242	32,880	34,946	37,842	39,945	43,440	46,219	51,045	56,951	58,482	61,671	58,392	56,374	57,094	60,245	64,948
Core Crown expenses	31,368	32,982	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,003	56,997	62,363	65,282	67,446	70,361	73,440
Surpluses
Total Crown OBEGAL	1,801	2,345	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(2,916)	(7,739)	(9,265)	(9,583)	(8,423)
Total Crown OBEGAL excl NZS Fund	1,801	2,345	128	594	1,422	2,456	4,297	5,526	7,140	7,252	6,250	5,586	(3,295)	(7,948)	(9,410)	(9,605)	(8,214)
Total Crown operating balance	1,863	2,048	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,023	2,384	(9,303)	(5,729)	(7,111)	(7,115)	(5,773)
Cash Position
Core Crown residual cash	3,913	484	2,048	(386)	349	216	1,217	520	3,104	2,985	2,877	2,057	(8,458)	(11,865)	(12,521)	(12,304)	(10,891)
Debt
GSID (excluding liquidity mgmt)	36,236	38,475	37,307	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390	44,217	50,973	62,427	70,657	78,469
Net core Crown debt (incl NZS Fund)	30,317	30,472	25,923	25,895	24,908	24,773	22,647	19,902	13,324	6,302	1,620	(2,676)	3,814	14,061	24,934	35,178	44,022
Net core Crown debt	30,317	30,472	25,923	25,895	24,908	25,388	24,531	23,858	19,879	16,163	13,380	10,258	15,482	27,319	39,759	51,910	62,634
NZS Fund
NZS Fund net worth	—	—	—	—	—	615	1,884	3,956	6,555	9,861	12,973	14,212	13,275	14,590	15,791	17,124	18,604
% GDP
Revenue and Expenses
Core Crown revenue excl NZS Fund	33.5	33.7	31.4	31.5	32.0	31.7	32.7	32.3	33.6	35.9	34.6	34.4	32.7	32.2	31.2	31.5	32.1
Core Crown expenses	31.7	32.5	32.4	31.4	30.9	29.8	30.1	29.2	29.5	31.1	31.9	31.8	34.9	37.3	36.9	36.7	36.3
Surpluses
Total Crown OBEGAL	1.8	2.3	0.1	0.5	1.2	2.0	3.3	3.9	4.7	4.5	3.5	3.1	(1.6)	(4.4)	(5.1)	(5.0)	(4.2)
Total Crown OBEGAL excl NZS Fund	1.8	2.3	0.1	0.5	1.2	2.0	3.2	3.9	4.7	4.6	3.7	3.1	(1.8)	(4.5)	(5.2)	(5.0)	(4.1)
Total Crown operating balance	1.9	2.0	1.6	1.3	1.0	1.8	1.2	5.1	3.9	6.0	4.7	1.3	(5.2)	(3.3)	(3.9)	(3.7)	(2.9)
Cash Position
Core Crown residual cash	4.0	0.5	2.0	(0.3)	0.3	0.2	0.9	0.4	2.0	1.9	1.7	1.1	(4.7)	(6.8)	(6.9)	(6.4)	(5.4)
Debt
GSID (excluding liquidity mgmt)	36.6	37.9	35.6	32.9	31.4	29.1	27.6	25.2	23.3	21.4	18.1	17.5	24.8	29.1	34.2	36.9	38.7
Net core Crown debt (incl NZS Fund)	30.6	30.0	24.8	23.3	21.0	19.7	17.1	13.9	8.8	4.0	1.0	(1.5)	2.1	8.0	13.6	18.4	21.7
Net core Crown debt	30.6	30.0	24.8	23.3	21.0	20.2	18.5	16.7	13.1	10.2	7.9	5.7	8.7	15.6	21.8	27.1	30.9
NZS Fund
NZS Fund net worth	—	—	—	—	—	0.5	1.4	2.8	4.3	6.2	7.7	7.9	7.4	8.3	8.6	8.9	9.2

Economic Indicators

March Years	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Annual average % change	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Private consumption	4.3	2.3	3.1	3.3	1.4	2.8	4.9	6.5	5.1	4.6	2.8	3.2	-0.4	-1.3	-1.5	-0.1	1.9
Public consumption	1.4	7.4	-0.4	5.8	-2.1	4.1	1.3	4.9	4.2	4.9	4.0	4.3	3.6	3.3	2.8	1.9	1.5
TOTAL CONSUMPTION	3.7	3.5	2.3	3.8	0.6	3.1	4.1	6.2	4.9	4.6	3.1	3.5	0.5	-0.3	-0.5	0.4	1.8
Residential investment	4.9	3.0	-13.0	19.5	-13.3	2.0	23.6	15.0	2.9	-5.2	-2.3	4.3	-25.2	-22.7	7.1	18.7	20.6
Non-market investment	18.3	14.0	-4.8	13.0	-13.8	21.9	13.7	15.6	14.2	-0.3	-5.6	7.4	15.9	5.2	-2.2	-3.6	3.8
Market investment	4.3	-2.2	2.6	6.9	8.0	6.9	2.3	12.2	11.9	8.2	0.7	4.7	-5.0	-23.4	3.1	18.4	11.5
TOTAL INVESTMENT	5.1	0.2	-2.3	10.6	0.4	6.8	7.8	13.1	9.2	4.4	-0.6	4.3	-9.6	-21.0	6.0	17.4	12.8
Stock change (contribution to growth)	-0.4	-0.2	-0.3	1.2	-0.3	0.1	-0.1	0.2	0.3	-0.4	-0.9	0.8	0.2	-1.0	0.5	0.1	-0.1
GROSS NATIONAL EXPENDITURE	3.5	2.6	0.9	6.3	0.3	3.9	4.7	7.7	6.2	4.2	1.4	4.4	-1.9	-5.8	1.3	3.9	4.2
Exports	4.7	3.9	2.9	7.4	6.3	3.0	7.8	0.9	4.6	0.0	3.1	2.9	-4.2	-1.5	2.4	4.1	6.0
Imports	6.4	2.5	2.1	11.3	-0.7	4.0	7.2	12.7	12.5	4.2	-1.6	9.6	-3.1	-14.3	0.6	7.3	6.4
EXPENDITURE ON GDP	3.1	2.9	1.2	5.2	2.4	3.5	5.0	4.0	3.8	3.0	2.7	2.3	-1.8	-1.9	2.0	2.9	4.0
GDP (production measure)	3.5	1.7	0.5	5.3	2.4	3.6	4.9	4.3	3.8	3.0	1.8	3.1	-0.9	-1.7	1.8	2.9	4.0
- annual % change	2.0	0.3	2.6	6.4	0.7	4.6	4.6	5.3	2.3	2.9	2.4	2.1	-2.7	0.1	2.3	3.4	4.1
Real GDP per capita	1.9	0.5	-0.3	4.7	1.8	2.7	3.0	2.4	2.4	1.8	0.6	2.1	-1.9	-2.7	0.8	1.9	3.1
Nominal GDP (expenditure basis)	4.9	3.7	1.7	6.0	5.7	7.5	5.1	6.8	7.2	5.0	5.4	7.4	0.7	-2.7	3.7	4.5	5.7
GDP deflator	1.8	0.8	0.5	0.9	3.2	3.9	0.2	2.7	3.2	1.9	2.5	4.9	2.5	-0.7	1.7	1.5	1.6
Output gap (% deviation, March qtr)	0.6	-1.7	-1.7	1.8	-0.6	0.4	1.0	2.5	1.6	1.8	2.0	1.9	-0.9	-1.9	-2.2	-1.5	0.0
Employment (full-time equivalent)	2.2	0.0	-0.8	2.0	2.2	2.6	2.5	2.9	3.6	2.7	2.0	0.8	0.7	-3.4	-2.2	1.8	3.5
Unemployment (% March quarter s.a.)	6.5	7.1	7.1	6.3	5.3	5.2	4.8	4.1	3.8	3.9	3.7	3.7	5.0	7.5	7.5	6.3	5.1
Wages (average ordinary-time hourly, ann % change)	4.3	2.6	3.0	1.7	3.2	3.7	2.3	3.4	3.5	5.3	4.6	4.6	4.2	2.2	1.2	1.3	1.6
CPI inflation (ann % change)	1.8	1.3	-0.1	1.5	3.1	2.6	2.5	1.5	2.8	3.3	2.5	3.4	3.0	2.4	1.7	1.2	1.6
Merchandise terms of trade (SNA basis)	0.0	-1.8	0.9	0.2	3.4	4.0	-5.6	4.3	3.5	-2.1	-1.1	8.4	0.9	-11.8	0.8	3.6	2.4
Current account balance - $billion	-5.8	-5.4	-4.4	-7.0	-5.1	-3.9	-4.5	-6.7	-10.3	-14.6	-13.8	-14.2	-15.4	-12.0	-9.8	-10.3	-11.1
Current account balance - % of GDP	-6.0	-5.3	-4.2	-6.4	-4.4	-3.1	-3.4	-4.8	-6.8	-9.3	-8.3	-8.0	-8.6	-6.9	-5.4	-5.5	-5.5
TWI (March quarter)	68.4	61.2	57.6	54.1	50.5	51.6	60.6	66.9	69.6	68.3	68.8	71.9	53.7	49.5	52.0	52.1	52.1
90-day bank bill rate (March quarter)	7.5	8.9	4.5	6.0	6.4	5.0	5.8	5.5	6.9	7.6	7.8	8.8	3.7	2.5	2.5	3.8	5.4
10-year bond rate (March quarter)	7.5	6.8	5.7	7.3	6.0	6.7	6.0	5.9	6.0	5.7	5.9	6.3	4.6	5.2	5.2	5.6	5.8